UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Intermec, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

February 14, 2013

Dear Intermec Stockholder:

We invite you to attend a special meeting of stockholders of Intermec, Inc. to be held at the offices of Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, Wilmington, Delaware 19801, at 10:00 a.m. Eastern time on March 19, 2013.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 9, 2012, by and among Intermec, Inc., Honeywell International Inc., and Hawkeye Merger Sub Corp., a wholly owned subsidiary of Honeywell International Inc. The merger agreement provides for the merger of Hawkeye Merger Sub Corp. with and into Intermec, Inc., as a result of which Intermec, Inc. would become 100% owned by Honeywell International Inc.

If the merger is completed, holders of shares of Intermec common stock (other than holders properly exercising appraisal rights under Delaware law) will receive $10.00 in cash, without interest and subject to any required withholding of taxes, for each share of Intermec common stock owned by them immediately prior to the effective time of the merger. The $10.00 per share cash consideration to be paid in the merger represents a premium of approximately 48% over the closing price of Intermec common stock on November 1, 2012, the last trading day prior to Intermec publicly announcing it was continuing to work with its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, in performing Intermec’s evaluation of its business and strategic alternatives.

Following careful consideration, upon the unanimous recommendation of the special committee of the board of directors of Intermec, Intermec’s board of directors unanimously by those present determined that each of the merger and the merger agreement is fair to, advisable and in the best interests of Intermec and Intermec’s stockholders and approved the merger and the execution, delivery and performance of the merger agreement. Accordingly, the board of directors unanimously by those voting on these matters recommends that you vote “FOR” the adoption of the merger agreement.

The board of directors also is asking you to expressly grant the authority to vote your shares to adjourn the special meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Further, the board of directors is recommending that you approve the non-binding “golden parachute” proposal relating to the merger.

Your vote is important. We cannot complete the merger unless holders of at least a majority of the Intermec common stock outstanding on the record date vote to adopt the merger agreement. Failure to submit a properly executed proxy will have the same effect as a vote against the merger agreement. Whether or not you plan to be present at the special meeting, we urge you to vote by completing, signing, dating and returning the enclosed proxy card or your voting instruction form (for beneficial holders) as instructed in the form as promptly as possible. You may also vote either by telephone or the Internet. Further, if you are a record holder, by submitting your proxy now, you will not be precluded from attending the special meeting and voting in person.

The enclosed proxy statement provides detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including the attached Annexes and the documents incorporated by reference into the proxy statement.

Thank you for your cooperation and continued support.

Sincerely,

Allen J. Lauer
Interim Chief Executive Officer and President

This proxy statement is dated February 14, 2013, and is first being mailed to stockholders of Intermec on or about February 15, 2013.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined whether the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 19, 2013

10:00 A.M. EASTERN TIME

At the offices of Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, Wilmington, DE 19801

Dear Intermec Stockholder:

You are cordially invited to attend the special meeting of stockholders of Intermec, Inc., a Delaware corporation (referred to as Intermec), that will be held at the offices of Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, Wilmington, DE 19801, at 10:00 a.m. Eastern time on March 19, 2013, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 9, 2012 (as it may be amended from time to time, the “merger agreement”), by and among Intermec, Honeywell International Inc., and Hawkeye Merger Sub Corp., a wholly owned subsidiary of Honeywell International Inc.;

2.	To consider and vote upon any proposal to adjourn the special meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement;

3.	To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Intermec to its named executive officers in connection with the merger; and

4.	To transact such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting.

Only stockholders of record on the books of Intermec at the close of business on January 25, 2013, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting.

Upon the unanimous recommendation of the special committee of the board of directors of Intermec, Intermec’s board of directors unanimously by those present determined that each of the merger and the merger agreement is fair to, advisable and in the best interests of Intermec and Intermec’s stockholders and approved the merger and the execution, delivery and performance of the merger agreement. Accordingly, the board of directors unanimously by those voting on this matter recommends that you vote “FOR” the adoption of the merger agreement. Intermec’s board of directors also unanimously by those voting on these matters recommends that you expressly vote “FOR” the grant of authority to vote your shares to adjourn the special meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, and “FOR” the advisory (non-binding) “golden parachute” compensation payments proposal relating to the merger.

If you sign, date and return the accompanying proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement, in favor of the proposal to adjourn the special meeting to solicit additional proxies, if determined necessary by Intermec, and in favor of the advisory (non-binding) “golden parachute” compensation payments proposal.

Holders of Intermec common stock who do not vote for the adoption of the merger agreement are or may be entitled to appraisal rights with respect to the merger under Section 262 of the General Corporation Law of the State of Delaware. A copy of Section 262 is attached as Annex C to the enclosed proxy statement, which is incorporated by reference herein in its entirety.

Your vote is important. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the accompanying proxy card in the enclosed postage-prepaid addressed envelope or vote either by telephone or the Internet. We have provided instructions on the proxy card for using these convenient services. If you are a record holder, submitting the proxy will not affect your right to vote at the special meeting if the proxy is revoked in the manner set forth in the enclosed proxy statement. If you are a “street name” holder of Intermec common stock, please vote by following the directions on your applicable voting information form provided to you by your broker, bank, trustee or other holder of record.

By Order of the Board of Directors

Yukio Morikubo
Senior Vice President, General Counsel and Corporate Secretary

Everett, Washington

February 14, 2013

Proxy Statement

i

ii

SUMMARY OF THE TERMS

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Merger and Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the merger agreement among Intermec, Inc., Honeywell International Inc. and Hawkeye Merger Sub Corp., and for a more detailed description of the legal terms of the merger agreement, you should carefully read this entire proxy statement and the documents to which we refer. We have included page references in parentheses as indicated to direct you to a more detailed description of the topics presented in this summary. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 93. The merger agreement is attached as Annex A to this proxy statement and is incorporated by reference herein in its entirety. The descriptions of the terms of the merger agreement in this proxy statement are qualified in their entirety by the terms of the merger agreement. We encourage you to read the merger agreement because it is the legal document that governs the merger. In this proxy statement, the terms “Intermec,” “Company,” “we,” “our,” “ours,” and “us” refer to Intermec, Inc. and its subsidiaries (unless indicated or the context specifically indicates otherwise).

The Parties (page 17)

Intermec, Inc.

6001 36th Avenue West

Everett, Washington 98203-1264

(425) 348-2600

Intermec, Inc. (referred to as Intermec) is a Delaware corporation, headquartered in Everett, Washington. We design, develop, integrate, and sell wired and wireless automated identification and data collection (AIDC) solutions through our suite of products, voice technologies and related software and services. Our solutions products are designed for rugged environments and to maintain connectivity, preserve computing capability and retain data despite harsh conditions and heavy use. We generate our revenues primarily through the sale of products and post-warranty equipment service and repair contracts, as well as other managed services. We became an independent public company on October 31, 1997.

Honeywell International Inc.

101 Columbia Road

P.O. Box 4000

Morristown, New Jersey 07962-2497

(973) 455-2000

Honeywell International Inc. (referred to as Honeywell) is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control, sensing and security technologies for buildings, homes and industry, turbochargers, automotive products, specialty chemicals, electronic and advanced materials, process technology for refining and petrochemicals, and energy efficient products and solutions for homes, business and transportation.

Hawkeye Merger Sub Corp.

101 Columbia Road

P.O. Box 4000

Morristown, New Jersey 07962-2497

(973) 455-2000

Hawkeye Merger Sub Corp., a wholly owned subsidiary of Honeywell (referred to as Merger Sub), was organized solely for the purpose of entering into the merger agreement and completing the proposed merger. Merger Sub has not engaged in any other business operations. Merger Sub was incorporated in the State of Delaware in 2012.

The Merger (pages 22 and 68)

Under the Agreement and Plan of Merger, dated as of December 9, 2012, by and among Intermec, Honeywell and Merger Sub (which we refer to as the merger agreement), Merger Sub will merge with and into Intermec, with Intermec continuing as the surviving corporation and wholly owned subsidiary of Honeywell (which we refer to as the merger). After completion of the merger, Honeywell will own 100% of Intermec’s outstanding stock, and current stockholders will no longer have any interest in Intermec. Following completion of the merger, Intermec will be delisted from the New York Stock Exchange (with there no longer being a public market for Intermec common stock), and Intermec common stock will be deregistered under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act).

Merger Consideration (page 68)

If the merger is completed, each share of Intermec common stock outstanding immediately prior to the effective time of the merger (other than shares held by us as treasury stock and any shares owned by Honeywell or Merger Sub or any of their respective wholly owned subsidiaries, or by holders properly exercising appraisal rights under Delaware law), will be converted at the effective time of the merger into the right to receive cash, without interest and subject to any required withholding of taxes, in the amount of $10.00 per share.

Effect on Intermec’s Stock Options and Other Stock-Based Awards (page 70)

Each Intermec option outstanding immediately prior to the merger, whether or not then vested and exercisable, will be cancelled and converted into the right to receive, for each share of common stock subject to such stock option, an amount in cash equal to the excess, if any, of $10.00 over the per share exercise price of such option, without interest and subject to any required withholding of taxes. In addition, restricted stock units and performance share units will be cancelled and converted into the right to receive, in full settlement of each such restricted stock units or performance share units, an amount in cash equal to the product of (a) $10.00 multiplied by (b) the number of shares of our common stock subject to such restricted stock units or deemed payable under such performance share units, without interest and subject to any required withholding of taxes.

Reasons for the Merger (page 36)

In the course of reaching its decision to approve the merger and the merger agreement, our board of directors considered a number of factors in its deliberations. See “The Merger — Reasons for the Merger and Recommendation of Our Board of Directors.” In this proxy statement, the terms “the board of directors,” “the board,” “our board of directors,” and “our board” refer to the board of directors of Intermec, Inc.

Opinion of Intermec’s Financial Advisor (page 40)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to as BofA Merrill Lynch), Intermec’s financial advisor, delivered to Intermec’s board of directors a written opinion, dated December 9, 2012, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration of $10.00 in cash per share of Intermec common stock to be received by holders of Intermec common stock. The full text of the written opinion, dated December 9, 2012, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to Intermec’s board of directors (in its capacity as such) for the benefit and use of Intermec’s board of directors in connection with and for purposes of its evaluation of the merger consideration of $10.00 in cash per share of Intermec common stock from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Intermec or in which Intermec might engage or as to the underlying business decision of Intermec to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Financing of the Merger (page 51)

There is no financing condition to the merger. Honeywell will use then available funds to pay the merger consideration and merger-related costs, which funds may include proceeds from the issuance of commercial paper.

Recommendation of Our Board of Directors (page 39)

Our board of directors by the unanimous vote of all of the members present:

•	determined that each of the merger and the merger agreement is fair to, advisable and in the best interests of Intermec and its stockholders;

•

approved and adopted the merger agreement and declared it advisable, including the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger;

•	recommended, subject to the terms of the merger agreement, that the merger agreement and the merger be adopted and approved by Intermec’s stockholders; and

•

authorized a special meeting of Intermec’s stockholders to be held to consider the adoption and approval of the merger agreement, the merger and any other matter relating to the consummation of the transactions contemplated by the merger agreement.

A special committee of our board also unanimously recommends that our board approve and adopt the merger agreement.

Our board of directors unanimously by those voting on these matters recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting, to adopt the merger agreement, and “FOR” the non-binding “golden parachute” compensation payments proposal relating to the merger.

Interests of Our Directors and Executive Officers in the Merger (page 51)

In considering the recommendation of our board of directors in favor of the adoption of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the stockholders adopt the merger agreement. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement.

These interests relate to or arise from:

•

accelerated vesting of all outstanding unvested stock options, restricted stock units and performance share units held by our executive officers and the cash-out of such awards (to the extent deemed payable in the case of performance share units);

•	accelerated vesting of all restricted stock units held by our directors and the cash-out of stock options, restricted stock units and deferred stock units held by them;

•

certain cash payments and other benefits payable to the executive officers in the event of a termination of employment following consummation of the merger pursuant to the Intermec, Inc. Change of Control Severance Plan;

•	continuation of specified salary and certain other employee benefits that our employees who continue employment with the surviving corporation, Honeywell or their subsidiaries will be provided; and

•	continuation of certain indemnification and insurance arrangements for our directors and executive officers.

Appraisal Rights (page 60)

Stockholders who do not vote in favor of adoption of the merger agreement and who otherwise comply with the procedures for asserting appraisal rights under the applicable statutory provisions of the General Corporation Law of the State of Delaware (referred to as the DGCL) summarized elsewhere in this proxy statement may demand payment of the “fair value” of their shares in connection with the merger. This value could be more than, the same as, or less than the merger consideration. Any stockholder intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement, must not vote in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by Delaware law. The applicable provisions of the DGCL are included as Annex C to this proxy statement, which is incorporated by reference herein in its entirety. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of appraisal rights. See “The Merger — Appraisal Rights.”

Material U.S. Federal Income Tax Consequences of the Merger (page 65)

Each U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 of this proxy statement) who holds his or her shares of Intermec common stock as capital assets (generally, assets held for investment) generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash received by such U.S. Holder in the merger and (2) the U.S. Holder’s adjusted tax basis in his or her shares of Intermec common stock surrendered in the transaction. Each non-U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 of this proxy statement) who holds his or her shares of Intermec common stock as capital assets generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in the merger. Tax matters are complicated, and the tax consequences of the merger to you will depend on your individual circumstances. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Antitrust Matters (page 67)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the HSR Act), prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Both Honeywell and Intermec filed the required notification and report forms under the HSR Act on January 7, 2013. As part of Intermec’s and Honeywell’s continuing cooperation with the Federal Trade Commission and in order to provide the Federal Trade Commission with additional time for review, Honeywell refiled its notification and report form under the HSR Act on February 8,

2013. Another 30 calendar day waiting period under the HSR Act restarted on the refiling. If the Federal Trade Commission requests additional information relevant to the merger prior to the expiration of the 30-day period, the waiting period will be extended until the 30th calendar day following the date of the parties’ substantial compliance with the request. Foreign competition filings will also be submitted to the European Commission and in Turkey as soon as reasonably practicable. Expiration or termination of the applicable waiting period or approval in the required jurisdictions is a condition to the obligation of each of Intermec and Honeywell to consummate the merger.

Litigation Relating to the Merger (page 64)

Between December 13 and December 28, 2012, three purported class action lawsuits were filed on behalf of Intermec stockholders in Superior Courts in the state of Washington and three purported class action lawsuits were filed on behalf of Intermec stockholders in the Delaware Court of Chancery. The three Delaware cases were consolidated on January 10, 2013. The three Washington cases were consolidated on January 11, 2013. The lawsuits allege, among other things, that our board of directors breached its fiduciary duties to stockholders by failing to take steps to maximize stockholder value or to engage in a fair sale process before approving the proposed acquisition of Intermec by Honeywell. Specifically, the lawsuits allege that the consideration paid by Honeywell is grossly inadequate in light of Intermec’s recent performance. The lawsuits also allege that the process was designed to ensure that only Honeywell had the opportunity to acquire Intermec and that the use of certain deal protection mechanisms precluded us from seeking out competing offers. The lawsuits allege that the board was aided and abetted in its breaches of fiduciary duty by Intermec, Honeywell and Hawkeye Merger Sub Corp. The amended complaint filed in the Delaware action also alleges that the Schedule 14A Preliminary Proxy filed by the Company on January 11, 2013 omits certain purportedly material information. Each of the complaints names Intermec, the members of our board, Honeywell, and Hawkeye Merger Sub, as defendants. The plaintiffs in these various actions seek relief that includes an injunction prohibiting the consummation of the proposed merger, rescission to the extent the merger terms have already been implemented, damages for the breaches of fiduciary duty, and the payment of plaintiffs’ attorneys’ fees and costs.

The Special Meeting (page 18)

Time, Date and Place. The special meeting will be held at the offices of Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, Wilmington, DE 19801, at 10:00 a.m. Eastern time on March 19, 2013.

Main Purpose of the Special Meeting. You will be asked to consider and vote upon adoption of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into Intermec, and each outstanding share of our common stock (other than shares with respect to which appraisal rights are properly exercised, treasury shares held by Intermec and shares held by Honeywell, Merger Sub or their respective wholly owned subsidiaries) will be converted into the right to receive $10.00 in cash, without interest and subject to any required withholding of taxes.

In the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement, you may be asked to consider and vote upon a proposal to adjourn the special meeting, if determined necessary by Intermec, to solicit additional proxies.

The persons named in the accompanying proxy card (or voting instruction form) will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date; Stock Entitled to Vote. Intermec’s board of directors has fixed January 25, 2013 as the record date for the special meeting. Only holders of record of Intermec common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment thereof. On that date, 60,437,884 shares of Intermec common stock were issued and outstanding.

Stockholder Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Intermec common stock as of the close of business on the record date is required to adopt the merger agreement. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the special meeting is required to approve the adjournment of the special meeting proposal and the advisory (non-binding) “golden parachute” compensation payments proposal.

Voting of Proxies. If you are a record holder of Intermec common stock, you may vote in the following ways:

(1) Voting by Mail. If you choose to vote your shares by mail, simply mark your proxy, date and sign it, and return it in the postage prepaid addressed envelope provided.

(2) Voting by Internet. You can vote your shares via the Internet until March 18, 2013 at 11:59 p.m. Eastern time. The website for Internet voting is on your proxy card, and voting is available 24 hours a day.

(3) Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card until March 18, 2013 at 11:59 p.m. Eastern time. Telephone voting is available 24 hours a day.

(4) Voting in Person. You can vote your shares by appearing and voting in person at the special meeting.

If your shares are held in “street name” through a broker, bank, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you may only vote by completing and returning the voting instruction form provided by the record holder, or via the Internet or by telephone if such a service is provided by your record holder, and you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the special meeting. For directions regarding the voting process if you are a “street name” holder, it is important that you refer to the voting instructions provided to you by the applicable record holder of your beneficially held shares or otherwise contact your record holder.

If you provide specific voting instructions regarding the proposals, your shares will be voted as you instruct.

Properly executed proxies that do not contain voting instructions will be voted:

•	“FOR” the proposal to adopt the merger agreement;

•

“FOR” the proposal to adjourn the meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•

“FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Intermec to its named executive officers in connection with the merger.

The Merger Agreement (page 68)

A copy of the merger agreement is attached to this proxy statement as Annex A, which is incorporated by reference herein in its entirety, and a more detailed summary of the merger agreement is provided in “The Merger Agreement,” beginning on page 68 of this proxy statement. You are encouraged to carefully read the merger agreement as it is the legal document that contains the terms and conditions of the merger.

No Solicitation of Transactions; Change of Recommendation. Subject to certain exceptions, Intermec has agreed that it will not, it will cause its subsidiaries not to and it and they will not permit their respective officers, directors, employees, counsel, investment bankers, accountants and other representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate the submission, announcement or making of any “acquisition proposal,” which is described in the section “The Merger Agreement — No Solicitation of Transactions” beginning on page 75;

•	furnish or provide access to any non-public information regarding us or our subsidiaries to any person in connection with, or in response to, an acquisition proposal;

•	participate or engage in discussions or negotiations relating to any acquisition proposal; or

•

grant any waiver, amendment or release under, or fail to enforce any standstill provision concerning, an acquisition proposal or any confidentiality agreement entered into in connection with a transaction that would qualify as an acquisition proposal, except to the extent our board of directors determines in good faith that a grant or release would result in a superior proposal being made by the person or entity subject to such standstill or confidentiality provision.

However, if we receive a bona fide acquisition proposal prior to the time of our stockholders meeting called to adopt the merger, and our board determines in good faith, after consulting with its financial and outside legal advisors, that such proposal is or could reasonably be expected to result in a “superior proposal” (which is described in the section “The Merger Agreement — No Solicitation of Transactions” beginning on page 75), we may take any of the following actions with respect to such proposal, provided that the proposal did not result from a breach of our non-solicitation and related obligations under the merger agreement:

•

furnish information about us and our subsidiaries to the person or entity making such acquisition proposal pursuant to a customary confidentiality agreement on terms no less restrictive to the other party than those contained in Honeywell’s confidentiality agreement with us; and

•	engage or participate in discussions and negotiations regarding such acquisition proposal.

Prior to taking either of the above two actions, however, the following additional conditions must be satisfied:

•

our board of directors must have determined, after consulting with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the board’s fiduciary duties under applicable law;

•	we must provide Honeywell with at least 24 hours’ prior notice that we intend to take such action; and

•	we must have otherwise complied in all material respects with our non-solicitation and related obligations under the merger agreement.

Except as described below, the merger agreement also provides that our board of directors may not:

•	withhold, withdraw, qualify or modify the company recommendation in a manner adverse to Honeywell, or publicly propose to do so (which we refer to as a “change of recommendation”);

•	approve or recommend any acquisition proposal (or publicly propose to do so);

•	cause or permit us to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding related to an acquisition proposal;

•

fail to publicly recommend against any acquisition proposal, fail to publicly reaffirm the company recommendation within two business days after a request by Honeywell, or make any public statement that conflicts with the company recommendation; or

•	fail to include the company recommendation in this proxy statement.

However, prior to adoption of the merger agreement by our stockholders at the special meeting, we or our board of directors, as applicable, may take the following actions in response to a bona fide acquisition proposal (which has not been withdrawn) that our board determines in good faith to be a superior proposal:

•	our board may make a change of recommendation with respect to such superior proposal; and

•

we may terminate the merger agreement to enter into an acquisition agreement with respect to such superior proposal (in which case we must pay the company termination fee to Honeywell, discussed below in “Termination Fees; Expenses”).

Our ability to effect a change of recommendation or validly terminate the merger agreement to enter into an acquisition agreement relating to a superior proposal is subject to the following additional conditions:

•	we must not have materially breached our non-solicitation and related obligations;

•

our board determines in good faith, after consulting with legal counsel, that the failure to make a change of recommendation or enter into such alternative acquisition proposal would be inconsistent with its fiduciary duties under applicable law;

•

we notify Honeywell in writing that we intend to make a change in recommendation with respect to a superior proposal or enter into an acquisition agreement relating to a superior proposal and provide Honeywell with specified information and materials with respect to the superior proposal; and

•

we provide Honeywell with three business days to submit a subsequent proposal, during which time we and our representatives will meet with Honeywell and its representatives to negotiate in good faith a subsequent proposal, and Honeywell fails to make a subsequent proposal during such time that would cause such superior proposal to no longer constitute a superior proposal.

Conditions to Closing the Merger. The obligations of each of Intermec, Honeywell and Merger Sub to complete the merger are subject to the satisfaction (or where legally permissible, waiver) of the following conditions:

•	adoption of the merger agreement by Intermec’s stockholders;

•

absence of any law, regulation, judgment, order or injunction (whether temporary, preliminary or permanent) issued or enforced by a governmental entity having jurisdiction over Intermec, Honeywell or Merger Sub that restrains, enjoins or prohibits the consummation of the merger;

•

the applicable waiting period under the HSR Act has expired or been terminated, and any applicable waiting period or approvals under the competition, antitrust or similar laws of the United Kingdom and other foreign jurisdictions has expired, been terminated or obtained;

•	the accuracy of the representations and warranties of the other party, subject to certain materiality thresholds, as of the date of the merger agreement and as of the closing date of the merger;

•	the performance, in all material respects, by the other party of all of its covenants and obligations under the merger agreement; and

•	the absence of any change since the date of the merger agreement that, individually or in the aggregate, has had a material adverse effect on Intermec.

Termination of the Merger Agreement. Intermec and Honeywell may mutually agree to terminate the merger agreement at any time. In addition, the merger agreement may also be terminated by either Intermec (by action of our board) or Honeywell if:

•

the merger has not closed by June 10, 2013 which we refer to as the outside date (which date may be extended to October 10, 2013 if, as of June 10, 2013, all of the conditions to closing the merger have been met or waived other than those relating to the expiration or termination of the waiting period under the HSR Act or the receipt of any approval, the expiration or termination of any waiting period, under any United Kingdom or other foreign competition, antitrust or similar law, or the absence of any order or injunction by a governmental entity), unless the party seeking to terminate has breached the merger agreement and such breach was the primary cause of the failure of the merger to occur on or prior to such date;

•

any governmental entity has issued any law, order or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger substantially as contemplated by the merger agreement, and such law, order or injunction has become final and non-appealable, unless the party seeking to terminate has breached the merger agreement and such breach was the primary cause of such law, order or injunction; or

•

Intermec stockholders do not adopt the merger agreement at the special meeting, unless the party seeking to terminate has breached the merger agreement and such breach was the primary cause of the failure of the Intermec stockholders to adopt the merger agreement.

Intermec may terminate the merger agreement if:

•

Honeywell or Merger Sub breaches any of its representations, warranties, covenants or agreements (after giving effect to any applicable cure period), resulting in Intermec’s closing conditions relating to such matters not being satisfied, unless Intermec has also breached any of its representations, warranties or obligations, resulting in Honeywell’s or Merger Sub’s corresponding closing conditions not being satisfied;

•

prior to the special meeting, Intermec enters into an agreement in relation to a superior proposal in compliance with its non-solicitation and related obligations under the merger agreement (as described in further detail in the section titled “The Merger Agreement — No Solicitation of Transactions” and “The Merger Agreement — Company Recommendations”), and Intermec pays a company termination fee to Honeywell; or

•

all mutual closing conditions and all of Honeywell’s and Merger Sub’s closing conditions have been satisfied, our closing conditions are satisfied or waived and Honeywell and Merger Sub fail to complete the merger within three business days of notice that such conditions have been satisfied.

Honeywell may terminate the merger agreement if:

•

Intermec breaches any of its representations, warranties, covenants or agreements (after giving effect to any applicable cure period), resulting in Honeywell’s and Merger Sub’s closing conditions relating to such matters not being satisfied, unless Honeywell or Merger Sub have also breached any of their representations, warranties or obligations, resulting in Intermec’s corresponding closing conditions not being satisfied; or

•

prior to the special meeting, Intermec’s board makes a change of recommendation or publicly approves, endorses or recommends an acquisition proposal to Intermec stockholders, or Intermec otherwise enters into an acquisition agreement related to an acquisition proposal.

Termination Fees; Expenses. Intermec has agreed to pay Honeywell a termination fee of $24.0 million if the merger agreement is terminated under any of the following circumstances:

•

prior to the special meeting, Intermec terminates the merger agreement in order to enter into an acquisition agreement in connection with a superior proposal in accordance with the terms of the merger agreement;

•

Honeywell terminates the merger agreement prior to the special meeting due to Intermec’s board making a change of recommendation or publicly recommending an acquisition proposal, or due to Intermec materially breaching its change of recommendation obligations or entering into an acquisition agreement related to an acquisition proposal; or

•

Intermec or Honeywell terminates the merger agreement due to either the Intermec stockholders failing to adopt the merger agreement at the special meeting or the failure of the merger to occur by the outside date, other than a specified failure primarily attributable to the HSR Act or foreign competition laws, and:

•	prior to the special meeting, a bona fide written acquisition proposal was made or an acquisition proposal or intention to make an acquisition proposal was publicly announced; and

•

within 12 months of such termination, Intermec enters into a definitive agreement relating to, or otherwise consummates, an acquisition proposal generally with respect to at least 50% of its shares of common stock or assets.

Intermec has further agreed to reimburse Honeywell for its out-of-pocket costs and expenses incurred in connection with the merger agreement if the merger agreement is terminated by Honeywell due to the failure of Intermec stockholders to adopt the merger agreement at the special meeting or due to a material breach by Intermec of any of its representations, warranties or obligations, up to a maximum amount of $1.5 million. If both the costs and expenses and the company termination fee become payable, then payment of the company termination fee will be net of such costs and expenses.

Honeywell has agreed to pay Intermec a parent termination fee of $24.0 million if the merger agreement is terminated by Intermec or Honeywell due to a permanent law, order or injunction by a governmental entity related to the HSR Act or foreign competition laws, or due to the failure of the merger to occur on or prior to the outside date, and all other conditions to the completion of the merger have been satisfied at the time of termination (other than those related to the HSR Act or foreign competition laws).

Closing of the Merger (pages 68 and 80)

We currently estimate that the merger will be completed before the end of the second fiscal quarter of 2013. However, this estimate may prove incorrect, and the merger may close at a later date or not at all. For the merger closing to occur, Intermec stockholders must adopt the merger agreement at a special meeting of stockholders and other closing conditions must be satisfied or waived, including various regulatory requirements.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders or at any adjournments or postponements of the special meeting.

Q:	What is the proposed transaction on which I am being asked to vote?

A:	You are being asked to vote to adopt the merger agreement that provides for the acquisition of Intermec by Honeywell. In addition, you are also being asked to vote (i) to approve the adjournment of the special meeting to solicit additional proxies, if Intermec determines necessary, if there are insufficient votes at the time of the special meeting to adopt the merger agreement, (ii) to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid to our named executive officers in connection with the merger, and (iii) to transact such other business that may properly come before the special meeting or any postponement or adjournment of the special meeting.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at the offices of Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, Wilmington, DE 19801, at 10:00 a.m. Eastern time on March 19, 2013.

Q:	What will happen to my shares of Intermec common stock after the merger?

A:	Upon completion of the merger, each outstanding share of Intermec common stock that you hold immediately prior to the merger will be converted into the right to receive $10.00 in cash, without interest and subject to any required withholding of taxes (assuming you have not properly exercised appraisal rights under applicable Delaware law), and as a result of the merger, each such share of Intermec common stock will be cancelled and cease to exist.

Q:	Will I own any shares of Intermec common stock after the merger or receive any Honeywell common stock in connection with the merger?

A:	No. You will be paid cash for your shares of Intermec common stock if you properly exchange them and do not validly exercise appraisal rights. You will not receive (nor have the option to receive) any Honeywell common stock in exchange for your shares.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, the merger will be a taxable transaction. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 for a more detailed discussion of the U.S. federal income tax consequences of the merger. Tax matters are complicated, and the tax consequences of the merger to you will depend on your individual circumstances. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	Does our board of directors recommend adoption of the merger agreement?

A:	Yes. Upon the unanimous recommendation of our board’s special committee, our board of directors unanimously of those present approved and adopted, as applicable, the merger, the merger agreement and the transactions contemplated by the merger agreement and unanimously by those voting on this matter recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Q:	What factors did our board of directors consider in making its recommendation?

A:	Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement, including the unanimous recommendation of a special committee of our board. These factors are described below (see “The Merger — Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 36).

Q:	What constitutes a quorum at a special meeting?

A:	A majority of the outstanding shares entitled to vote generally in the election of directors held by the stockholders of record of Intermec as of the close of business on the record date, represented in person or by proxy, constitutes a quorum at the special meeting of stockholders.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	The merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Intermec common stock as of the close of business on the record date.

Q:	What vote is required to approve the advisory (non-binding) “golden parachute” compensation payments proposal and the proposal to adjourn the special meeting, if necessary or appropriate?

A:	The approval of the advisory (non-binding) “golden parachute” compensation payments proposal and the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of Intermec common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, as of the record date.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve “golden parachute” compensation payments that will or may be paid to Intermec’s named executive officers in connection with the merger?

A:	In accordance with Securities and Exchange Commission (which is referred to as the SEC) rules promulgated under the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that will or may be paid to our named executive officers in connection with the merger.

Q:	What are “golden parachute” compensation payments?

A:	“Golden parachute” compensation payments are certain types of compensation that are tied to or based on the consummation of the merger and may or will be paid to our named executive officers under existing arrangements with Intermec. See “Proposal 3 — Advisory Vote on Golden Parachute Compensation” beginning on page 86 for additional information.

Q:	What will happen if stockholders do not approve the “golden parachute” compensation payments proposal at the special meeting?

A:	Approval of the “golden parachute” compensation payments proposal is not a condition to the completion of the merger. The vote with respect to the “golden parachute” compensation payments is an advisory vote and will not be binding on us or Honeywell. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory (non-binding) vote, if the merger agreement is adopted by our stockholders and the merger is completed, our named executive officers will be eligible to receive the “golden parachute” compensation payments, subject to the applicable terms and conditions for such payments.

Q:	How many votes do I have?

A:	With regard to each proposal, you have one vote for each share of Intermec common stock you own as of January 25, 2013, the record date for the special meeting.

Q:	Am I entitled to appraisal rights?

A:	You may dissent from the merger and obtain payment of the “fair value” (as defined in Delaware law) of your common stock if you follow the procedures prescribed by Delaware law. Failure to strictly comply with these procedures may result in your waiver of, or inability to exercise, your appraisal rights. For more information regarding appraisal rights, see “The Merger — Appraisal Rights” beginning on page 60. The “fair value” of your shares (as defined in Delaware law) may be more or less than the merger consideration.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, we have engaged MacKenzie Partners, Inc.

Q:	What do I need to do now?

A:	We urge you to carefully read this proxy statement, including its Annexes, which are incorporated by reference herein in their entirety, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by taking one of the following actions before the special meeting:

•

Indicate your vote on the enclosed proxy card and sign, date and mail your proxy card in the enclosed postage prepaid addressed envelope as soon as possible as instructed in these materials so that your shares may be represented at the special meeting.

•

Visit the Internet voting site set forth on the enclosed proxy card and follow the instructions on the screen. When prompted for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Internet voting is available 24 hours a day. Your Internet vote is quick, confidential, and immediate. Please note that all votes cast by Internet must be completed and submitted prior to March 18, 2013 at 11:59 p.m. Eastern time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card. This is a “secured” website. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. If you vote by Internet, please do not return your proxy card by mail.

•

Using a touch-tone telephone, call the toll free number set forth on the enclosed proxy card and follow the instructions. When asked for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Telephone voting is available 24 hours a day. Your telephone vote is quick, confidential, and immediate. Please note that all votes cast by telephone must be completed and submitted prior to March 18, 2013 at 11:59 p.m. Eastern time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card. If you vote by telephone, please do not return your proxy card by mail.

Q:	If my shares are held in “street name” by my broker, bank, trustee or other holder of record, will that holder vote my shares for me?

A:	Your broker, bank, trustee or other holder of record will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker, bank, trustee or other holder of record regarding how to provide proper instructions to your broker, bank, trustee or other holder of record so that your shares will be represented at the special meeting.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card (or, in the case of telephonic or Internet voting, provide appropriate instructions concerning the separate proxy) for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an Individual Retirement Account must be voted under the rules governing the account.

Q:	What happens with regard to the adoption of the merger agreement if I do not send in my proxy card or if I abstain from voting?

A:	If you do not send in your proxy card or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against adoption of the merger agreement.

Q:	May I vote in person?

A:	You may vote in person at the special meeting, rather than signing, dating and returning your proxy card or voting using the Internet or telephone, if you own shares directly in your own name as the holder of record. However, even if you plan to attend the special meeting in person, we encourage you to return your signed proxy card or vote using the Internet or telephone to ensure that your shares are represented and voted at the special meeting. If your shares are held of record in “street name” by a broker, bank, trustee or other holder of record and you wish to vote in person at the special meeting, you must obtain from that record holder a “legal proxy” issued in your name.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either (a) file an instrument of revocation later dated than the proxy being revoked with our Corporate Secretary at our principal executive office before the special meeting, (b) submit to our Corporate Secretary before the special meeting a later dated, properly executed proxy by telephone, Internet or in writing, or (c) attend the special meeting and vote your shares in person. Attendance at the special meeting, without voting, will not constitute revocation of your proxy.

Please note that if you have instructed your broker to vote your shares, then in order to change or revoke those instructions you must follow the directions received from your broker.

Instruments of revocation or other communications with respect to revocation of proxies should be addressed to Intermec, Inc., 6001 36th Avenue West, Everett, Washington 98203-1264, Attention: Corporate Secretary.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, the paying agent for the merger will send you written instructions for exchanging your stock certificates for the merger consideration.

Q:	When do you expect the merger to be completed?

A:	We have been working toward completing the merger in a prompt manner consistent with the terms of the merger agreement. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or waived, including the expiration of the waiting period under the HSR Act and applicable approval or clearance under foreign competition laws, before the merger can be completed. However, we cannot assure you that all conditions to the merger will be satisfied or waived or, if they are satisfied or waived, we cannot predict the date by which they will be satisfied or waived.

Q:	What will happen to Intermec as a result of the merger?

A:	If the merger is completed, Intermec will become a wholly owned subsidiary of Honeywell, and Intermec common stock will cease to be listed on the New York Stock Exchange, will not be publicly traded and will be deregistered under the Exchange Act.

Q:	When will I receive the cash consideration for my shares of Intermec common stock?

A:

If the merger is completed, you will thereafter receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger. After you properly return and complete the required documentation described in the written instructions, you will thereafter receive from the paying agent a payment of the cash consideration for your shares. If you hold your shares in “street name” through your broker, bank, trustee or other holder of record, you should receive instructions from your broker, bank, trustee or other holder of record as to how to surrender your “street name” shares in exchange for the merger consideration.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of Intermec common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Who can help answer my additional questions?

A:	If you have additional questions about the merger, if you need assistance in submitting your proxy or voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our Investor Relations Department at (425) 348-2600. You may also call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll free) or (212) 929-5500 (call collect), to request a separate copy of these materials.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement (including those incorporated by reference), contain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect our current views as to future events, future developments, and financial items with respect to, among other things, our business, regulatory matters, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “may,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties, including many that are not in our control. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the events, results or developments we anticipate will be realized or that, even if they are realized, they will have the expected effects on our business or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events, future developments, or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this proxy statement, we believe the following factors could cause actual events, results or developments to differ materially from those discussed in the forward-looking statements:

•

the inability to close the merger in a timely manner or at all due to the failure to obtain stockholder approval or the failure to satisfy other conditions needed to consummate the merger, including meeting U.S. antitrust or foreign competition regulatory requirements;

•	the failure of the merger to close in a timely manner or at all for any other reason, which may adversely affect our business and the price per share for our common stock;

•	the potential that alternative acquisition proposals will or will not be made;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including termination under certain circumstances that could require us to pay a $24.0 million termination fee to Honeywell or be paid a $24.0 million termination fee by Honeywell;

•	the potential adverse effect on our business and operations because of certain covenants we agreed to in the merger agreement, including interim operation requirements;

•	the effect of the announcement of the proposed merger on our clients, customers and partner relationships, operating results and business generally;

•	the risk that the proposed merger disrupts current plans and operations and limits our ability to respond effectively to competitive pressures, industry developments and future opportunities;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•	risks relating to diverting management’s attention from ongoing business and operations;

•	the amount of the costs, fees, expenses and charges related to the proposed merger;

•	current or potential litigation or governmental proceedings regarding the proposed merger and the effects of those proceedings; and

•	other risks and uncertainties detailed in our current filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K.

You can obtain free copies of the proxy statement and other documents filed with the SEC by Intermec, including the documents incorporated by reference in this proxy statement, through the website maintained by the SEC at www.sec.gov or by contacting Intermec Investor Relations Department at (425) 348-2600. In addition, stockholders and others will be able to obtain free copies of the documents filed with the SEC on our website at www.intermec.com (which website is not incorporated herein by reference). See “Where You Can Find More Information” beginning on page 93.

THE PARTIES

Intermec, Inc.

Intermec designs, develops, integrates, and sells wired and wireless automated identification and data collection (AIDC) solutions through our suite of products, voice technologies and related software and services. Our solutions products are designed for rugged environments and to maintain connectivity, preserve computing capability and retain data despite harsh conditions and heavy use. We generate our revenues primarily through the sale of products and post-warranty equipment service and repair contracts, as well as other managed services. Intermec became an independent public company on October 31, 1997.

Our major offices and repair facilities are in the states of Washington, Pennsylvania, Iowa, Ohio, North Carolina, and Texas, and in more than 20 countries internationally, including the United Kingdom, the European Union, Canada, Mexico, Brazil, and Singapore.

Intermec is incorporated in the State of Delaware with its principal executive offices at 6001 36th Avenue West, Everett, Washington 98203. Intermec’s telephone number is (425)  348-2600.

Honeywell International Inc.

Honeywell is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control, sensing and security technologies for buildings, homes and industry, turbochargers, automotive products, specialty chemicals, electronic and advanced materials, process technology for refining and petrochemicals, and energy efficient products and solutions for homes, business and transportation. Honeywell’s principal executive offices are located at 101 Columbia Road, P.O. Box 4000, Morristown, New Jersey 07962-2497. Honeywell’s telephone number is (973) 455-2000.

Hawkeye Merger Sub Corp.

Merger Sub, a wholly owned subsidiary of Honeywell, was organized solely for the purpose of entering into the merger agreement and completing the proposed merger. Merger Sub has not engaged in any other business operations. Merger Sub is incorporated in the State of Delaware with its principal executive offices at 101 Columbia Road, P.O. Box 4000, Morristown, New Jersey 07962-2497. Merger Sub’s telephone number is (973) 455-2000.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the special meeting or any adjournments or postponements thereof. The approximate date on which this proxy statement and form of proxy card are being sent or given to stockholders is February 15, 2013.

Date, Time and Place

The special meeting will be held at the offices of Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, Wilmington, DE 19801, at 10:00 a.m. Eastern time on March 19, 2013.

Purpose of the Special Meeting

The purpose of the special meeting is for our stockholders to consider and vote on (i) the adoption of the merger agreement, (ii) the adjournment of the special meeting to solicit additional proxies, if Intermec determines necessary, if there are insufficient votes at the time of the special meeting to adopt the merger agreement, and (iii) a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid to our named executive officers in connection with the merger. Our stockholders must adopt the merger agreement for the merger to occur. A copy of the merger agreement is attached to this proxy statement as Annex A, which is incorporated by reference herein in its entirety. You are urged to read the merger agreement in its entirety.

Record Date; Stock Entitled to Vote

Only holders of record of Intermec common stock at the close of business on January 25, 2013, the record date, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, 60,437,884 shares of Intermec common stock were issued and outstanding and such shares were held by 7,856 holders of record. A list of record holders entitled to receive notice of, and to vote at, the special meeting, arranged in alphabetical order, showing the address of, and the number of shares of Intermec common stock held by, each such stockholder, will be open for inspection by Intermec’s stockholders, during regular business hours, beginning ten days prior to the special meeting and continuing through the special meeting (including any adjournment thereof) at Intermec’s principal executive offices, located at 6001 36th Avenue West, Everett, Washington 98203-1264. In addition, such a list of record holders will be open for inspection by Intermec’s stockholders at the special meeting during the special meeting (including any adjournment thereof).

Quorum and Voting

A majority of the outstanding shares entitled to vote generally in the election of directors held by the stockholders of record of Intermec as of the close of business on the record date, represented in person or by proxy, constitutes a quorum of shares at the special meeting of stockholders. Once a share is represented for any purpose at the special meeting other than solely to object to holding the meeting or transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

With regard to each proposal, you are entitled to one vote for each share of common stock you hold.

Stockholder Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of Intermec common stock as of the close of business on the record date is required to adopt the merger agreement. The affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the matter is required to approve the adjournment of the special meeting proposal and the advisory (non-binding) “golden parachute” compensation payments proposal.

Voting of Proxies

If you are a stockholder of record, you may vote by completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid addressed envelope provided, by voting through the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card, or by attending the special meeting and voting in person by ballot.

Voting by Mail. You may vote by proxy by indicating your vote on the enclosed proxy card and then signing, dating and returning it in the postage prepaid addressed envelope as soon as possible. Submitting a proxy will not limit your right to vote at the special meeting if you decide to attend in person.

Voting by Internet. You can vote your shares via the Internet. Visit the Internet voting site set forth on the enclosed proxy card and follow the instructions on the screen. When prompted for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Internet voting is available 24 hours a day. Your Internet vote is quick, confidential, and immediate. Please note that all votes cast by Internet must be completed and submitted prior to March 18, 2013 at 11:59 p.m. Eastern time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated, and returned the proxy card. This is a “secured” website. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. If you vote by Internet, please do not return your proxy card by mail.

Voting by Telephone. You can vote your shares by telephone by using a touch-tone telephone, calling the toll-free telephone number on the enclosed proxy card and following the instructions. When asked for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Telephone voting is available 24 hours a day. Your telephone vote is quick, confidential and immediate. Please note that all votes cast by telephone must be completed and submitted prior to March 18, 2013 at 11:59 p.m. Eastern time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. If you vote by telephone, please do not return your proxy card by mail.

Voting in Person. You can vote your shares by appearing and voting in person at the special meeting. However, even if you plan to attend the special meeting in person, our board of directors recommends that you vote by mail. Voting your proxy card by mail will not limit your right to vote at the special meeting, if you decide to attend in person. If you hold shares through a broker, bank, trustee, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting, pursuant to such terms as may be applicable.

Shares represented by a properly executed proxy will be voted at the special meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. Properly executed proxies that do not contain voting instructions with regard to a proposal will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment of the special meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, and “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payments that will or may be paid to our named executive officers in connection with the merger.

If your shares are held in “street name,” meaning that they are registered in the name of a broker, bank, trustee, or other holder of record (including a fiduciary of an employee benefit plan), then, except as noted below, only that broker, bank, trustee, or other holder of record can execute a proxy and vote your shares, and that broker, bank, trustee, or other holder of record can do so only after receiving your specific instructions. Your broker, bank, trustee, or other holder of record should provide you with a voting instruction form for your use to provide them with instructions as to how to vote your shares at the special meeting. If your shares are held of record in “street name” by a broker, bank, trustee, or other holder of record and you wish to vote in person at the special meeting, you must obtain from that record holder a “legal proxy” issued in your name.

Intermec stockholders who receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account. Please sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of your shares are voted.

As of the date of this proxy statement, Intermec does not expect a vote to be taken on any matters at the special meeting other than: (i) the adoption of the merger agreement, (ii) the approval of the adjournment of the special meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, and (iii) the approval, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid to Intermec’s named executive officers in connection with the merger. If, however, any such other matter is properly presented at the special meeting or any adjournment of the special meaning, unless you otherwise indicate on the proxy card (or voting instruction form), or unless you indicate otherwise while voting by telephone or via the Internet, you also authorize the persons appointed as proxies to vote the shares represented by duly executed proxies on any such other matters in accordance with their discretion and judgment.

Abstentions and Broker Non-Votes

Broker non-votes are shares of Intermec common stock for which Intermec has received a proxy from a broker, bank, trustee, or other holder of record that has neither received instructions from the “street name” holder, beneficial owner or other persons entitled to vote such shares nor has discretionary power to vote such shares on a particular matter. Brokers, banks, trustees, or other holders of record do not have discretionary authority to vote on any of the proposals to be considered at the special meeting. Because these proposals are non-discretionary, broker non-votes occur, for example, with respect to a proposal in the event that a broker, bank, trustee, or other holder of record receives voting instructions for at least one proposal but not with respect to another proposal. In such an event the shares will not be voted for any uninstructed proposal.

Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the special meeting, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to the stockholders for a vote at the special meeting.

Abstentions and broker non-votes, as well as the failure to take action with regard to the voting of your shares, will have the effect of a vote “AGAINST” the proposal to adopt the merger agreement.

Abstentions will have the effect of a vote “AGAINST” each of (i) the proposal to adjourn the special meeting and (ii) the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Intermec to its named executive officers in connection with the merger. If you fail to submit a proxy and do not attend the special meeting in person, or if you do not provide your broker or other nominee with voting instructions with regard to any of these proposals, your shares of Intermec common stock will have no effect on such proposals.

Stockholders whose shares are held of record in “street name” by a broker, bank, trustee, or other holder of record are advised to forward their voting instructions promptly so as to afford brokers, banks, trustees and other holders of record sufficient time to process such instructions.

Revocation of Proxies

If you give your proxy card to Intermec, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Corporate Secretary of Intermec in writing before the special meeting;

•	delivering to the Corporate Secretary of Intermec before the special meeting a signed proxy dated after the date of the proxy you wish to revoke; or

•	attending the special meeting and voting your shares in person.

Notifications of revocation or other communications with respect to revocation of proxies should be addressed to Intermec, Inc., 6001 36th Avenue West, Everett, Washington 98203-1264, Attention: Corporate Secretary.

Your attendance at the special meeting, without voting, will not revoke your proxy. In addition, if you have voted by Internet or by telephone and wish to change your vote, you should return to the applicable Internet site or call the applicable telephone number, whichever method you used earlier, and follow the instructions for changing your vote. If you have given voting instructions to a broker, bank, trustee, or other holder of record that holds your shares in “street name,” then in order to change or revoke those instructions you must follow the directions given by the broker, bank, trustee or other holder of record.

Board of Directors’ Recommendation

Upon the unanimous recommendation of the special committee of the board of directors of Intermec, our board of directors has unanimously of those present determined that each of the merger and the merger agreement is fair to, advisable and in the best interests of Intermec and its stockholders, approved and adopted the form, terms and provisions of the merger agreement and declared them advisable, including the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, recommended that the merger agreement and the merger be adopted and approved by Intermec’s stockholders, authorized a special meeting of Intermec’s stockholders to be held to consider the adoption and approval of the merger agreement, the merger and other matter relating to the consummation of the transactions contemplated by the merger agreement. Our board of directors unanimously by those voting on these matters recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, and “FOR” the advisory (non-binding) “golden parachute” compensation payments proposal relating to the merger.

Solicitation of Proxies

Our board of directors is soliciting the proxies in the form enclosed. Allen J. Lauer, Robert J. Driessnack and Yukio Morikubo, and each or any of them, are named as proxies. Proxies may be solicited by certain of our directors, officers and regular employees without additional compensation. We may solicit your proxy by personal interview, mail, electronic mail or telephone. Intermec will pay all costs associated with the solicitation of proxies. In addition, we have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies, provide solicitation-related consulting services and verify records relating to the solicitation. MacKenzie Partners, Inc. will receive a fee for its services of $50,000 and expense reimbursement. Also, we may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

Assistance

Stockholders who have questions regarding the proxy materials, need assistance voting their shares, or require additional copies of the proxy statement or proxy card (or voting instruction form) should contact or call (toll-free) our proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(800) 322-2885 (toll free) or (212) 929-5500 (call collect)

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. If other matters do properly come before the special meeting, we intend that shares of our common stock represented by properly executed proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion and judgment.

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein, including the documents incorporated by reference, carefully for a more detailed description of the merger.

Background of the Merger

As part of the ongoing oversight and management of Intermec, our board of directors and executive management regularly review and assess our long-term strategic goals and opportunities, the competitive environment for our products and services, trends and changes in our industry, our short- and long-term performance in light of our strategic plan, and the performance of our management team. In connection with these activities, Intermec’s board of directors and management also periodically consider our strategic alternatives, including potential business combinations, acquisitions, dispositions, and internal restructurings. In the second fiscal quarter of 2011, for example, we incurred restructuring costs and related charges in connection with the streamlining of non-US service depots and certain support operations. As part of these regular business activities, our management also prepares financial forecasts for consideration and use by our management and board. Our management may update these financial forecasts periodically as our financial results become available, changes occur in our business performance, industry performance, or general business or economic conditions, or as may be justified by other significant events or conditions. From time to time we also provide earnings guidance to our stockholders based on information including such financial forecasts.

During the first four months of 2012, the board and individual directors discussed Intermec’s then-current and expected results of operations, and related challenges and strategies for our business. In connection with this activity, the board met at a regularly scheduled meeting in February 2012 and reviewed our various product lines and businesses, including the financial performance of such businesses. The board also received detailed management reports regarding Intermec and discussed our then-current operating plan and management performance, our financial advisor at the time (through March 20, 2012), an internationally recognized bank and provider of investment banking services, and our independent legal counsel, Perkins Coie LLP.

During the period prior to April 2012, we had been contacted from time to time by various parties proposing to discuss Intermec and our potential interest in pursuing a strategic transaction, specifically the acquisition of all or part of Intermec. These third-party contacts were reported to the board and considered in connection with regularly scheduled meetings. However, during this period our board of directors chose to pursue our internal growth strategy rather than to pursue third-party proposals based on a number of factors including the board’s assessment of our then-current and anticipated performance, its assessment of general market conditions, and the advice of independent financial advisors that the board and executive management relied upon from time to time. Nevertheless, several parties continued to contact us periodically to express interest in a possible strategic transaction for all or portions of Intermec.

On April 3, 2012, a principal of one such party, a private equity firm, Party A, followed up after a casual encounter the week before with our then Chief Executive Officer and President, Mr. Patrick J. Byrne. The Party A principal asked to meet with Mr. Byrne to discuss the state of Intermec’s business and the potential for a strategic transaction. On April 9, 2012, Mr. Byrne indicated to the Party A principal that he would respond by the end of that week and apprised the Chairman of our board of directors, Mr. Allen J. Lauer, about Party A’s interest in engaging in strategic discussions with Intermec. Mr. Byrne notified the Party A principal on April 16, 2012 that due to travel, Mr. Byrne would have to defer setting a meeting date for about a week.

On April 17, 2012, we reported that our estimated consolidated revenue for the first quarter of 2012 would be about $180 million, below our forecasted revenue range of $200 to $210 million. In a day following the announcement, from April 17 to April 18, 2012, our closing stock price declined from $7.44 per share to $5.39 per share.

On April 26, 2012, Mr. Byrne contacted Party A’s principal informing him that Intermec’s General Counsel, Mr. Yukio Morikubo, would be in touch to schedule a meeting between Party A’s principal and Mr. Byrne.

On April 30, 2012, in advance of Intermec’s scheduled earnings release for the first quarter of 2012, our board of directors met at a special board meeting. At that meeting, the board reviewed and discussed matters that it had been reviewing for the prior several months, including our recent performance, our current and expected results of operations and the results achieved by management. During the meeting, the board determined to replace Mr. Byrne as Intermec’s Chief Executive Officer and President, and accepted Mr. Byrne’s resignation from the board. It concurrently appointed Mr. Lauer to serve as Intermec’s Interim Chief Executive Officer and President and discussed the commencement of a search to find a permanent CEO. These changes were publicly announced in a press release on May 1, 2012, issued with our earnings press release on that date. We did not provide forward earnings guidance. Our closing stock price on May 1, 2012 was $5.42.

On May 2, 2012, Mr. Morikubo contacted Party A’s principal to follow up on Mr. Byrne’s previous communications and to inquire about Party A’s interest in pursuing discussions despite Mr. Byrne’s departure. Party A’s principal indicated that Party A was indeed still interested and agreed to meet with Mr. Lauer in Palo Alto on May 18, 2012.

On May 16, 2012, Mr. Lauer received a call from the CEO of Party B, a printing and media technology company, indicating that Party B was interested in acquiring our printing and media business, a significant division of Intermec. In the conversation, Party B’s CEO informed Mr. Lauer that Party B was not interested in acquiring Intermec as a whole.

On May 17, 2012, Mr. Lauer received a call from Mr. Roger Fradin, the President and CEO of Honeywell Automated Control and Solutions, a segment of Honeywell. We have various commercial agreements with Honeywell with respect to the purchase and sale of products and licenses of our intellectual property. We purchase vehicle mount computers and image engines from Honeywell for sale to our customers and integration into our products. The total amount of these purchases were approximately $0.4 million in 2011 and $3.6 million in 2012. Honeywell purchases scan engines and other products from Intermec and is a licensee of our barcode reading and RFID patents. The total amount of these purchases was approximately $0.1 million in 2011 and less than $0.1 million in 2012. There were no royalty payments from Honeywell to Intermec in 2011 or 2012.

In his May 17, 2012 call to Mr. Lauer, Mr. Fradin described Honeywell’s interest in acquiring Intermec and told Mr. Lauer that Honeywell would be sending a nonbinding letter setting forth an indicative valuation of $7.75 per share. The letter, signed by Honeywell’s Chairman and CEO, David M. Cote, was received the same day. On May 23, 2012, Mr. Lauer emailed Mr. Fradin that Intermec planned to respond to Honeywell’s letter.

Also on May 17, 2012, Mr. Lauer’s assistant received word from a representative of Party C, a technology company, that Party C’s CEO wished to have a telephone conversation or meeting with Mr. Lauer. Mr. Lauer arranged to meet with Party C’s CEO on June 25, 2012 in Seattle.

On May 18, 2012, Mr. Lauer met with Party A’s principal in Woodside, California and discussed Party A’s potential interest in a transaction with Intermec. On that same date, Mr. Lauer also met with a partner at Intermec’s former financial advisor to discuss its services on behalf of Intermec.

On May 22, 2012, Intermec’s board held a regularly scheduled meeting. At that meeting, Mr. Lauer reviewed with the board in depth his assessment of our financial and competitive position, including the near-term priorities for Intermec. These priorities included streamlining our cost structure, improving our profitability and cash position, evaluating and reinforcing our strategic course, continuing to analyze our go-to-market strategy and market position, and addressing competitive risks. Mr. Lauer reported to the board that he had initiated an internal review of Intermec’s strategic planning process. As part of this review, Mr. Lauer committed to provide to the board in the near future, at a meeting subsequently scheduled for July 17th, a forward looking, five-year financial forecast based on current market expectations that could be the basis of a business plan for Intermec to continue forward on a standalone basis. The board also discussed the recent contacts by Parties A, B, C and Honeywell.

After careful consideration of a number of factors, including the foregoing, the board directed Intermec’s management to prepare for strategic discussions by identifying and recommending to the board an investment banking firm to act as a financial advisor to assist the board in reviewing our current and anticipated performance, evaluating and responding to the contacts made by Parties A, B, C and Honeywell, and reviewing our revised strategic plan and five-year financial forecasts that would be prepared by Intermec’s management. The board also decided, pending preparation and adoption of formal resolutions, to form a special committee of the board, which we refer to as the Special Committee. To facilitate rapid communication and oversight, as necessary, the Special Committee was to be comprised of three independent directors, and would be tasked with, among other things, guiding, overseeing and directing an in-depth review of management’s then-current plans for the development, financing and execution of our corporate and business strategies and making an in-depth evaluation of the effectiveness of such strategies. The board also discussed how to proceed with a search for a permanent CEO.

Beginning on May 23, 2012, management began to identify investment banking firms, including Intermec’s former financial advisor, with appropriate experience for the board to interview and consider as financial advisor to Intermec and the board in connection with a review of Intermec’s strategy and performance.

On May 24, 2012, Intermec’s senior vice-president of global operations was in regular business discussions with the CEO of Party E, a technology company with which Intermec does business. During these discussions, Party E’s CEO expressed an interest in potentially making an equity investment in or acquiring Intermec, as well as in meeting with Mr. Lauer in the July to August, 2012 period. After discussing this information with Mr. Lauer, Intermec’s senior vice-president responded to Party E’s CEO that Mr. Lauer would be pleased to meet when the travels of Party E’s CEO made such a meeting with Mr. Lauer convenient.

On May 25, 2012, a stockholder that owned approximately 16% of Intermec’s common stock made a Schedule 13D filing with the SEC calling for a sale of Intermec. Our closing stock price on May 24, 2012, the day prior to the Schedule 13D filing, was $5.64.

On May 29, 2012, Party A’s principal contacted Mr. Morikubo offering to meet with the appropriate members of Intermec’s executive management team in Seattle to provide his perspective on Intermec’s business and valuation, including the possibility of an acquisition of Intermec.

On the same day, Mr. Morikubo was also contacted by a principal of another private equity firm, Party D, who was referred to Mr. Morikubo by Mr. Byrne. The Party D principal introduced himself and offered to travel to Intermec’s offices to meet with Messrs. Lauer and Morikubo to discuss Party D’s experience in investing in companies like Intermec and possible alternatives for us, including a potential acquisition of Intermec.

On May 31 and June 1, 2012, Messrs. Lauer, Morikubo, and our director of corporate development, Ms. Robin Phillips, met with representatives of three investment banking firms to discuss their respective capabilities and views of Intermec and its performance and strategy.

On June 1, 2012, Mr. Fradin from Honeywell contacted Mr. Lauer requesting a response to Honeywell’s May 17, 2012 letter. On June 4, 2012, Mr. Lauer called Mr. Fradin. Mr. Fradin expressed Honeywell’s continued interest in an acquisition of Intermec and encouraged Mr. Lauer to provide a specific date by which Intermec would respond to Honeywell’s letter. Mr. Lauer informed Mr. Fradin that the board had reviewed Honeywell’s letter, but that a response would likely take a few weeks and provided reasons for the deferred response time, including that Intermec was currently conducting a detailed review of its operations.

On June 5, 2012, Mr. Lauer interviewed a representative of Spencer Stuart who had requested a meeting to explore the possibility of his firm conducting an executive search for a new CEO for Intermec. The discussion focused on issues including a potential search process and the development of a list of CEO qualifications.

On June 5, 2012, Intermec’s board of directors held a special telephonic meeting in which Mr. Morikubo and attorneys from Perkins Coie presented for comment a draft charter and resolutions to establish the Special Committee, and Messrs. Lauer and Morikubo updated the board on their meetings with representatives of investment banking firms. The board directed management to further discuss with Merrill Lynch, Pierce, Fenner & Smith Incorporated (or BofA Merrill Lynch) the potential terms of an engagement of BofA Merrill Lynch by the board. At this meeting, the board also authorized management and Intermec’s legal advisors to review the legal and other considerations relating to stockholder rights plans, for the board’s possible consideration at a later date.

During this meeting the board directed, and Mr. Reynolds confirmed on behalf of such committee, that the Governance and Nominating Committee of the Board (which we refer to as the Governance Committee) would take the lead in organizing our CEO succession and search efforts. The board also received an update on a discussion with a representative of Spencer Stuart regarding such CEO search, as well as contacts by two other executive recruiting firms and interested individuals.

On June 5, 2012, a stockholder group that owned approximately 11% of our common stock in the aggregate made an amendment to its Schedule 13D filing with the SEC that called for a sale of Intermec.

On June 12, 2012, we publicly announced that Intermec had committed to a business restructuring plan that would reduce our workforce by about 170 employees (or approximately 7.4% of our workforce) and result in an anticipated reduction in annualized expenses of about $19 to $21 million when fully implemented. Also on that date, Mr. Morikubo, Ms. Phillips and our Senior Vice President of Mobile Solutions, Mr. Earl Thompson, met with representatives of BofA Merrill Lynch regarding the possibility of engaging the firm.

On June 14, 2012, Intermec’s board of directors held a special telephonic meeting to establish and adopt the charter for the Special Committee, naming directors Messrs. Stephen Reynolds, Eric Draut and Keith Barnes to the committee. In connection with an update by Messrs. Lauer and Morikubo on the ongoing discussions with BofA Merrill Lynch regarding a potential engagement, the Special Committee was directed to assist Intermec’s management in evaluating BofA Merrill Lynch and to make a recommendation to the full board with respect to such potential engagement.

On that same date, the Governance Committee met to consider the CEO search. The Governance Committee determined to proceed in two phases, beginning with the development of a set of CEO qualifications and specification, and then proceeding with candidate review and recruiting. The Governance Committee also determined to proceed with the review and selection of outside consultants to support the Governance Committee in connection with the CEO search.

Also on that date, a representative of Party C contacted Mr. Morikubo to request a meeting between Party C’s CEO and Mr. Lauer later in June. A meeting was set for June 25, 2012 in Seattle.

On June 18, 2012, Messrs. Lauer and Morikubo and Ms. Phillips, along with the members of the Special Committee, met with four representatives of BofA Merrill Lynch to discuss its qualifications, its assessment of Intermec’s current business and its preliminary valuation observations. In preparation for the meeting, Intermec had provided BofA Merrill Lynch with detailed information about our internal financial and business results and expectations. The members of our management and the Special Committee left the meeting favorably impressed with the qualifications of BofA Merrill Lynch, including its knowledge of our industry, its prior representation of parties in transactions within such industry, the strength, size and diverse skills of its team, and its overall preparedness and responsiveness.

On June 20, 2012, Mr. Fradin of Honeywell contacted Mr. Lauer to follow up on Honeywell’s May 17th letter to Intermec’s board and to reiterate Honeywell’s interest in engaging in discussions regarding a possible acquisition. Mr. Lauer affirmed that Intermec and its board were taking Honeywell’s interest seriously, but that the board and management were still in the process of evaluating Intermec’s strategic position following our first quarter results and our recent restructuring actions. He stressed to Mr. Fradin that the board was committed to advancing the interest of Intermec’s stockholders, and that Intermec would be in a position to respond to Honeywell’s invitation to discuss a possible acquisition in July, 2012. Mr. Fradin contacted Mr. Lauer again by telephone on June 21, 2012 to underscore Honeywell’s interest in acquiring Intermec.

On June 25, 2012, Mr. Lauer met with Party C’s CEO. Party C’s CEO focused on why he thought a merger with his company made strategic sense for Intermec’s stockholders, customers and employees. Company C’s CEO noted that he would send a letter shortly containing a nonbinding indication of interest and that the letter would contain a deadline to begin discussions. Mr. Lauer explained that Intermec’s board was committed to follow a process in order to thoroughly evaluate possible alternatives for Intermec, and that responding within the time period described by Party C’s CEO would be difficult.

Following the meeting with Party C’s CEO, on June 27, 2012, Party C’s CEO sent Mr. Lauer a letter containing a non-binding indication of interest to acquire all of the outstanding common stock of Intermec for $8.00 per share. Attached to the letter were copies of correspondence issued to Party C by two reputable financing sources evidencing Party C’s confidence in being able to secure financing for the transaction.

On the same day, Party C’s CEO and Mr. Lauer exchanged emails regarding Party C’s interest in discussing a possible acquisition of Intermec. Mr. Lauer thanked Party C’s CEO for his interest, and indicated he hoped to be able to give Party C a better sense of direction soon about the Company’s planned course of action.

On July 2, 2012, the Special Committee held a special telephonic meeting in which it determined to recommend to the board that Intermec engage BofA Merrill Lynch as its financial advisor. The Special Committee also received Mr. Lauer’s report on management’s progress in developing a long-term business model for the Special Committee’s review and consideration at the Special Committee’s meeting on July 10, 2012.

The following day, on July 3, 2012, Intermec’s board of directors held a special telephonic meeting. Among other things, Messrs. Lauer and Morikubo updated the board on the status of contacts received to date from parties interested in discussing a possible acquisition of all or part of Intermec. The board also authorized the Special Committee, on behalf of the board, to engage BofA Merrill Lynch to assist the board and the Special Committee in their review and consideration of strategic issues and, if the board determined, potential strategic alternatives. In the same meeting, the board received a briefing from Intermec’s internal and external legal advisors regarding stockholder rights plans and reasons that a board might consider adopting such a plan.

Also on July 3, 2012, Party B sent Mr. Lauer a letter underscoring its interest in acquiring our printer and media business. The letter did not contain a specific valuation for that business, but asserted that Party B could place a higher value on the printer and media business than would a buyer of Intermec as a whole. Party B also indicated in the letter that it was open to partnering with financial or strategic buyers that may be pursuing an acquisition of Intermec.

On July 10, 2012, Intermec entered into an engagement letter with BofA Merrill Lynch to advise Intermec and its board, including the Special Committee, in a review of Intermec’s standalone strategic and financial plan, and our potential strategic alternatives including a transaction.

On that same date, the Special Committee met in person and via videoconference in Seattle, with representatives of BofA Merrill Lynch in attendance. During the meeting, management reported on the multi-year strategic plan for each of the principal business units of Intermec, including a discussion of potential risks in connection with the plan. BofA Merrill Lynch discussed its observations with the Special Committee regarding management’s strategic plan and the various strategic opportunities that Intermec might consider to enhance stockholder value.

On July 16, 2012, the Special Committee met again to prepare for the presentation of management’s strategic plan to the full board. The Special Committee also considered recent communications with third parties interested in a potential strategic transaction with Intermec.

On July 17, 2012, Intermec’s board of directors met to consider, among other things, the strategic review of Intermec’s standalone business case undertaken by management with the oversight of the Special Committee, and with advice and assistance from BofA Merrill Lynch. Members of senior management presented the strategy review that had been previewed with the Special Committee, reflecting the business as currently composed, as well as financial forecasts for Intermec including financial information substantially similar to the August A Forecasts (which August A Forecasts are described in “Certain Management Financial Forecasts”). Representatives of BofA Merrill Lynch met with the board without management present to discuss its observations about the strategic plan, and the various strategic alternatives that may be available to Intermec, including possibilities involving third parties. The board discussed potential opportunities for Intermec in connection with a standalone strategy, as well as potential issues facing Intermec and certain of our product lines. After considering these discussions and further discussion in executive session, the board concluded that it would be in the best interests of our stockholders to authorize the Special Committee to undertake a broader strategic investigation. The board then amended the Special Committee’s charter to include among its responsibilities a review of Intermec’s strategic alternatives which, among other things, might include a potential transaction to sell part or all of Intermec. Following discussion regarding potential process and certain prospective parties, management and BofA Merrill Lynch were directed by the board to develop and commence a process to confidentially engage with those parties that had contacted us in the past regarding possible strategic transactions involving Intermec, and with other parties who had not yet contacted us but who might reasonably be interested in such a transaction. At this meeting Mr. Reynolds also reported on the work to date in structuring a phased engagement with a nationally recognized executive recruiting firm, to assist the board and Search Subcommittee with CEO succession.

On July 18, 2012, Mr. Lauer contacted Party C’s CEO to inform him that if Party C still wished to discuss its June 27th proposal, Intermec was now ready to engage, and that Intermec had engaged BofA Merrill Lynch as its financial advisor. Party C’s CEO responded promptly indicating that he would direct Party C’s bankers to contact BofA Merrill Lynch.

Shortly thereafter BofA Merrill Lynch, on behalf of Intermec, contacted 15 financial and strategic parties regarding their potential interest in pursuing an acquisition of Intermec, or one of our multiple businesses, including parties who had previously contacted Intermec about such a transaction.

On July 19, 2012, Mr. Lauer called Mr. Fradin of Honeywell to inform him that Intermec had engaged BofA Merrill Lynch as its financial advisor, and that BofA Merrill Lynch would make contact with Mr. Fradin shortly. Representatives of BofA Merrill Lynch, on behalf of Intermec, and representatives of Honeywell spoke later that day regarding the process, including that Intermec would expect to receive preliminary indications of interest from potentially interested parties by the end of August, 2012. BofA Merrill Lynch also indicated, on behalf of Intermec, that Intermec would make certain information available to potentially interested parties and would offer a management presentation. BofA Merrill Lynch indicated further that several parties had expressed interest in Intermec and that, of the parties that had indicated a price, Honeywell had not made the highest offer.

Within the next few days Mr. Lauer made a similar call to Party B. Party B’s representative said that the representative would promptly contact BofA Merrill Lynch.

On July 23, 2012 and July 30, 2012 the Special Committee held telephonic meetings in which the committee members received updates on the activities of management and BofA Merrill Lynch in developing and commencing a confidential process to engage with third parties potentially interested in a strategic transaction involving Intermec.

On July 24, 2012, Mr. Lauer called the CEO of Party E to further explore Party E’s potential interest in an investment in or other transaction involving Intermec.

On August 1, 2012, Intermec entered into an engagement with the executive recruiting firm Spencer Stuart to conduct interviews with the board to develop a CEO specification, as the first phase of CEO succession. Mr. Lauer and Mr. Reynolds met with representatives of Spencer Stuart on the same day and discussed the timing and process of a CEO search on behalf of Intermec.

On August 2, 2012, we released our second quarter earnings and held our earnings call. We reported that our second quarter net revenues were $201 million, with a net loss of $39.3 million based on generally accepted accounting principles (which we refer to as GAAP), compared to 2011 second quarter net revenues of $221 million and a net loss of $3.8 million based on GAAP. In our press release, Mr. Lauer noted that the board was working closely with management and Intermec’s advisors to review Intermec’s long-term direction and leadership requirements. During the related earnings call, Mr. Lauer noted that management and the board had been very engaged in a review of Intermec’s longer term strategic direction and that the board continued to work on Intermec’s leadership needs. We did not provide forward earnings guidance.

On August 2, 2012, Mr. Lauer also called the CEO of Party E to inform the CEO that Intermec had engaged BofA Merrill Lynch as its financial advisor as we explored various potential strategic alternatives.

In meetings on August 6, 13, 20, and 27 and September 3, 2012, the Special Committee met and received additional updates from management and representatives of BofA Merrill Lynch regarding communications with parties potentially interested in a strategic transaction and the progress of related meetings and activities.

During this time frame the Governance Committee also determined to appoint a subcommittee (which we refer to as the Search Subcommittee) to work with Spencer Stuart in connection with organizing and conducting CEO search and succession activity. Board member Ms. Lydia H. Kennard agreed to chair the Search Subcommittee, and was joined by board members Messrs. Oren G. Shaffer and Larry D. Yost. The appointment of the Search Subcommittee was later ratified by formal action at the Governance Committee’s regular meeting on September 20, 2012. Ms. Kennard periodically reported to the Special Committee at meetings in August, 2012 and thereafter on CEO succession activities. Between September 4 and 13, 2012, representatives of Spencer Stuart met with all members of the board to discuss the appropriate content of a CEO specification for Intermec.

Between August 10 and September 12, 2012, we entered into nondisclosure agreements (NDAs) with certain parties who had previously expressed interest in discussing a possible strategic transaction involving Intermec, or who, after being confidentially approached by BofA Merrill Lynch on our behalf, expressed such an interest. These agreements included customary nondisclosure and no-solicit/no-hire terms and conditions. They also included standstill commitments that generally prohibited the party signing the NDA from acquiring or offering to acquire Intermec stock for one year, subject to certain individually negotiated exceptions.

Between August 13 and August 23, 2012, all five of the parties that previously contacted us about the possibility of engaging in a strategic transaction executed NDAs: Party A, Party B, Party C, Party D and Honeywell. Honeywell’s NDA with Intermec was signed on August 15, 2012.

In addition, six other parties who had been contacted by BofA Merrill Lynch on a confidential basis on our behalf executed NDAs between August 11 and September 12, 2012: Party E, Party F, Party G, Party H, Party I and Party J.

Of the 11 parties who executed NDAs with us through September 12, 2012, two expressed interest solely in our printer and media business (Parties B and F), four were private equity firms interested in Intermec as a whole (Parties A, D, I and J), and five were operating companies interested in Intermec as a whole (Honeywell and Parties C, E, G and H).

From August 13 to August 30, 2012, our management conducted presentations for all potential interested parties who had executed NDAs with us, other than Party J. These presentations provided material non-public information regarding our operations, business segments, go-to-market strategy, financial forecasts, and potential synergy opportunities specific to each potential interested party, as well as additional information on product development, operations, pension obligations, tax attributes, headcount and information technology systems. Our financial forecasts provided to the potential interested parties during this period, which we refer to as the August B Forecasts, consisted of financial information based on substantially the same internal, non-public five-year financial forecasts as the August A Forecasts, but which, among other things, assumed certain incremental revenue from expansion of our hardware and services businesses and increased research and development and sales investments. See “Certain Management Financial Forecasts.”

From August 30 to September 12, 2012, potential interested parties were allowed to submit additional diligence questions in writing. To the extent necessary, potential interested parties were provided with responses, including supplementary materials. In addition, conference calls were conducted by our management with certain potential interested parties to discuss additional diligence topics, including matters such as an overview of our voice solutions business, intellectual property owned by us and associated revenues, go-to-market strategy, channel partnerships, potential synergy opportunities, tax benefits, pension obligations and our overall historical and projected financial performance.

On or about August 27, 2012, representatives of BofA Merrill Lynch, at the direction of the board and special committee, instructed the parties that had entered into NDAs with us to submit current indications of interest by September 14, 2012.

On September 14, 2012, we received non-binding indications of interest from Honeywell and Parties B, C, E and F. Parties B and F submitted indications of interest only with respect to our printer and media business. Parties A, D, G, H, I and J did not submit indications of interest and did not further participate in the process.

The indications of interest from Parties B and F valued our printer and media business alone at between $185 million and $250 million.

The non-binding valuations submitted by those interested in Intermec as a whole spanned a range of $8.00 to $8.75 per share. Honeywell’s indication of interest was at $8.05 per share, but did not include any significant conditions or qualifications to consummation of a transaction. The indication submitted by Party C reflected a price range that was superior to Honeywell’s indicated valuation but indicated that, although there would be no financing condition, it would have to arrange committed financing to effect the transaction. The indication of interest submitted by Party E fell at the low end of the price range for Intermec as a whole and contained certain qualifications to the proposed transaction that appeared to be potentially significant or unclear. All indications of interest were expressly conditioned on completion of due diligence and the negotiation of satisfactory definitive agreements.

On September 17, 2012, the Special Committee met with representatives of BofA Merrill Lynch to discuss the preliminary expressions of interest received from third parties. The discussion included consideration of certain sources of additional potential value in Intermec that could be addressed in follow-up communications with such potentially interested parties.

On this same day, BofA Merrill Lynch was contacted by representatives of Party K who was interested in discussing a possible transaction involving our printer and media business.

On September 19 and 20, 2012, Intermec’s board of directors met in Seattle at regularly scheduled meetings. The standing committees of the board also met at this time. The Compensation Committee, with its independent compensation consultant, considered information regarding the potential effect of a change of control on the compensation and benefits of our executives and other employees. The Governance Committee, with representatives of Spencer Stuart, discussed the proposed CEO position specification and plans for beginning the market outreach phase of the CEO succession process.

During the meetings on September 19 and 20, the board reviewed business trends and developments during our then-current fiscal quarter, and an outlook for the remainder of the year and other business matters. BofA Merrill Lynch provided an update to the board on the current interest that had been expressed by third parties in exploring a potential strategic transaction with Intermec, and discussed with the board potentially available strategic opportunities for Intermec.

As part of the September 20 board meeting, representatives of Perkins Coie provided a review, and led a discussion, of the fiduciary duties of Intermec’s board, including in connection with strategic proposals involving a change in control of Intermec. The board discussed these issues, asked questions of Mr. Morikubo and the representatives of Perkins Coie, and received guidance and advice.

After discussing the indications of interest received by Intermec, the board directed management and BofA Merrill Lynch to take certain actions. First, based in part on the disparity between the valuation given our printer and media business by Parties B and F, on the one hand, and the valuations given Intermec as a whole by Honeywell and Parties C and E, on the other hand, and given that several parties appeared interested in acquiring only our printer and media business, the board directed management to work with BofA Merrill Lynch to refine the analysis of the intrinsic value of the printer and media business to Intermec and to analyze the feasibility of divesting that business from the rest of Intermec. Second, the board directed BofA Merrill Lynch to follow up with the parties that had submitted indications of interest to better understand the bases for their proposals, as well as whether or not Intermec could expect any of the parties who expressed interest in Intermec as a whole to reconsider its proposal in light of the valuations proposed by the parties who were only interested in our printer and media business.

On or about September 21, 2012, BofA Merrill Lynch, on our behalf, informed Honeywell that, after considering Honeywell’s indication of interest and the other indications of interest received, Honeywell would not be invited into the next round of the process of soliciting potential bids to acquire all or part of Intermec. BofA Merrill Lynch also indicated to Honeywell, on our behalf, that an acquisition price for Intermec as a whole in the $8.00 per share range was too low, but that a double digit per share offer could be attractive to the board.

In the subsequent two to three weeks, Intermec’s management, with the assistance of representatives of BofA Merrill Lynch, analyzed our printer and media business. The analysis included detailed financial modeling and sensitivity analysis as well as consideration of operational and other effects, such as utilization of tax attributes, that divesting the printer and media business would have on Intermec and our future prospects.

On October 2, 2012, Party K, a technology company whom BofA Merrill Lynch had previously contacted on our behalf, executed an NDA with us after expressing interest in a potential strategic transaction.

Management reported the results of its analysis of the printer and media business at a Special Committee meeting on October 8, 2012, which all board members were invited to attend. Management concluded that, on balance, a potential transaction for the sale of Intermec as a whole would likely be more beneficial to our stockholders than a transaction involving only our printer and media business. The reasons for management’s conclusion included the following: (A) Although the printer and media business is more profitable than other businesses of Intermec, and specifically our mobile computing business, the market is slow-growing and we had experienced some decline in business for printers in recent periods; (B) our printer and media business and our mobile computer business are generally highly integrated on an operational level, so that separating the printer and media business from the rest of Intermec would be complicated, could result in significant costs that could not otherwise be recovered, and could be a source of significant potential operational risks for the remaining enterprise; and (C) Intermec did not presently have an identified use for the proceeds that would result from the sale of our printer and media business.

On October 8, 2012, BofA Merrill Lynch, on our behalf, conducted a conference call with Party E to better understand the proposed terms of Party E’s non-binding indication of interest submitted on September 14, 2012. BofA Merrill Lynch subsequently offered to schedule a call with Intermec’s management to discuss areas of potential additional value that BofA Merrill Lynch and Intermec believed might enable Party E to improve the proposed terms in its indication of interest. On October 23, 2012, Party E contacted BofA Merrill Lynch to inform Intermec that Party E was unable to increase its proposed purchase price and, therefore, Party E did not further participate in the process regarding a potential strategic transaction with Intermec.

On October 9, 2012, Intermec executed an engagement agreement with Spencer Stuart to commence an external search for a CEO to succeed Mr. Lauer. Potential internal candidates for the CEO position were interviewed following Spencer Stuart’s engagement.

From October 12, 2012 to November 2, 2012, Intermec’s management team conducted numerous calls with Party C covering a range of diligence topics in an effort to help Party C improve the proposed terms in its indication of interest. Further, senior management of Intermec conducted face to face meetings with Party C in New York City on October 17 and 18, 2012 to provide additional details regarding Intermec. The Special Committee held meetings on October 15 and October 22, 2012 to receive updates on and discuss communications with potentially interested parties and the status of the bid solicitation process.

On October 22, 2012, a representative from Honeywell met with representatives of BofA Merrill Lynch, on our behalf, to discuss the status of the bid solicitation process, including that parties had made attractive proposals to acquire the printer business and that at least two parties remained interested in acquiring Intermec as a whole. In the meeting, representatives of BofA Merrill Lynch, on our behalf, reiterated that a double digit per share acquisition price could be attractive to the board.

On October 25, 2012, Party K, through its advisors, submitted an indication of interest in acquiring only our printer and media business at a price within the range previously proposed by Parties B and F. However, BofA Merrill Lynch, on our behalf, relayed to Party K our view that separating that business from the rest of Intermec would be difficult. Party K then expressed an interest in a potential acquisition of Intermec as a whole rather than just our printer and media business.

On October 29, 2012, the Compensation Committee of the board met to consider non-executive retention matters, and directed the Equity Grant Committee of the board to use a newly designated pool of 725,000 shares for retention grants of restricted stock units to non-executive employees. The Special Committee also met on this day to receive updates on and discuss communications with potentially interested parties and the status of the bid solicitation process.

On October 30, 2012, Intermec’s Audit Committee held a regular meeting to review quarterly financial results and earnings disclosures. The board conducted a special telephonic meeting immediately thereafter. The board reviewed and discussed five-year financial forecasts for Intermec prepared by management, which we refer to as the October Forecasts, that reflected Intermec’s actual results for the first three quarters of 2012 and revised assumptions regarding long-term market growth rates for specific lines of our business. See “Certain Management Financial Forecasts.” The board also received a report on current sales activities and potential trends. BofA Merrill Lynch updated the board on current communications and activities on our behalf with third parties expressing interest in a potential strategic transaction. Ms. Kennard reported on current CEO succession activity, noting that the Search Subcommittee planned to interview CEO candidates before the board’s next scheduled meeting in November, 2012.

On October 31, 2012, BofA Merrill Lynch, at the direction of the board, shared the 2012 and 2013 portions of the October Forecasts with the remaining parties interested in acquiring Intermec as a whole. See “Certain Management Financial Forecasts.” BofA Merrill Lynch, on our behalf, then asked such interested parties to update their indications of interest to enter into a strategic transaction with Intermec based on the financial forecasts.

On November 1, 2012, our third-quarter earnings were announced in a press release. Our third-quarter net revenues were $192.8 million and net earnings were $7.2 million on a GAAP basis, compared to third-quarter 2011 net revenues of $211.8 million and net earnings of $704,000 on a GAAP basis. The press release included statements that Intermec was continuing its work with its financial advisor BofA Merrill Lynch in performing Intermec’s evaluation of Intermec’s business and strategic alternatives, and was working with Spencer Stuart to conduct a search for Intermec’s next CEO. On November 2, 2012, our closing stock price was $7.39 per share, representing a 9% increase from our closing stock price on the day prior to our third-quarter earnings press release.

From November 6 to November 12, 2012, Intermec’s management team attended several telephone calls to update Party B, Party F and Party K regarding the implications of our third-quarter results on the near-term prospects of our printer and media business. These telephone calls also covered certain outstanding diligence questions posed by the potentially interested parties. These parties were also provided with supplemental materials regarding Intermec in response to their diligence questions.

From November 7 to November 12, 2012, we received updated non-binding indications of interest from Honeywell and Parties B, C, F and K. Parties B and F again submitted indications of interest only for our printer and media business. The responses pertaining only to our printer and media business contained potential purchase prices ranging from $200 million to $230 million. Honeywell, Party C and Party K each submitted an updated non-binding indication of interest for Intermec as a whole with a proposed price of $9.25 per share. Honeywell had raised its offer to $9.25 per share after phone conversations that took place between November 6 and November 7, 2012 between representatives of BofA Merrill Lynch, on our behalf, and representatives of Honeywell, and in connection with its increased offer Honeywell requested a period of exclusivity with Intermec to perform due diligence and to negotiate definitive transaction documents.

On November 11th and 12th, 2012, the CEO search subcommittee interviewed one internal and several external CEO candidates presented by Spencer Stuart. The Special Committee met on November 12, 2012 to receive updates on and to discuss communications with potentially interested parties and the status of the bid solicitation process.

On November 12, 2012, Intermec’s board of directors met in Seattle for a regularly scheduled meeting. The board was briefed by the Special Committee and BofA Merrill Lynch regarding the status of the process regarding a potential strategic transaction involving Intermec. The search committee also briefed the board on the CEO candidates that had been interviewed. In addition, members of Intermec’s management presented information regarding the standalone financial models for Intermec, including the October Forecasts with respect to Intermec’s business. The board asked questions regarding and discussed the standalone models, including potential risks and related issues. Finally, the board also discussed with management the potential issues and risks that could arise in connection with a proposed sale of our printer and media business, as presented to the Special Committee on October 8, 2012, as well as the possibility of strategies that might mitigate such potential risks. Following such discussion, the board agreed that, on balance, a potential transaction for the sale of Intermec as a whole would likely be more beneficial to our stockholders than a transaction like that proposed by Party B or Party F involving only our printer and media business.

Following the November 12th board meeting, BofA Merrill Lynch, on our behalf, communicated to Honeywell, Party C and Party K that they would need to raise their proposed purchase price per share to remain competitive, that Intermec had three proposals to acquire the company as a whole, and that a $10.00 per share purchase price would be needed for Intermec to grant exclusivity to a party.

Representatives of BofA Merrill Lynch, on our behalf, and representatives of Honeywell engaged in a series of phone conversations on or about November 13, 2012 to discuss a potential purchase price per share for Intermec. In these phone conversations, Honeywell indicated that it would be difficult for it to move up to $10.00 per share, but said that Honeywell would increase its proposed purchase price to $9.75 per share. Honeywell also reiterated its request for a period of exclusivity.

On November 15, 2012, we received an updated indication of interest from Party C to acquire Intermec as a whole at a price of $10.00 per share, but Party C still needed to obtain committed financing. In connection with its indication of interest, Party C requested that Intermec agree to limit diligence to and negotiate exclusively with Party C for a limited period.

On November 16, 2012, Intermec’s board of directors met to consider the responses received from the parties potentially interested in acquiring part or all of Intermec. BofA Merrill Lynch discussed with the board information and updates regarding the indications of interest. After reviewing and discussing the indications of interest, the board directed BofA Merrill Lynch to contact Honeywell, Party C and Party K to communicate that the board was prepared to proceed with further due diligence and negotiation of definitive agreements but on a non-exclusive basis. BofA Merrill Lynch communicated this to Honeywell, Party C and Party K on November 16th. In communicating this to Honeywell, BofA Merrill Lynch informed Honeywell that there was another proposal at a higher price per share than Honeywell’s proposal, but that because the other proposal was conditioned on additional due diligence and obtaining financing commitments, Honeywell should move quickly to be in the position to provide its best offer.

Representatives of Honeywell and Party C were admitted into an electronic data room containing diligence information regarding Intermec on November 17, 2012, and Intermec provided both such parties with a draft merger agreement on November 18, 2012.

On November 19, 2012, representatives of Party K contacted BofA Merrill Lynch and informed BofA Merrill Lynch that Party K would not increase its proposed purchase price above the $9.25 per share submitted on November 12th. Party K was not given access to the electronic data room regarding Intermec or provided with a draft merger agreement.

On or about November 21, 2012, Intermec and Honeywell entered into a clean team agreement, pursuant to which we provided select Honeywell personnel and representatives with access to additional diligence information regarding Intermec.

On November 26, 2012, the Equity Grant Committee of the board made retention grants of an aggregate of 658,100 shares of restricted stock units to non-executive employees, as authorized by the Compensation Committee of the board on October 29, 2012.

Through late November and early December 2012, we proceeded with very active due diligence and document negotiations with Honeywell and Party C, including calls among counsel for the parties, discussion with relevant representatives of the businesses, and active provision and review of due diligence materials. In addition to multiple conference calls, representatives of Perkins Coie and representatives from Bingham McCutchen LLP, counsel to Honeywell, met in person at Perkins Coie’s offices on December 4, 2012 to negotiate the merger agreement. In addition, at that meeting, representatives of Perkins Coie indicated that Honeywell was not offering the highest purchase price per share relative to other competing proposals.

The goal communicated by us to both Honeywell and Party C at the outset of this diligence and negotiation process was to receive final acquisition proposals by December 6, 2012.

On December 6, 2012, we received a final acquisition proposal from Honeywell. Honeywell increased its proposed purchase price to $10.00 per share, matching the highest proposed purchase price that had been submitted as part of the process, by Party C. Prior to receiving Honeywell’s revised proposal, Mr. Lauer received a call from Mr. Fradin who notified Mr. Lauer that Honeywell would be submitting a revised proposal. Mr. Fradin underscored Honeywell’s continued interest in acquiring Intermec, and asked if Intermec’s board of directors was, in fact, scheduled to meet on December 7th. Mr. Lauer confirmed it was, and assured Mr. Fradin that Honeywell’s proposal would receive due consideration by Intermec’s board of directors. Unlike the proposal of Party C, the Honeywell proposal did not require third-party financing, and did not have third-party financing as a condition precedent to closing. In addition, Honeywell agreed to our request that Honeywell pay a reverse termination fee under the terms of the agreement and plan of merger for a termination in connection with certain antitrust and competition law matters, and that such reverse termination fee would be the same size as our termination fee under the agreement and plan of merger. As of December 6, only a few issues remained in the negotiation of a definitive merger agreement with Honeywell.

Also on December 6, 2012, we received an email from Party C’s CEO stressing Party C’s continued interest in pursuing an acquisition of Intermec as a whole on the terms it offered earlier. However, Party C indicated that it required another 10 to 15 days for additional due diligence regarding Intermec and to finalize its acquisition proposal and financing commitments that would be needed to complete the proposed transaction. Party C also offered to move forward with negotiations on a form of definitive merger agreement and related agreements while it conducted such diligence and worked to finalize its acquisition proposal and financing commitments. Party C declined to increase its proposed purchase price beyond the $10.00 per share price that it had previously communicated to us.

On December 6, 2012, the Special Committee met to consider the recent communications received from Honeywell and Party C, and to discuss the proposed acquisition of Intermec by one or the other of such parties. Representatives of BofA Merrill Lynch, Perkins Coie and Mr. Morikubo reported to the Special Committee on the status of communications with Honeywell and Party C, and the Special Committee asked questions about and discussed such matters. Representatives of BofA Merrill Lynch then reviewed with the Special Committee its preliminary financial analyses relating to Intermec and the proposed transaction with Honeywell. The information considered by BofA Merrill Lynch in its preliminary financial analyses included the October Forecasts. See “Certain Management Financial Forecasts.” The Special Committee reviewed and discussed the information presented by BofA Merrill Lynch and asked questions regarding the proposed transaction. Representatives of Perkins Coie and Mr. Morikubo then summarized key terms of the proposed merger agreement with Honeywell, and reviewed the small number of outstanding issues to be resolved in connection with the proposed transaction. Following questions and further discussion by the Special Committee and advice from representatives of BofA Merrill Lynch and Perkins Coie, the Special Committee resolved to recommend that the board authorize the Special Committee to focus additional efforts on negotiations with Honeywell in order to determine whether a strategic transaction involving a merger of Intermec was obtainable on terms and conditions that were in the best interests of Intermec and its stockholders.

On December 7, 2012, Intermec’s board of directors held a special meeting to consider the status of discussions with and the communications received from Honeywell and Party C.

Given that the response from Party C was not definitive and did not conform to requirements established under the process letter previously provided to both Honeywell and Party C, and given further that the purchase price per share proposed by Honeywell matched the previously leading price of Party C, the board determined to focus initially on the final acquisition proposal submitted by Honeywell.

Representatives of BofA Merrill Lynch reviewed with the board financial analyses relating to Intermec and the proposed transaction. The financial analyses considered by BofA Merrill Lynch were based on the October Forecasts. See “Certain Management Financial Forecasts” and “Opinion of Intermec’s Financial Advisor.” Mr. Lauer and other members of executive management discussed and asked questions about the information presented by BofA Merrill Lynch and offered their own views of Intermec’s financial forecasts and the standalone business model for Intermec, including the October Forecasts. Representatives of Perkins Coie reviewed guidance covered with the board in earlier meetings regarding the directors’ fiduciary duties, including with respect to the proposed transaction being considered. Representatives of Perkins Coie and Mr. Morikubo then summarized key terms of the proposed merger agreement with Honeywell, including conditions to closing, each party’s obligations under the agreement pending closing, anticipated timing of the transaction, and potential risks with respect to the proposed transaction, including possible antitrust review. Representatives of Perkins Coie and Mr. Morikubo also reviewed the outstanding issues to be resolved in connection with the proposed transaction.

Representatives of BofA Merrill Lynch reported that since the November 1, 2012 press release announcing that BofA Merrill Lynch was advising Intermec regarding strategic matters, no other party had contacted BofA Merrill Lynch to express an interest in a strategic transaction with Intermec.

Representatives of BofA Merrill Lynch and Perkins Coie and our management then discussed with the board the status of discussions with Party C, including Party C’s failure to increase its proposed purchase price beyond $10.00 per share and issues relating to the financing that would be required for Party C to consummate an acquisition of Intermec. Such representatives and Intermec’s management then relayed to the board their respective observations regarding the potential risks of suspending or foregoing action on the Honeywell proposal in order to permit Party C to continue to work on finalizing its proposal. The board then asked questions and discussed such matters.

After this discussion, the board asked the Special Committee for its recommendation. The members of the Special Committee did not recommend taking any action to limit or terminate discussions with Party C. The members of the Special Committee unanimously recommended that the Special Committee be authorized to focus additional efforts on negotiations with Honeywell in order to determine whether a strategic transaction involving a merger of Intermec could be finalized on terms and conditions that were in the best interests of Intermec and its stockholders. The board adopted resolutions granting such authorization to the Special Committee, and the board meeting was adjourned shortly thereafter.

For the remainder of the day and through December 8, 2012, Intermec’s management and representatives of BofA Merrill Lynch and Perkins Coie worked with representatives of Honeywell and Bingham McCutchen to finalize a definitive merger agreement with Honeywell.

On December 9, 2012, Intermec’s board of directors held a special meeting to consider the proposed acquisition of Intermec by Honeywell. Two directors were not able to attend due to illness. The meeting began with an executive session in which Mr. Landefeld from Perkins Coie and Mr. Morikubo were asked to participate.

One director, Ms. Kennard, recused herself from the discussion and vote regarding the proposed transaction. Ms. Kennard’s business has an ongoing business relationship with Honeywell. See “Interests of Our Directors and Executive Officers in the Merger.”

Following the executive session, representatives of Perkins Coie reviewed the principal terms and conditions of the proposed merger agreement with Honeywell, including conditions to closing, each party’s obligations to consummate the proposed transaction and obligations pending closing, anticipated timing of the transaction, and potential risks with respect to the proposed transaction, including possible antitrust review. Representatives of Perkins Coie and BofA Merrill Lynch and Intermec’s management also confirmed that the status of discussions with Party C and its proposal to purchase the Company remained the same as discussed with the board on December 7, 2012.

Also at this meeting, BofA Merrill Lynch reviewed with the board BofA Merrill Lynch’s financial analysis of the merger consideration of $10.00 in cash per share of Intermec common stock and delivered to the board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 9, 2012, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration of $10.00 in cash per share of Intermec common stock to be received by holders of Intermec common stock, was fair, from a financial point of view, to such holders. The opinion of BofA Merrill Lynch, including assumptions made, procedures followed, factors considered and limitations on the review undertaken in connection with such opinion, is discussed in more detail in this proxy statement under “Opinion of Intermec’s Financial Advisor.”

In connection with the board meeting, the Special Committee, after considering the information presented and the actions taken to date, unanimously adopted resolutions recommending that the board approve and authorize entry into the proposed definitive merger agreement with Honeywell and related matters, and delivered such recommendation to the board.

After deliberation, the members of the board of directors of Intermec present unanimously determined and resolved that the merger agreement and the terms and conditions of the contemplated merger and merger agreement with Honeywell are fair to, advisable and in the best interest of Intermec and its stockholders, approved and adopted the merger agreement, including the execution, delivery and performance by Intermec of the merger agreement and the merger, and recommended that all of the Intermec stockholders adopt the merger agreement.

During the evening of December 9, 2012, Intermec and Honeywell entered into the merger agreement.

Reasons for the Merger and Recommendation of Our Board of Directors

Reasons for the Merger

At the meetings of our special committee and our board of directors held on December 9, 2012, the special committee unanimously recommended that our board make the determinations relating to the merger and the adoption of the merger agreement described below in “The Merger — Reasons for the Merger and Recommendation of Our Board of Directors — Recommendation of Our Board of Directors.”

At the board meeting, following the special committee’s unanimous recommendation, the board accepted the special committee’s recommendation and made the determinations described below relating to the adoption of the merger, including recommending that the Intermec stockholders adopt the merger agreement.

In making their respective recommendations and determinations, our special committee and our board considered, among other things:

•

their knowledge of the current state of our business, such as our financial condition (including Intermec’s declining revenues), operations, business plans, management, competitive position, challenges and prospects (including management’s expectations regarding 2013 performance and its longer-term forecasts), and current industry, economic and market conditions (including the related risks and uncertainties discussed in our SEC filings);

•

the trading history of our common stock and their belief, based on the knowledge of the matters enumerated above, that our stock was not expected to trade at a price substantially above its current level for the foreseeable future; and

•

their belief that the merger is more favorable to our stockholders than other strategic alternatives available to us, including the alternative of continuing as an independent publicly-traded corporation (with or without selling portions of our business).

Our special committee and our board also considered, among other things, their knowledge of the strategic review process that the special committee had closely supervised with active and periodic input from the board — through formal meetings, informal consultation, regular advice from legal and financial advisors and the continuous interaction between the special committee, as well as the board, and those advisors — to consider available business and strategic alternatives, investigate potential transactions, identify potential buyers and ultimately negotiate and enter into the merger agreement with Honeywell, as described under “The Merger — Background of the Merger,” including:

•

that 15 sophisticated and knowledgeable potential buyers (including both potential strategic partners and financial sponsors and all parties that had recently approached Intermec regarding a potential strategic transaction) had been contacted by or separately contacted BofA Merrill Lynch on behalf of Intermec, regarding potential interest in acquiring us or a portion of our business and, in light of our public announcement that we retained BofA Merrill Lynch as our financial advisor to perform an evaluation of potential strategic alternatives that may be available to Intermec, the board deemed it unlikely that there were other likely potential buyers that did not know that Intermec would consider bids;

•

that 12 of those potential buyers had signed confidentiality agreements and received information about Intermec, and 11 of those potential buyers had held meetings with our management and engaged in various levels of due diligence investigation relating to us;

•	that five of the 15 potential buyers submitted preliminary indications of interest, including one in addition to Honeywell that entered into negotiations with regard to a merger agreement;

•

that two of our largest stockholders that owned approximately 27% of our common stock in aggregate indicated in numerous communications received by us, as well as through public filings made starting in late May, 2012, that we should explore strategic alternatives, including a potential sale;

•

the terms of the final indications of interest received relating to a sale of our whole business or portions of our business, including the fact that Honeywell’s ultimate offer represented a price per share equal to the highest offer per share for our whole business, as well as the greatest certainty of closing, most secure financing and least restrictive terms for us compared to the other indications received; and

•	that during the course of nearly seven months, Honeywell increased its offer from $7.75 to $10.00 per share and improved the terms and conditions of the merger it proposed to enter into with us.

In the course of deliberations, our special committee and our board also considered, among other things, the following material positive factors regarding the merger:

•

the fact that the $10.00 per share merger consideration to be received by our stockholders represented a premium of approximately 48% over the closing sales price of our shares as reported on the New York Stock Exchange on November 1, 2012 (which was the trading date prior to the date we publicly announced that we retained BofA Merrill Lynch as our financial advisor to assist us in evaluating business and strategic alternatives that may be available to Intermec) and a premium of approximately 25% over the closing sales price of our shares as reported on the New York Stock Exchange on December 7, 2012 (which was the trading date prior to the date we publicly announced that we had entered into the merger agreement with Honeywell);

•

the opinion of BofA Merrill Lynch, dated December 9, 2012, to Intermec’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration of $10.00 in cash per share of Intermec common stock, as more fully described below in the section entitled “The Merger — Opinion of Intermec’s Financial Advisor”;

•	the merger consideration paid in comparable transactions;

•

the fact that the merger consideration is all cash, which provides certainty of value and immediate liquidity to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration, and that there is no adjustment to the merger consideration for contingencies;

•	the absence of any financing condition to Honeywell’s obligation to consummate the merger or the need for Honeywell to obtain any financing commitments to consummate the merger;

•	the experience, reputation and financial capabilities of Honeywell, including with regard to acquisitions;

•

the final terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, which were the product of extensive arms-length negotiations undertaken with the advice of legal and financial advisors and which were deemed fair to, advisable and in the best interests of Intermec stockholders;

•

the then-current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as an independent publicly-traded corporation, in the event of a decline in the market price of our common stock or the stock market in general, the consideration that might be received by our stockholders in the open market or in a future transaction might be less than the merger consideration offered by Honeywell;

•

historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry (including continuing consolidation), economic and market conditions, including our prospects, if we were to remain an independent company, even if we sold a portion of our business but continued as a stand-alone enterprise;

•	the timing of entering into the merger agreement and the likelihood that the merger will be consummated in light of the nature of the conditions to Honeywell’s obligations to complete the merger;

•

the fact that if HSR Act, foreign competition or similar regulatory waiting period terminations or approvals are not obtained under certain circumstances as specified in the merger agreement, Honeywell would be required to pay us $24.0 million;

•	the requirement that stockholders holding a majority of our outstanding shares must vote to adopt the merger agreement;

•	the fact that appraisal rights would be available to our stockholders (for more information, see the section entitled “The Merger — Appraisal Rights” beginning on page 60 of this proxy statement); and

•

the fact that the merger agreement provides that, under specified circumstances and prior to the adoption of the merger agreement by our stockholders, in response to an unsolicited acquisition proposal from a third party that our board determines could reasonably be expected to result in an acquisition proposal the terms of which are superior to those of the merger, we may furnish information regarding Intermec to, and participate in discussions and negotiations with, such third party; and if specified conditions are met, the merger agreement also permits our board to consider and recommend to our stockholders an alternative transaction to the merger and allows us to terminate the merger agreement in order to enter into such alternative transaction, subject to paying a $24.0 million termination fee (see “The Merger Agreement — No Solicitation of Transactions”).

Our board also considered our special committee’s unanimous recommendation that the board approve the merger agreement and the merger.

In addition, in the course of their deliberations, our special committee and our board considered, among other things, the following potentially negative factors regarding the merger:

•	the fact that we will no longer be an independent publicly-traded corporation and our stockholders would not benefit from any potential future increase in our value beyond $10.00 per share;

•	the potential negative effects and risks resulting from the public announcement and pendency of the merger relating to our sales, financial performance and operating results;

•	the potential disruptions to important third party relationships, including with customers, suppliers or other commercial parties, due to the announcement and pendency of the merger;

•

the risk of diverting our senior management’s focus and our resources from other strategic opportunities and operational matters while working to consummate the merger, and the possibility of other management and employee disruption associated with the merger, including the potential loss of key and other personnel;

•	the conditions to Honeywell’s obligation to complete the merger and the right of Honeywell to terminate the merger agreement in certain circumstances;

•

the risk that the merger may not receive, or timely receive, the required regulatory approvals and clearances, including that relating to the HSR Act and certain competition laws of foreign jurisdictions;

•	the potential occurrence of any change, event, fact, effect or circumstance that could lead to a material adverse effect to Intermec, which would give Honeywell the ability to not complete the merger;

•

the limitations under the merger agreement, subject to certain exceptions, on our ability to solicit, initiate, or knowingly encourage or facilitate, alternative third-party acquisition proposals and the related disincentives to do so, including the fact that if we were to accept a superior proposal, change our recommendation of the merger or if we entered into an acquisition agreement within a certain time after the merger agreement was terminated, we would have to pay Honeywell a termination fee of $24.0 million;

•	the fact that gains from the sale of shares in the merger generally will be taxable to our stockholders for U.S. federal income tax purposes;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business generally in the ordinary course and subjecting us to a variety of specified limitations absent Honeywell’s consent, which may delay or prevent us from undertaking business opportunities that may arise during such period, even if our management thinks they may be advisable;

•	that if the merger is not completed, we may be adversely affected due to potential disruptions in our operations and reductions in our perceived acquisition value; and

•

the interests that our directors and our executive officers may have with respect to the merger in addition to their interests as stockholders generally (as described in “The Merger — Interests of Our Directors and Executive Officers in the Merger”).

The preceding discussion of the factors considered by our special committee and our board is not, and is not intended to be, exhaustive, but does cover the material factors considered. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, neither our special committee nor our board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) were favorable or unfavorable to its ultimate determination. Rather, each of our special committee and our board reached its recommendations and determinations based on its evaluation of the totality of the information presented, considered and analyzed during the process. In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

Recommendation of Our Board of Directors

Upon the unanimous recommendation of the special committee of our board of directors, our board of directors, by the unanimous vote of all of its members voting at a meeting held on December 9, 2012, determined that each of the merger and the merger agreement is fair to, advisable and in the best interests of Intermec and its stockholders, approved and adopted the form, terms and provisions of the merger agreement and declared them advisable, including the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, recommended the merger agreement and merger be adopted and approved by Intermec’s stockholders, and authorized a special meeting of Intermec’s stockholders to be held to consider the adoption and approval of the merger agreement, merger and other matter relating to the consummation of the transactions contemplated by the merger agreement. Our board of directors unanimously recommends by those voting on this matter that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, and “FOR” the non-binding “golden parachute” compensation payments proposal relating to the merger.

When considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Intermec have interests with respect to the merger that are in addition to or different than their interests as stockholders of Intermec generally. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement.

Opinion of Intermec’s Financial Advisor

Intermec has retained BofA Merrill Lynch to act as Intermec’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Intermec selected BofA Merrill Lynch to act as Intermec’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Intermec and its business.

On December 9, 2012, at a meeting of Intermec’s board of directors held to evaluate the merger, BofA Merrill Lynch delivered to Intermec’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated December 9, 2012, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration of $10.00 in cash per share of Intermec common stock to be received by holders of Intermec common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to Intermec’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Intermec’s board of directors for the benefit and use of Intermec’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration of $10.00 in cash per share of Intermec common stock from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Intermec or in which Intermec might engage or as to the underlying business decision of Intermec to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to Intermec;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Intermec furnished to or discussed with BofA Merrill Lynch by the management of Intermec, including certain financial forecasts relating to Intermec prepared by the management of Intermec, referred to herein as Intermec management forecasts;

•	discussed the past and current business, operations, financial condition and prospects of Intermec with members of senior management of Intermec;

•	reviewed the trading history for Intermec common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Intermec with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•

considered the fact that Intermec publicly announced that it was evaluating strategic alternatives and the results of BofA Merrill Lynch’s efforts on behalf of Intermec to solicit, at the direction of Intermec, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of Intermec;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Intermec that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Intermec management forecasts, BofA Merrill Lynch was advised by Intermec, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Intermec as to the future financial performance of Intermec. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Intermec, nor did it make any physical inspection of the properties or assets of Intermec. BofA Merrill Lynch did not evaluate the solvency or fair value of Intermec or Honeywell under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Intermec, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Intermec or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration of $10.00 in cash per share of Intermec common stock to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration of $10.00 in cash per share of Intermec common stock to be received by the holders of Intermec common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration of $10.00 in cash per share of Intermec common stock. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Intermec or in which Intermec might engage or as to the underlying business decision of Intermec to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Intermec imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Intermec’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Intermec Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Intermec and the following five publicly traded companies with operations or businesses that for purposes of this analysis may be considered reasonably similar to those of Intermec:

•	Datalogic S.p.A

•	Domino Printing Sciences plc

•	Motorola Solutions, Inc.

•	Sato Holdings Corporation

•	Zebra Technologies Corporation

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on December 7, 2012, plus debt, preferred stock, minority interest and the after-tax net present value of the unfunded portion of future pension obligations, less cash and short-term and long-term investments, as a multiple of calendar year 2013 estimated earnings before interest, taxes, depreciations and amortization, adjusted to exclude stock based compensation, one-time costs and pension expenses, which we refer to as Adjusted EBITDA, or Enterprise Value/CY 2013E Adjusted EBITDA. BofA Merrill Lynch also reviewed per share equity values, based on closing stock prices on December 7, 2012, of the selected publicly traded companies as a multiple of calendar year 2013 estimated earnings per share (excluding amortization of intangibles, restructuring costs and one-time items), which we refer to as EPS, or 2013 P/E. This analysis indicated high, low, mean and median multiples for Enterprise Value/CY 2013E Adjusted EBITDA of 8.5x, 4.7x, 6.9x and 7.4x, respectively, and for 2013 P/E of 17.4x, 7.3x, 12.7x and 13.8x, respectively.

BofA Merrill Lynch then applied calendar year 2013 Adjusted EBITDA multiples of 6.0x to 8.0x derived from the selected publicly traded companies to Intermec’s calendar year 2013 estimated Adjusted EBITDA and 2013 EPS multiples of 11.0x to 14.0x derived from the selected publicly traded companies to Intermec’s calendar year 2013 estimated EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Intermec were based on the Intermec management forecasts; in this regard, Intermec’s estimated Adjusted EBITDA was based on Intermec’s Adjusted EBITDA as set forth below in the October Forecasts under “Certain Management Financial Forecasts” adjusted to exclude Intermec’s estimated pension expenses as provided by Intermec management. Intermec’s implied equity value based on the 2013 Adjusted EBITDA multiples analysis described above was calculated (based on information provided by the management of Intermec) by reducing Intermec’s implied enterprise value by Intermec’s debt (approximately $65 million) and the after-tax net present value of Intermec’s unfunded portion of forecasted pension obligations (which after-tax net present value as approved by the management of Intermec was estimated to be approximately $94 million), and increasing it by Intermec’s cash (approximately $70 million). This analysis indicated the following approximate implied per share equity value reference ranges for Intermec, rounded to the nearest $0.25 per share, as compared to the merger consideration of $10.00 in cash per share of Intermec common stock:

Implied Per Share Equity Value Reference Ranges for Intermec		Merger Consideration
2013E Adjusted EBITDA	2013E EPS
$4.75 - $6.75	$4.75 - $6.00	$10.00

No company used in this analysis is identical or directly comparable to Intermec. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Intermec was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following eight selected transactions involving companies with operations or businesses that for purposes of this analysis may be considered reasonably similar to those of Intermec:

Announcement Date	Acquiror	Target
• June 2012	• Motorola Solutions, Inc.	• Psion PLC
• April 2012	• Cobham plc	• Thrane & Thrane A/S
• November 2011	• Datalogic S.p.A.	• Accu-Sort Systems Inc.
• June 2011	• Honeywell	• EMS Technologies, Inc.
• January 2011	• Intermec	• Vocollect, Inc.
• April 2009	• Harris Corporation	• Tyco Electronics Wireless Systems
• December 2008	• Esterline Technologies Corporation	• Racal Acoustics Ltd.
• April 2008	• Honeywell	• Metrologic Instruments, Inc.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s next twelve months estimated Adjusted EBITDA, which we refer to as NTM Adjusted EBITDA, or Enterprise Value/NTM Adjusted EBITDA. This analysis indicated high, low, mean and median multiples for Enterprise Value/NTM EBITDA of 10.8x, 6.0x, 8.1x and 7.6x, respectively (excluding multiples for Harris Corporation’s acquisition of Tyco Electronics Wireless Systems, Esterline Technologies Corporation’s acquisition of Racal Acoustics Ltd. and Honeywell’s acquisition of Metrologic Instruments, Inc., because multiples were not publicly available for those transactions).

BofA Merrill Lynch then applied Enterprise Value/NTM Adjusted EBITDA multiples of 7.0x to 10.0x derived from the selected transactions to Intermec’s calendar year 2013 estimated Adjusted EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Intermec were based on the Intermec management forecasts; in this regard, Intermec’s estimated Adjusted EBITDA was based on Intermec’s Adjusted EBITDA as set forth below in the October Forecasts under “Certain Management Financial Forecasts” adjusted to exclude Intermec’s estimated pension expenses as provided by Intermec management. Intermec’s implied equity value was calculated (based on information provided by the management of Intermec) by reducing Intermec’s implied enterprise value by Intermec’s debt (approximately $65 million) and the after-tax net present value of Intermec’s unfunded portion of forecasted pension obligations (which after-tax net present value as approved by the management of Intermec was estimated to be approximately $94 million), and increasing it by Intermec’s cash (approximately $70 million). This analysis indicated the following approximate implied per share equity value reference ranges for Intermec, rounded to the nearest $0.25 per share, as compared to the merger consideration of $10.00 in cash per share of Intermec common stock:

Implied Per Share Equity Value Reference Ranges for Intermec	Merger Consideration
2013E Adjusted EBITDA
$5.75 - $8.75	$10.00

No company, business or transaction used in this analysis is identical or directly comparable to Intermec or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Intermec and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Intermec to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Intermec was forecasted to generate during Intermec’s fiscal years 2012 through 2016 based on the Intermec management forecasts; in this regard, such cash flows were based on those set forth in the October Forecasts under “Certain Management Financial Forecasts” adjusted to exclude Intermec’s estimated pension expenses as provided by Intermec management. BofA Merrill Lynch calculated terminal values for Intermec by applying a range of perpetuity growth rates of 2.0% to 3.0% to projected unlevered, after-tax free cash flows in the terminal year. The cash flows and terminal values were then discounted to present value as of December 31, 2012 using discount rates ranging from 12.0% to 14.5%, which were based on an estimate of Intermec’s weighted average cost of capital. Intermec’s implied equity value was calculated (based on information provided by the management of Intermec) by reducing Intermec’s implied enterprise value by Intermec’s debt (approximately $65 million) and the after-tax net present value of Intermec’s unfunded portion of forecasted pension obligations (which after-tax net present value as approved by the management of Intermec was estimated to be approximately $94 million), and increasing it by Intermec’s cash (approximately $70 million). This analysis indicated the following approximate implied per share equity value reference ranges for Intermec, rounded to the nearest $0.25 per share, as compared to the merger consideration of $10.00 in cash per share of Intermec common stock:

Implied Per Share Equity Value Reference Range for Intermec	Merger Consideration
$7.75 - $11.25	$10.00

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•

historical trading prices of Intermec common stock during the five-year period ended December 7, 2012 separately and in relation to the Standard & Poor’s 500 Index, the Standard & Poor’s Small Cap 600 Index and a composite index consisting of the selected publicly traded companies referred to above;

•

historical trading prices and trading volume of Intermec common stock during the period commencing on October 4, 2012, the last trading day prior to the date on which it was publicly reported that Datalogic S.p.A. was studying a friendly takeover bid for Intermec, separately and in relation to Standard & Poor’s 500 Index, the Russell 2000 Index, the NASDAQ Composite Index and a composite index consisting of the selected publicly traded companies referred to above;

•	historical average multiples of enterprise value to NTM Adjusted EBITDA since December 7, 2010 of Intermec and the selected publicly traded companies referred to above; and

•

the implied premiums of the merger consideration of $10.00 in cash per share of Intermec common stock to Intermec’s common stock price as of December 7, 2012 and its historical stock prices, including:

•	the 25% premium to Intermec’s common stock price on December 7, 2012 of $7.98 per share;

•

the 63% premium to Intermec’s common stock price on October 4, 2012, the last trading day prior to the date on which it was publicly reported that Datalogic S.p.A. was studying a friendly takeover bid for Intermec, of $6.12 per share;

•

the 48% premium to Intermec’s common stock price on November 1, 2012, the last trading day prior to Intermec publicly announcing that it was continuing to work with BofA Merrill Lynch in performing Intermec’s evaluation of its business and strategic alternatives, of $6.77 per share; and

•	the 14% premium to the 52-week high closing price of Intermec’s common stock for the period ending December 7, 2012 of $8.74 per share.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to Intermec’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Intermec. The estimates of the future performance of Intermec in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration of $10.00 in cash per share of Intermec common stock and were provided to Intermec’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Intermec.

The type and amount of consideration payable in the merger was determined through negotiations between Intermec and Honeywell, rather than by any financial advisor, and was approved by Intermec’s board of directors. The decision to enter into the merger agreement was solely that of Intermec’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by Intermec’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Intermec’s board of directors or management with respect to the merger or the merger consideration of $10.00 in cash per share of Intermec common stock.

Intermec has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $9 million, $1 million of which was payable upon delivery of its opinion and the remainder of which is contingent upon the completion of the merger. Intermec also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Intermec, Honeywell and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Intermec and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain treasury and trade management services and products to Intermec. During the two year period ending November 30, 2012, BofA Merrill Lynch and its affiliates received or derived aggregate revenues from Intermec for commercial, corporate and investment banking services of approximately $200,000.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Honeywell and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under Honeywell’s $3.0 billion amended and restated five year credit agreement; (ii) having acted in 2011 as joint book-running manager for Honeywell’s $1.4 billion senior notes offerings and as a dealer manager in connection with a concurrent tender offer for certain outstanding notes; (iii) having provided or providing certain derivatives and foreign exchange trading services to Honeywell; and (iv) having provided or providing certain treasury and trade management services and products to Honeywell. BofA Merrill Lynch has informed Intermec that during the two year period ending November 30, 2012, BofA Merrill Lynch and its affiliates received or derived, directly or indirectly, aggregate revenues from Honeywell and certain related parties for commercial, corporate, and investment banking services of approximately $25 million. Of that amount, Honeywell has informed Intermec that it or an affiliate has directly paid BofA Merrill Lynch and its affiliates fees of approximately $9.1 million. In addition, certain affiliates of BofA Merrill Lynch maintain significant commercial (as a customer) relationships with Honeywell or certain of its affiliates.

Certain Management Financial Forecasts

Intermec does not as a matter of course make public long-term forecasts as to future revenue, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, we provided certain management-prepared, internal, non-public multi-year financial forecast information, which is summarized below (and which we refer to collectively as the Forecasts), to BofA Merrill Lynch for its use in connection with the rendering of its opinion to our board of directors and performing its related financial analyses, as described under “Opinion of Intermec’s Financial Advisor” above. In addition, we provided Honeywell and the other parties signing NDAs with Intermec relating to a possible strategic transaction certain of the Forecasts for their use in their review of a possible strategic transaction with us. See “The Merger — Background of the Merger.”

The Forecasts include:

•

financial information based on internal, non-public financial forecasts for fiscal years 2012 through 2016 updated by management in August 2012 in the normal course of periodically updating its financial forecasts (which we refer to as the August A Forecasts);

•

financial information based substantially on the same internal, non-public financial forecasts for fiscal years 2012 through 2016 as and developed substantially concurrently with the base-case August A Forecasts, but which, most significantly, assumed success in certain hardware and service business opportunities; included related incremental revenue from the assumed expansion of our hardware and services businesses; and assumed increased research and development and sales investments (which we refer to as the August B Forecasts); and

•

financial information based on internal, non-public financial forecasts for fiscal years 2012 through 2016 updated by management in October 2012 in the normal course of periodically updating its financial forecasts, which, among other things, incorporated actual third quarter 2012 financial performance (including lower than previously expected revenues); were developed with greater visibility into fourth quarter 2012 financial performance, the 2013 sales pipeline and future cost and expense levels; and were based on revised assumptions regarding long-term market growth rates for specific lines of our business, including due to revised expectations regarding European and Asian economic conditions and changes in specific business segments (such as our voice and printers businesses) (which we refer to as the October Forecasts).

We provided our board of directors (including the special committee) with the August A Forecasts, the August B Forecasts and the October Forecasts. We provided BofA Merrill Lynch with the August B Forecasts and the October Forecasts, as well as financial information substantially similar to the August A Forecasts. We provided Honeywell, as well as Parties C and K, with the August B Forecasts and the 2012 and 2013 portion of the October Forecasts. The other parties signing NDAs received the August B Forecasts.

The Forecasts were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding forecasts or projections or GAAP or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis, reflective of the best estimates and judgments available to our management at the time, and presented, to the best of our management’s knowledge and belief, the expected courses of action and Intermec’s expected future financial performance as of the dates they were prepared. However, the Forecasts are not facts and should not be relied upon as being necessarily indicative of future events or performance as they cover multiple years and accordingly by their nature are subject to change and require periodic updates as actual financial results and performance are realized across successive periods or years.

None of Intermec’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Forecasts, nor have they expressed any opinion or any other form of assurance on the Forecasts or their achievability, and such parties assume no responsibility for, and disclaim any association with, the Forecasts. The ultimate achievability of any of the Forecasts is subject to numerous risks and uncertainties including, but not limited to, the risks and uncertainties described in “Caution Regarding Forward-Looking Statements” and in the documents described in “Where You Can Find More Information,” including Intermec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent periodic filings made with the SEC. The Forecasts are not being included in this proxy statement in order to influence a stockholder’s decision whether to vote “FOR” the adoption of the merger agreement or not, seek appraisal rights, or for any other purpose, but are being included solely to give stockholders access to information that was provided for use by our financial advisors, Honeywell and other interested parties.

The Forecasts, while presented with numerical specificity, necessarily reflect numerous estimates and assumptions made by us with respect to, among other things, industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Intermec’s business, all of which are difficult or impossible to predict and many of which are beyond our control. The Forecasts reflect subjective judgment in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience, events and business developments. As such, the Forecasts constitute forward-looking information and are subject to risks and uncertainties that could cause actual financial events and performance to differ materially from the financial events and performance forecasted, including, among other things, our business performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in laws, regulations or rules, and the various other risks described in our reports filed with the SEC. None of Intermec, our board of directors (including the special committee), Honeywell or their respective advisors, affiliates or representatives can give any assurance that the Forecasts will be realized or that actual results will not be significantly different than the Forecasts.

In addition, the Forecasts reflect assumptions and estimates of our management as of the times that they were prepared as to certain business decisions and circumstances that were and are subject to change (including those specifically included above in the descriptions of the individual Forecasts). These assumptions and estimates included, among others, market growth estimates (considering, for example, effects of continued economic pressures and slowdowns in geographic markets, such as Europe and Asia, and in specific business segments), investments in developing markets, expansion of product and solution offerings, differentiation with service offerings, improved recurring revenue streams, and volume-related operating leverage and cost reduction programs. The Forecasts also may be and have been affected by Intermec’s ability to achieve strategic goals, objectives and targets, and attract and retain human capital and financial resources over the forecasted periods. None of the Forecasts can be considered a guarantee of financial events or performance, and the forecasted financial information should not be relied on as such. The inclusion of the Forecasts should not be regarded as an indication that Intermec, our board of directors (including the special committee), Honeywell or their respective advisors, affiliates or representatives or anyone who received this information then considered, or now considers, the Forecasts a reliable prediction of future events or performance, and should not be relied upon as such. None of Intermec, our board of directors (including the special committee), Honeywell or their respective advisors, representatives or affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective financial information described in the Forecasts.

The Forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement or the related announcement. Further, the Forecasts do not take into account the effect of any failure of the transactions described in the merger agreement to occur and should not be viewed as accurate or continuing in that context. None of Intermec, our board of directors (including the special committee), Honeywell or their respective advisors, representatives or affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the Forecasts, except as otherwise required by law, including if the Forecasts are currently or become inaccurate (even in the short term).

The inclusion in this proxy statement of the Forecasts is not an admission or representation by Intermec, our board of directors (including the special committee), Honeywell or their respective advisors, representatives or affiliates that such information is viewed by Intermec, our board of directors (including the special committee), Honeywell or their respective advisors, representatives or affiliates as material information. The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding us contained in Intermec’s public filings with the SEC. See “Where You Can Find More Information.”

None of Intermec, our board of directors (including the special committee), Honeywell or their respective affiliates, advisors or representatives has made or makes any representation to any Intermec stockholder or other person regarding Intermec’s ultimate performance compared to the information contained in the Forecasts or that forecasted financial events or performance will happen or be achieved. We have not made specific representations to Honeywell or Merger Sub in the merger agreement or otherwise, concerning the Forecasts. Further, none of Intermec, our board of directors (including the special committee), Honeywell or their respective affiliates, advisors or representatives makes any representation to any other person regarding the Forecasts.

In light of the foregoing factors and the risks and uncertainties inherent as described in the information provided above, stockholders are cautioned not to place undue, if any, reliance on the Forecasts or the fact that they are included in this proxy statement.

Certain of the items in the Forecasts, including Adjusted EBITDA, Non GAAP Net Income, Non-GAAP EPS and Free Cash Flow, may be considered non-GAAP financial measures. We believe these non-GAAP measures are useful to understanding Intermec’s continuing operations. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, and should be read in conjunction with financial information presented in compliance with GAAP. Non-GAAP financial measures as used by Intermec may not be comparable to similarly titled amounts used by other companies. Further, because of the forward-looking nature of the Forecasts and the volatility with respect to certain of the GAAP and non-GAAP measures, and the adjustments relating to the non-GAAP measures as provided in the financial information below, you are cautioned that such financial information is estimated and may currently be or become inaccurate.

August A Forecasts. The August A Forecasts included the following estimates of Intermec’s future financial performance (dollars in millions and rounded to the nearest million, except per share data):

	Fiscal Year Ended December 31
	2012E*	2013E*	2014E*	2015E*	2016E*
Total Revenue	$830	$884	$946	$1,012	$1,085
Total Gross Margin	$335	$376	$416	$452	$489
Adjusted EBITDA(1)	$53	$86	$104	$128	$148
Non-GAAP Net Income(2)	$16	$47	$56	$64	$76
Non-GAAP EPS(2)	$0.26	$0.77	$0.92	$1.04	$1.24
Free Cash Flow(3)	$3	$65	$78	$89	$101

(1)	Adjusted EBITDA (net income/loss before provisions for income taxes, net interest expense and depreciation and amortization) excludes stock-based compensation and selected one time items.

(2)	Excludes amortization of intangibles, restructuring costs and selected one-time items. Based on fully diluted shares outstanding, as applicable.
(3)	Free Cash Flow includes cash flow from operations less capital expenditures.
*	Estimated

August B Forecasts. The August B Forecasts included the following estimates of Intermec’s future financial performance (dollars in millions and rounded to the nearest million, except per share data):

	Fiscal Year Ended December 31
	2012E*	2013E*	2014E*	2015E*	2016E*
Total Revenue	$836	$908	$998	$1,082	$1,164
Total Gross Margin	$341	$383	$433	$477	$519
Adjusted EBITDA(1)	$57	$87	$115	$144	$169
Non-GAAP Net Income(2)	$21	$44	$62	$72	$87
Non-GAAP EPS(2)	$0.35	$0.72	$1.02	$1.18	$1.42
Free Cash Flow(3)	$6	$72	$79	$94	$110

(1)	Adjusted EBITDA (net income/loss before provisions for income taxes, net interest expense and depreciation and amortization) excludes stock-based compensation and selected one time items. Due to number rounding differences, the estimated 2012 Adjusted EBITDA and the estimated 2014 Non-GAAP EPS were included in certain August B Forecasts’ distributions as $58 million and $1.01, respectively.
(2)	Excludes amortization of intangibles, restructuring costs and selected one-time items. Based on fully diluted shares outstanding, as applicable.
(3)	Free Cash Flow includes cash flow from operations less capital expenditures.
*	Estimated

October Forecasts. The October Forecasts included the following estimates of Intermec’s future financial performance (dollars in millions and rounded to the nearest million, except per share data):

	Fiscal Year Ended December 31
	2012E*	2013E*	2014E*	2015E*	2016E*
Total Revenue	$793	$860	$947	$1,031	$1,118
Total Gross Margin	$315	$351	$399	$442	$484
Adjusted EBITDA(1)	$43	$58	$83	$115	$141
Non-GAAP Net Income(2)	$6	$26	$43	$57	$73
Non-GAAP EPS(2)	$0.11	$0.43	$0.71	$0.93	$1.19
Free Cash Flow(3)	$(18)	$45	$58	$79	$110

(1)	Adjusted EBITDA (net income/loss before provisions for income taxes, net interest expense and depreciation and amortization) excludes stock-based compensation and selected one time items. Includes estimated pension expenses of approximately $5 million in 2012, $6 million in 2013 through 2015 and $7 million in 2016.
(2)	Excludes amortization of intangibles, restructuring costs and selected one-time items. Based on fully diluted shares outstanding, as applicable.
(3)	Free Cash Flow includes cash flow from operations less capital expenditures.
*	Estimated

The tables below provide estimated reconciliation information for the non-GAAP items provided in the Forecasts above: (i) Adjusted EBITDA; (ii) Non-GAAP Net Income; (iii) Non-GAAP EPS; and (iv) Free Cash Flow (dollars in millions, except per cash data).

Reconciliation information regarding August A Forecasts:

	Fiscal Year Ended December 31
	2012E*	2013E*	2014E*	2015E*	2016E*
Net earnings (loss)	$(258.1)	$31.2	$47.9	$58.2	$71.8
Acquisition related intangible amortization	18.1	16.1	8.6	5.5	3.8
Deferred taxes and valuation allowance	206.9	—	—	—	—
Impairment of goodwill	41.5	—	—	—	—
Restructuring and one-time expenses	7.1	0.0	0.0	(0.0)	0.0

Non-GAAP Net Income	$15.6	$47.2	$56.4	$63.7	$75.6

Net interest expense	2.6	2.4	1.4	1.0	1.0
Income tax expense (benefit)	6.8	6.0	16.0	31.3	38.7
Depreciation and other amortization	19.2	17.9	18.1	18.7	19.6
Stock-based compensation	8.9	12.0	12.5	13.0	13.5

Adjusted EBITDA	$53.1	$85.5	$104.3	$127.8	$148.4

Diluted earnings (loss) per share	$(4.23)	$0.51	$0.78	$0.95	$1.18
Per share impact of net income adjustments	$4.49	$0.26	$0.14	$0.09	$0.06

Non-GAAP EPS	$0.26	$0.77	$0.92	$1.04	$1.24

Net cash used / (provided by) in operating activities	$15.2	$79.1	$93.6	$107.6	$122.2
Capital expenditures	(12.2)	(14.0)	(16.0)	(18.5)	(21.5)

Free Cash Flow	$3.1	$65.1	$77.7	$89.1	$100.7

*	Estimated

Reconciliation information regarding August B Forecasts:

	Fiscal Year Ended December 31
	2012E*	2013E*	2014E*	2015E*	2016E*
Net earnings (loss)	$(254.9)	$31.1	$55.3	$68.3	$84.0
Acquisition related intangible amortization	18.1	16.1	8.6	5.5	3.8
Assumed tax impact on intangible amortization(1)	—	(2.9)	(2.1)	(1.9)	(1.3)
Deferred taxes and valuation allowance	206.9	—	—	—	—
Impairment of goodwill	43.3	—	—	—	—
Restructuring and one-time expenses	7.4	0.0	(0.0)	0.0	(0.0)

Non-GAAP Net Income	$20.8	$44.2	$61.7	$71.9	$86.5

Net interest expense	2.6	2.6	1.4	1.0	1.0
Income tax expense (benefit)	6.0	6.8	18.4	36.8	45.3
Assumed tax impact on intangible amortization(1)	—	2.9	2.1	1.9	1.3
Depreciation and other amortization	19.2	18.7	19.0	19.8	20.9
Stock-based compensation	8.6	12.0	12.5	13.0	13.5

Adjusted EBITDA	$57.3	$87.2	$115.1	$144.4	$168.5

Diluted earnings (loss) per share	$(4.18)	$0.51	$0.91	$1.12	$1.38
Per share impact of net income adjustments	$4.53	$0.22	$0.12	$0.06	$0.04

Non-GAAP EPS	$0.35	$0.72	$1.02	$1.18	$1.42

Net cash used / (provided by) in operating activities	$18.2	$85.8	$95.2	$112.4	$131.2
Capital expenditures	(12.7)	(14.0)	(16.4)	(18.9)	(21.5)

Free Cash Flow	$5.6	$71.8	$78.8	$93.5	$109.7

(1)	Amortization of acquired intangibles for the August B Forecasts is indentified separately along with the assumed tax amount to more clearly represent the actual intangible amortization and to facilitate the reconciliation to Non-GAAP Net Income.
*	Estimated

Reconciliation information regarding October Forecasts:

	Fiscal Year Ended December 31
	2012E*	2013E*	2014E*	2015E*	2016E*
Net earnings (loss)	$(265.6)	$10.5	$34.6	$51.7	$69.1
Acquisition related intangible amortization	18.1	16.0	8.4	5.3	3.6
Deferred taxes and valuation allowance	206.9	—	—	—	—
Impairment of goodwill	41.3	—	—	—	—
Restructuring and one-time expenses	5.7	(0.0)	(0.0)	0.0	(0.0)

Non-GAAP Net Income	$6.4	$26.4	$43.0	$57.0	$72.7

Net interest expense	2.6	2.4	1.4	1.0	1.0
Income tax expense (benefit)	7.0	2.0	11.5	27.8	37.2
Depreciation and other amortization	18.3	17.9	17.4	17.8	18.1
Stock-based compensation	8.2	8.9	10.0	11.0	12.0

Adjusted EBITDA	$42.6	$57.6	$83.4	$114.6	$141.0

Diluted earnings (loss) per share	$(4.35)	$0.17	$0.57	$0.85	$1.13
Per share impact of net income adjustments	$4.46	$0.26	$0.14	$0.09	$0.06

Non-GAAP EPS	$0.11	$0.43	$0.71	$0.93	$1.19

Net cash used / (provided by) in operating activities	$(8.3)	$56.4	$71.5	$93.5	$126.3
Capital expenditures	(10.0)	(11.5)	(13.1)	(14.8)	(16.7)

Free Cash Flow	$(18.3)	$44.9	$58.4	$78.6	$109.6

*	Estimated

The Forecasts and related financial information should be evaluated, if at all, in conjunction with the information regarding us contained elsewhere in this proxy statement and the historical financial statements and other information regarding us contained in Intermec’s public filings with the SEC. See “Where You Can Find More Information.”

Financing of the Merger

There is no financing condition to the merger. Honeywell will use available funds to pay the merger consideration and merger-related costs, which funds may include proceeds from the issuance of commercial paper.

Interests of Our Directors and Executive Officers in the Merger

When considering the recommendation of our board of directors in favor of the adoption of the merger agreement, you should be aware that consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the stockholders adopt the merger agreement. Stockholders should take these benefits into account in deciding whether to vote for the adoption of the merger agreement.

These interests relate to or arise from:

•

accelerated vesting of all outstanding unvested stock options, restricted stock units and performance share units held by our executive officers and the cash-out of such awards (to the extent deemed payable in the case of performance share units);

•	accelerated vesting of all restricted stock units held by our directors and the cash-out of stock options, restricted stock units and deferred stock units held by them;

•

certain cash payments and other benefits payable to our executive officers in the event of a termination of employment following consummation of the merger pursuant to the Intermec, Inc. Change of Control Severance Plan;

•	continuation of specified salary and certain other employee benefits that our employees who continue employment with the surviving corporation, Honeywell or their subsidiaries will be provided; and

•	continuation of certain indemnification and insurance arrangements for our directors and executive officers.

In addition, our director Lydia Kennard recused herself as a director from voting on and deliberations relating to the adoption of the merger agreement and the merger due to actual or potential conflicts of interest in evaluating the merger because of certain business-related arrangements with the Honeywell organization. Ms. Kennard is Chief Executive Officer and Chair of the Board of KDG Development & Construction Consulting, a construction management firm, and KDG is currently under a multi-year consulting and management contract with Honeywell to perform services as may be requested from time to time by Honeywell.

Outstanding Equity Awards Held By Executive Officers and Directors

Our executive officers and directors hold equity awards granted under the Intermec, Inc. 2008 Omnibus Incentive Plan, the 2004 Omnibus Incentive Compensation Plan, the 2002 Director Stock Option and Fee Plan, the 2001 Stock Incentive Plan and the 1999 Stock Incentive Plan (collectively referred to as the Intermec equity plans). Certain executive officers also participated in the Intermec, Inc. 2008 Employee Stock Purchase Plan (referred to as the ESPP) prior to its suspension on January 1, 2013. Intermec will terminate the Intermec equity plans, including the ESPP, as of the effective time of the merger.

Stock Options

Pursuant to the merger agreement, each outstanding option to purchase Intermec common stock will become fully vested and exercisable immediately prior to the effective time of the merger and will be cancelled in exchange for the right to receive, as of the effective time of the merger, a cash payment in an amount equal to the product of (a) the total number of shares of Intermec common stock subject to the option multiplied by (b) the excess, if any, of $10.00 over the exercise price per share of such option, without interest and less any required tax withholding.

All stock options held by the directors as of February 11, 2013 are fully vested by their terms.

The following table sets forth for each of Intermec’s executive officers and directors as of February 11, 2013:

•

the number of shares subject to outstanding options held by such person (reflecting full acceleration of vesting) that are expected to be cashed out in the merger (referred to as in-the-money stock options in the table below);

•	the weighted average exercise price per share of such options (rounded to the nearest cent);

•

the amount that each executive officer and director is expected to receive pursuant to the merger agreement in connection with the cash-out of such in-the-money stock options (amounts are gross amounts without regard to any required tax withholding); and

•

the number of shares subject to outstanding options held by such person (reflecting full acceleration of vesting) that have exercise prices in excess of $10.00 per share (referred to as out-of-the-money stock options in the table below). Out-of-the-money stock options will, immediately prior to the effective time of the merger, be cancelled for no consideration to the holder.

Executive Officers and Directors	Shares Subject to In-the-Money Stock Options	Weighted Average Exercise Price Per Share of In-the- Money Stock Options ($)	Value of Option Cash-Out ($)	Shares Subject to Out-of-the-Money Stock Options
Allen J. Lauer	27,500	$5.50	$123,700	76,905
Interim Chief Executive Officer and President, Chairman of the Board

Robert J. Driessnack	40,447	5.65	175,944	205,362
Chief Financial Officer and Senior Vice President

Dennis A. Faerber	40,447	5.65	175,944	235,362
Senior Vice President, Global Operations

James P. McDonnell	40,447	5.65	175,944	163,695
Senior Vice President, Global Sales and Marketing

Yukio Morikubo	100,447	6.34	367,344	—
Senior Vice President, General Counsel and Corporate Secretary

Earl R. Thompson	40,447	5.65	175,944	155,362
Senior Vice President, Mobile Solutions Business Unit

Keith L. Barnes	—	—	—	—
Director

Eric J. Draut	—	—	—	39,021
Director

Gregory K. Hinckley	—	—	—	91,905
Director

Lydia H. Kennard	25,000	7.72	57,000	76,905
Director

Stephen P. Reynolds	—	—	—	74,405
Director

Steven B. Sample	7,500	6.37	27,200	106,905
Director

Oren G. Shaffer	—	—	—	67,556
Director

Larry D. Yost	27,500	7.43	70,700	76,905
Director

Restricted Stock Units, Performance Share Units and Director Deferred Amounts

Pursuant to the merger agreement, the holders of outstanding restricted stock units and performance share units will be entitled to receive, in full settlement thereof, as of the effective time of the merger, a cash payment in an amount equal to the product of (a) the total number of shares of Intermec common stock subject to such restricted stock units or deemed payable under such performance share units, as applicable, and (b) $10.00, without interest and less any required tax withholding.

As of February 11, 2013, certain of our directors have deferred cash fees or equity awards into share unit accounts denominated in Intermec common stock under the Intermec, Inc. Director Deferred Compensation Plan (referred to as the Director Deferred Compensation Plan). Under that plan, all amounts deferred into such share unit accounts by the directors will be distributed to them in a lump sum cash amount following consummation of the merger in an amount equal to the product of (a) the total number of shares of Intermec common stock credited to such share unit accounts (including any fractional shares) multiplied by (b) $10.00, without interest.

The following table sets forth for each of Intermec’s executive officers and directors as of February 11, 2013:

•	the number of shares subject to outstanding restricted stock units held by each person that are expected to be cashed out in the merger;

•	the estimated number of shares under performance share units that are expected to be deemed payable and cashed out in the merger;

•	the number of whole shares credited to share unit accounts under the Director Deferred Compensation Plan that are expected to be cashed out in the merger; and

•	the amount that each such person is expected to receive pursuant to the merger agreement in connection with the foregoing (amounts are gross amounts without regard to any required tax withholding).

Executive Officers	Shares Subject to Restricted Stock Units	Shares Deemed Payable Under Performance Share Units	Share Units Deferred Under the Director Deferred Compensation Plan	Value of Share Cash-Out ($)
Allen J. Lauer	17,699	—	98,983	$1,166,820
Interim Chief Executive Officer and President, Chairman of the Board

Robert J. Driessnack	59,380	23,740	—	831,200
Chief Financial Officer and Senior Vice President

Dennis A. Faerber	59,380	23,740	—	831,200
Senior Vice President, Global Operations

James P. McDonnell	53,305	23,740	—	770,450
Senior Vice President, Global Sales and Marketing

Yukio Morikubo	43,088	9,946	—	530,340
Senior Vice President, General Counsel and Corporate Secretary

Earl R. Thompson	59,380	23,740	—	831,200
Senior Vice President, Mobile Solutions Business Unit

Keith L. Barnes	17,699	—	—	176,990
Director

Eric J. Draut	17,699	—	29,172	468,710
Director

Gregory K. Hinckley	17,699	—	24,462	421,610
Director

Lydia H. Kennard	17,699	—	24,462	421,610
Director

Executive Officers	Shares Subject to Restricted Stock Units	Shares Deemed Payable Under Performance Share Units	Share Units Deferred Under the Director Deferred Compensation Plan	Value of Share Cash-Out ($)

Stephen P. Reynolds	17,699	—	24,462	421,610
Director

Steven B. Sample	17,699	—	47,980	656,790
Director

Oren G. Shaffer	17,699	—	75,390	930,890
Director

Larry D. Yost	17,699	—	89,473	1,071,720
Director

Executive Change of Control Policy for the 2008 Omnibus Incentive Plan

The Executive Change of Control Policy for the 2008 Omnibus Incentive Plan (referred to as the COC Policy) sets forth the treatment of outstanding equity awards held by executive officers under the 2008 Omnibus Incentive Plan in the event of a change of control of Intermec.

Under the COC Policy:

•

All options and time-vested restricted stock or restricted stock units are subject to “double-trigger” accelerated vesting and lapse of applicable forfeiture provisions, meaning that if equity awards are converted, assumed or replaced in connection with a change of control, accelerated vesting and lapse of forfeiture provisions will occur only if, in connection with or within two years after the change of control, the executive officer’s employment is terminated by Intermec (or a successor) without cause or the executive officer terminates employment for good reason.

•

Payout of performance shares, performance units, and stock awards (other than options) and stock units with restrictions based on performance criteria will occur based (i) on actual performance if more than 50% of the performance period has elapsed and (ii) on targeted performance if 50% or less of the performance period has elapsed as of the effective date of the change of control.

The merger will constitute a “Change of Control” of Intermec for purposes of the COC Policy. As discussed above under “The Merger — Interests of Our Directors and Executive Officers in the Merger — Outstanding Equity Awards Held by Executive Officers and Directors” beginning on page 52, pursuant to the terms of the merger agreement, all stock options, restricted stock units and, to the extent deemed payable, performance share units outstanding immediately prior to the effective time of the merger will become vested and will then be cashed out in the merger. The determination of the performance share units deemed payable in connection with the merger follows the provisions of the COC Policy, except that the number of performance share units that will be deemed payable with respect to the performance period extending from 2011-2013 will be calculated based on performance through December 31, 2012, rather than on performance through the merger (see footnote 2 under the table beginning on page 59 for discussion of the calculation procedures for our performance share units in further detail). In connection with our board of director’s approval of the merger agreement, the compensation committee of our board of directors confirmed and approved the foregoing treatment of equity awards for our executive officers, effective upon and subject to consummation of the merger. This treatment will apply to all holders of stock options, restricted stock units and performance share units outstanding or deemed payable, as applicable, immediately prior to the effective time of the merger.

Effect of Change of Control Under the Director Compensation Program

All equity awards granted under the Director Compensation Program become fully vested immediately upon a change of control under the terms of that program.

Change of Control Severance Plan

The Intermec, Inc. Change of Control Severance Plan (referred to as the COC Plan) covers all our executive officers, other than Mr. Lauer, our Interim Chief Executive Officer and President, who is not eligible to participate in the COC Plan pursuant to his employment arrangement with Intermec. The COC Plan provides that if within 24 months following a change of control of Intermec (and in certain instances up to six months prior to such a change) an eligible executive officer’s employment is terminated for reasons other than for cause or if an executive officer terminates employment for good reason (the terms “cause” and “good reason” are defined below), the executive officer will be entitled to the following payments and benefits under the COC Plan:

•	Accrued but unpaid salary and vacation pay as of the termination date.

•

Lump sum severance payment equal to a multiple of the executive officer’s annual base salary (based on the highest rate of annual base salary in effect up to and including the date of termination) and a multiple of annual bonus (based on the average of the prior three years’ actual bonus payments). The multiple is two times base salary and bonus for the eligible executive officers.

•

Prorated lump sum payment equal to unpaid target annual bonus for the year of termination (prorated based on the number of days that have elapsed in the year of termination up to and including the date of such termination).

•

Continued coverage for the executive officer and his or her family members under welfare benefit plans for a period of two years, including reimbursement for certain payments made by the executive officer for the cost of coverage (including medical and dental) plus a related tax gross-up for any such reimbursed amounts.

•	Payment for reasonable outplacement costs, as incurred, for a period of up to two years.

•	Amounts accrued and due under the existing terms of various benefit plans, including the Intermec, Inc. Deferred Compensation Plan.

The COC Plan provides for an excise tax gross-up payment sufficient to reimburse the executive officer for any excise tax incurred under Section 4999 of the Internal Revenue Code of 1986, as amended (which is referred to as the Code), and any taxes incurred on such payment, because amounts payable in connection with the change of control constitute “parachute payments” as that term is defined for purposes of Section 280G of the Code. However, an executive officer will not be entitled to any such excise tax gross-up payment if his or her total payments do not exceed 110% of the maximum payments the executive officer could receive without being subject to the excise tax. In that event the executive officer’s payments will be reduced by the minimum amount necessary to prevent any such payments from being subject to the excise tax. In March 2010, the COC Plan was amended to remove this excise tax gross-up provision for any new executive officers who are covered by the COC Plan thereafter.

The COC Plan also includes a clawback provision that terminates benefits and requires repayment of benefits if the executive officer breaches agreements protecting the interests of Intermec, such as agreements regarding confidentiality, non-competition and ownership of proprietary information. The COC Plan also requires that the executive officer sign a general waiver and release of claims in order to receive benefits.

The merger will constitute a “Change of Control” for purposes of the COC Plan.

“Good Reason” is generally defined in the COC Plan to mean the occurrence of any of the following, and the failure of Intermec or a successor company to cure within 30 days after receipt of written notice from the executive officer asserting that good reason exists: (i) a material diminution in the executive officer’s base compensation; (ii) a material diminution in the executive officer’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive officer is required to report, including a requirement that the executive officer report to a corporate officer or employee instead of reporting directly to the board of directors; (iv) a material diminution in the budget over which the executive officer retains authority; (v) a material change in the geographic location at which the executive officer must perform services; or (vi) the failure of Intermec to obtain a satisfactory agreement from a successor to Intermec to assume and agree to perform the COC Plan.

“Cause” is generally defined in the COC Plan to mean the occurrence of one or more of the following events: (i) the willful and continued failure of the executive officer to perform substantially the executive officer’s duties after a written demand for substantial performance is delivered by the board of directors or the chief executive officer, or (ii) the willful engaging by the executive officer in illegal conduct or gross misconduct that is materially and demonstrably injurious to Intermec. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was in the best interests of Intermec.

The payments and benefits payable under the COC Plan for our named executive officers are quantified below under the heading “The Merger — Quantification of Potential Payments to Intermec Named Executive Officers in Connection with the Merger” beginning on page 57 of this proxy statement. The foregoing descriptions of our change of control plans, policies, or agreements are qualified in all respects by reference to the provisions of the applicable plan, policy or agreement, including those incorporated by reference in this proxy statement.

Employee Benefits

Pursuant to the merger agreement, as of the effective time of the merger and through December 31, 2013, Honeywell has agreed to provide employees of Intermec or its subsidiaries who continue employment with Honeywell or any of its subsidiaries or affiliates following consummation of the merger with base salary or wage rates, incentive compensation opportunity and certain other employee benefits that, in the aggregate, are not less favorable than those previously provided to such employees. Please see “The Merger Agreement — Employee Matters,” beginning on page 77 of this proxy statement.

Quantification of Potential Payments to Intermec Named Executive Officers in Connection with the Merger

Intermec’s “named executive officers” for purposes of the disclosure in this proxy statement are the following individuals:

•	Robert J. Driessnack, Chief Financial Officer and Senior Vice President

•	Dennis A. Faerber, Senior Vice President, Global Operations

•	James P. McDonnell, Senior Vice President, Global Sales and Marketing

•	Earl R. Thompson, Senior Vice President, Mobile Solutions Business Unit

•	Patrick J. Byrne, former Chief Executive Officer and President, who ceased employment with Intermec on April 30, 2012

Mr. Byrne is excluded from the table below since he is not entitled to any compensation that is based on or otherwise relates to the merger. Mr. Lauer became our Interim Chief Executive Officer and President following Mr. Byrne’s cessation of employment, but pursuant to Mr. Lauer’s employment arrangement with Intermec, Mr. Lauer will not be entitled to any compensation based on or that otherwise relates to the merger, other than in connection with his outstanding equity awards, disclosure of which is made under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 51.

Mr. Yukio Morikubo, our Senior Vice President, General Counsel and Corporate Secretary, joined Intermec in November 2011. To date, his compensation has not been required to be disclosed pursuant to Item 402 of

Regulation S-K, but we have included him in the table below. However, Mr. Morikubo is not a “named executive officer” for purposes of the disclosure in this proxy statement, including for purposes of Proposal 3, the advisory vote on golden parachute compensation, on page 86 of this proxy statement.

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that may become payable to each of Intermec’s named executive officers and Mr. Morikubo, assuming the merger is completed as of February 11, 2013, the last practicable date prior to filing this proxy statement. These estimates are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts payable will vary depending on the actual date the merger is completed and the actual date, if any, of a qualifying termination of employment. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below. The disclosures in the table below and the accompanying footnotes should be read in conjunction with the narrative description of the compensation arrangements set forth above.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)
Robert J. Driessnack Chief Financial Officer and Senior Vice President	$809,519	$1,007,144	—	$52,810	$6,140	—	$1,875,613

Dennis A. Faerber Senior Vice President, Global Operations	826,582	1,007,144	—	45,021	5,711	—	1,884,458

James P. McDonnell Senior Vice President, Global Sales and Marketing	902,624	946,394	—	28,994	2,782	—	1,880,794

Yukio Morikubo Senior Vice President, General Counsel and Corporate Secretary	672,438	834,522	—	52,810	6,140	—	1,565,910

Earl R. Thompson Senior Vice President, Mobile Solutions Business Unit	806,543	1,007,144	—	45,082	4,744	—	1,863,513

(1)	Cash amounts in this column are “double trigger,” meaning that eligibility to receive the amounts requires both consummation of the merger and a qualifying termination of the executive officer’s employment within 24 months of consummation of the merger. The following table shows, for each executive officer, the amount of each component of these cash amounts.

Name	Base Salary Severance ($)(a)	Bonus Severance ($)(b)	Pro-Rated Target Bonus ($)(c)	Total ($)
Robert J. Driessnack	$670,530	$115,842	$23,147	$809,519
Dennis A. Faerber	679,800	123,315	23,467	826,582
James P. McDonnell	721,000	152,586	29,038	902,624
Yukio Morikubo	650,000	—	22,438	672,438
Earl R. Thompson	663,320	120,325	22,898	806,543

(a)	Base salary severance is equal to two times current base salary.
(b)	Bonus severance is equal to two times the average of the last three years’ actual bonus payments. No amount is shown for Mr. Morikubo since he began employment in November 2011 and was not eligible for an annual bonus for that year. No bonus was payable to the executive officers for 2012.
(c)	Pro-rated target bonus is based on target annual cash incentive bonus for 2013, pro-rated for the 42 days up to and including February 11, 2013.

(2)	Amounts reported in this column represent payments that the executive officers will be eligible to receive in connection with the acceleration and cash-out of stock options (whether time-based or performance-based), restricted stock units and performance share units that are outstanding or deemed payable, as applicable, immediately prior to the effective time of the merger, calculated as set forth above under “The Merger — Interests of Our Directors and Executive Officers in the Merger,” beginning on page 51 of this proxy statement. These amounts are “single trigger,” meaning that they will be paid following consummation of the merger. The amounts payable with respect to stock options, restricted stock units and performance share units are set forth in the following table:

Name	Stock Options ($)	Restricted Stock Units ($)	Performance Share Units ($)(a)	Total ($)
Robert J. Driessnack	$175,944	$593,800	$237,400	$1,007,144
Dennis A. Faerber	175,944	593,800	237,400	1,007,144
James P. McDonnell	175,944	533,050	237,400	946,394
Yukio Morikubo	304,182	430,880	99,460	834,522
Earl R. Thompson	175,944	593,800	237,400	1,007,144

(a)	Performance share units are outstanding under the 2012-2014 and 2011-2013 performance periods. The 2012-2014 performance period is comprised of three one-year performance periods. No shares became payable or were awarded for 2012 based on actual performance. With respect to the 2013 and 2014 portions of the 2012-2014 performance period, consistent with the COC Policy, the compensation committee of our board of directors determined that the number of shares that would be deemed payable, in connection with and subject to consummation of the merger, would be the number of target performance share units granted to each executive officer for each of 2013 and 2014 (i.e., 67% of total target performance share units granted to each executive officer for the performance period). This number is expected to be 9,946 shares for each of the executive officers. With respect to the 2011-2013 performance period, which is a three-year cumulative performance period, the compensation committee determined that the number of shares that would be deemed payable, in connection with and subject to consummation of the merger, would be determined based on actual performance measured as of December 31, 2012, based on the total number of target performance share units granted to each participant for the 2011-2013 performance period. Based on projected performance, this number of shares is estimated to be 13,794 shares for each of the executive officers (other than for Mr. Morikubo who was not eligible to participate in the 2011-2013 performance period).
(3)	Amounts reported in this column are “double trigger,” meaning that eligibility to receive the amounts requires both consummation of the merger and a qualifying termination of the executive officer’s employment within 24 months of consummation of the merger. Under the COC Plan, executive officers are entitled to reimbursement for the reasonable cost of outplacement services. The amount of services is not fixed, but we do not expect them to exceed $25,000 in the aggregate per executive officer, which amount is reflected for each executive officer. The remaining amounts in excess of $25,000 in this column represent the estimated cost of the continuation of group medical, dental, disability and life insurance benefits (net of the executive officer’s share of such costs, if any) for two years. The estimated cost of this benefits continuation is based on the assumptions that our existing benefit plans and programs will not become secondary to any other plans or programs at any time during the two-year period and that the premium costs associated with such benefits continuation will be comparable to the premium costs associated with our existing benefit plans and programs.
(4)	Amounts reported in this column reflect an estimate of the amount of tax reimbursements that may become payable in connection with the continuation of certain medical, dental, disability and life insurance benefits. These amounts are all “double trigger.” Based on the amounts reported in this golden parachute compensation table, no executive officer is expected to receive a parachute payment as that term is defined for purposes of Sections 280G and 4999 of the Code for which the executive officer would be eligible to receive an excise tax gross-up payment pursuant to the COC Plan.

Director and Officer Indemnification

Under the merger agreement, certain indemnification and insurance rights exist in favor of our and our subsidiaries’ current and former directors and officers, whom we refer to as “indemnified persons.” See “The Merger Agreement — Director and Officer Indemnification” for information on these rights.

Intent to Vote in Favor of the Merger

It is expected that our directors and executive officers will vote all shares of Intermec common stock that they own and have the right to vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting, to adopt the merger agreement, and “FOR” the advisory (non-binding) “golden parachute” compensation payments proposal relating to the merger; provided that our director Lydia Kennard, who has recused herself from voting on the adoption of the merger agreement and the merger as a director (except with regard to setting the record date for the special meeting), is not expected to take part in voting on the adoption of the merger agreement or other matters relating to the merger as a stockholder. As of January 25, 2013, the record date for the special meeting, our directors and executive officers who are expected to vote on the matters described in this proxy statement owned and had the right to vote in the aggregate 374,566 shares of Intermec common stock, or less than 1% of the outstanding shares of Intermec common stock.

Appraisal Rights

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Intermec common stock and to receive payment in cash for the fair value of your shares of Intermec common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Intermec common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $10.00 per share (without interest and subject to any required withholding of taxes) that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Intermec’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section of the proxy statement is intended as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement, which is incorporated by reference herein in its entirety. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Intermec’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C, which is incorporated by reference herein in its entirety. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Intermec common stock, you must satisfy each of the following conditions:

•

You must deliver to Intermec a written demand for appraisal of your shares of Intermec common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Intermec common stock who intends to demand appraisal of his, her or its shares of Intermec common stock and that such stockholder intends to demand appraisal of such stockholder’s shares of Intermec common stock; and

•	you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Intermec common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Intermec common stock. A holder of shares of Intermec common stock wishing to exercise appraisal rights must hold of record the shares of Intermec common stock on the date the written demand for appraisal is made and must continue to hold the shares of Intermec common stock of record through the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A signed proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Accordingly, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Intermec, Inc., Attention: Corporate Secretary, 6001 36th Avenue West, Everett, Washington 98203-1264, and must be delivered to Intermec before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Intermec common stock. The demand must reasonably inform the Intermec of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Intermec common stock.

To be effective, a demand for appraisal by a stockholder of Intermec common stock must be made by, or in the name of, the record holder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he, she or it does not also hold the shares of Intermec common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank, trustee, or other holder of record, submit the required demand in respect of those shares of Intermec common stock. If you hold your shares of Intermec common stock through a broker, bank, trustee, or other holder of record and you wish to exercise appraisal rights, you should consult with your broker, bank, trustee, or other holder of record to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Intermec common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity on behalf of the record owner. If the shares of Intermec common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record owner. A record owner, such as a broker, bank, trustee, or other holder of record, who holds shares of Intermec common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Intermec common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Intermec common stock as to which appraisal is sought. Where no number of shares of Intermec common stock is expressly mentioned, the demand will be presumed to cover all shares of Intermec common stock held in the name of the holder of record. If a stockholder holds shares of Intermec common stock through a broker who in turn holds the shares through a central securities depository nomine such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of Intermec’s stockholders who has properly complied with Section 262 and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand for appraisal and accept the cash payment specified by the merger agreement for that stockholder’s shares of Intermec common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Intermec common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could result in the loss of that stockholder’s appraisal rights. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Intermec common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of Intermec common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Intermec common stock and with whom agreements as to the value of their shares of Intermec common stock have not been reached. After notice to stockholders who have demanded appraisal, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Intermec common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders who have complied with Section 262 and who have become entitled to appraisal of their shares of Intermec common stock, the Delaware Court of Chancery will appraise the shares of Intermec common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Intermec common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Intermec common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Intermec common stock entitled to appraisal.

Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Intermec common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Intermec common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $10.00 per share cash payment (without interest and subject to required withholding of taxes) for his, her or its shares of Intermec common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Intermec stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Delisting and Deregistration of Our Common Stock

If the merger is completed, Intermec common stock will be deregistered under the Exchange Act, and the shares of Intermec common stock will be delisted from the New York Stock Exchange and will no longer be publicly traded. Intermec will no longer be required to file reports with the SEC under the Exchange Act.

Litigation Relating to the Merger

On December 13, 2012, a purported class action lawsuit was filed on behalf of Intermec’s stockholders in Delaware Court of Chancery, docketed as Foster v. Intermec, Inc., et al., Case No. 8105-CS. A week later, on December 20, 2012, another purported class action lawsuit on behalf of Intermec’s stockholders was filed in Delaware Court of Chancery, docketed as Reeder v. Intermec, Inc., et al., Case No. 8137-CS. On December 28, 2012, a third purported class action lawsuit on behalf of Intermec’s stockholders was filed in Delaware Court of Chancery, docketed as Liu v. Intermec, Inc., et al., Case No. 8161-CS. On January 10, 2013, the three Delaware cases were consolidated as In re Intermec, Inc. Shareholders Litigation, C.A. No. 8137-CS, and lead counsel was appointed. On January 24, 2013, lead counsel for the plaintiffs in the consolidated action filed an amended complaint.

Meanwhile, on December 13, 2012, a purported class action lawsuit was filed on behalf of Intermec’s stockholders in the Superior Court of Snohomish County, Washington, docketed as NECA-IBEW Pension Trust Fund (The Decatur Plan) v. Intermec, Inc., et al., Case No. 12-2-01841-1. Five days later, on December 18, 2012, another purported class action lawsuit on behalf of Intermec’s stockholders was filed in the Superior Court of Snohomish County, docketed as Settle v. Intermec, Inc., et al., Case No. 12-2-09793-1. The next day, on December 19, 2012, a purported class action lawsuit on behalf of Intermec’s stockholders was filed in the Superior Court of King County, Washington, docketed as Grauel v. Barnes et al., Case No. 12-2-40170-5 SEA. Intermec moved to stay the Snohomish County actions in favor of the consolidated action in Delaware but the motion was denied by the Superior Court of Snohomish County on January 11, 2013. The Superior Court consolidated the Snohomish County cases under the name, In re Intermec, Inc. Shareholder Litigation, Lead Case No. 12-2-01841-1, and lead counsel was appointed. On January 11, 2013, the King County case was transferred to Snohomish County for the purpose of being consolidated into the In re Intermec, Inc. Shareholder Litigation.

The lawsuits allege, among other things, that our board of directors breached its fiduciary duties to stockholders by failing to take steps to maximize stockholder value or to engage in a fair sale process before approving the proposed acquisition of Intermec by Honeywell. Specifically, the lawsuits allege that the consideration paid by Honeywell is grossly inadequate in light of Intermec’s recent performance. The lawsuits also allege that the process was designed to ensure that only Honeywell had the opportunity to acquire Intermec and that the use of certain deal protection mechanisms precluded Intermec from seeking out competing offers. The lawsuits allege that the board was aided and abetted in its breaches of fiduciary duty by Intermec, Honeywell, and Hawkeye Merger Sub Corp. Each of the complaints names Intermec, the members of our board of directors, Honeywell International Inc., and Hawkeye Merger Sub Corp., a wholly owned subsidiary of Honeywell, as defendants. The amended complaint filed in the Delaware action also alleges that the Schedule 14A Preliminary Proxy filed by the Company on January 11, 2013 omits certain purportedly material information.

The plaintiffs in these various actions seek relief that includes, among other things, an injunction prohibiting the consummation of the proposed merger, rescission to the extent the merger terms have already been implemented, damages for the breaches of fiduciary duty, and the payment of plaintiffs’ attorneys’ fees and costs. We believe the lawsuits are without merit and intend to defend against them vigorously. There can be no assurance, however, with regard to the outcome of these lawsuits.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger that may be relevant to beneficial owners of Intermec common stock (referred to as Holders) that hold shares of our common stock as capital assets (generally, assets held for investment). This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (referred to as the Code), applicable Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof, and all of which may change, possibly with retroactive effect.

The discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular Holders in light of their particular circumstances, or to Holders that are subject to special treatment under U.S. federal income tax laws, including banks and certain other financial institutions, insurance companies, mutual funds, broker-dealers, traders in securities who elect the mark-to-market method of accounting, certain expatriates and former long-term residents of the United States, tax-exempt organizations, tax-qualified retirement plans, Holders who are subject to the U.S. alternative minimum tax, Holders who hold their shares of common stock as part of a “straddle,” “hedge,” “conversion” or other integrated transaction, controlled foreign corporations, passive foreign investment companies, corporations subject to anti-inversion rules, Holders that are partnerships, S corporations or other pass-through entities, Holders that have a functional currency other than the U.S. dollar, or Holders who acquired their shares of Intermec common stock through the exercise of an employee stock option or other compensatory arrangements.

In addition, this discussion does not address the U.S. federal income tax considerations applicable to holders of options to purchase Intermec common stock or to Holders who exercise appraisal rights. Furthermore, except as provided below, this discussion does not address any U.S. federal estate and gift tax or alternative minimum tax consequences, or any tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or under any tax treaty. Holders are urged to consult with their own tax advisors regarding U.S. federal, state, local and other tax consequences of the merger to them.

For purposes of this discussion, a “U.S. Holder” refers to a Holder that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control or (b) which has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Intermec common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders that are partnerships and partners in partnerships are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

Exchange of Intermec Common Stock for Cash

U.S. Holders

The receipt of cash by U.S. Holders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in the merger, and (2) such U.S. Holder’s adjusted tax basis in the shares of Intermec common stock surrendered in the transaction.

Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Intermec common stock for more than one year prior to the effective time of the merger. Long-term capital gains of non-corporate U.S. Holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses generally is subject to limitations. If you are a U.S. Holder who acquired different blocks of Intermec common stock (i.e., at different times or at different prices), you must determine your adjusted tax basis and holding period separately with respect to each block of common stock.

Certain U.S. Holders that are individuals, trusts or estates, are subject to a 3.8% tax on certain investment income, including gain from the disposition of shares of our common stock pursuant to the merger.

Non-U.S. Holders

A Non-U.S. Holder refers to a Holder (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in the merger, unless:

•	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year during which the merger occurs and certain other conditions are satisfied;

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; or

•

Intermec is or has been a “United States real property holding corporation,” referred to as a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five year period preceding the closing date of the merger or such Non-U.S. Holder’s holding period of Intermec common stock. We do not believe that Intermec is or has been, and do not anticipate it becoming, a USRPHC for U.S. federal income tax purposes. If Intermec were or were to become a USRPHC at any time during the applicable period, (i) any gain recognized on a sale or other disposition of its common stock by a Non-U.S. Holder that did not own (actually or constructively) more than 5% of Intermec’s common stock during the applicable period would not be subject to U.S. federal income tax, and (ii) any gain recognized on a sale or other disposition of its common stock by a Non-U.S. Holder that did own (actually or constructively) more than 5% of Intermec’s common stock during the applicable period would be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% (or lower applicable treaty) rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. If you are a Non-U.S. Holder that is a foreign corporation, you also may be subject to a branch profits tax at a 30% (or lower applicable treaty) rate with respect to the gain described in the second bullet above.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws, proceeds received in connection with the disposition of the Intermec common stock by a non-corporate U.S. Holder generally are subject to information reporting. Additionally, a U.S. Holder may be subject to backup withholding on such payments (currently at a rate of 28%), unless the U.S. Holder establishes a basis for exemption or provides the paying agent with the U.S. Holder’s correct taxpayer identification number and otherwise complies with applicable certification requirements. To prevent backup withholding, each U.S. Holder must provide the paying agent with a properly executed IRS Form W-9 or a substitute Form W-9, which will be provided to you with the letter of transmittal.

Payments made to Non-U.S. Holders in connection with the merger generally will not be subject to backup withholding if the Non-U.S. Holder has provided the paying agent with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8), certifying the Holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE FOR ANY PARTICULAR HOLDER. THE TAX CONSEQUENCES OF THE MERGER THAT WILL AFFECT ANY PARTICULAR HOLDER WILL DEPEND ON THAT STOCKHOLDER’S INDIVIDUAL SITUATION. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

Antitrust Matters

Under the HSR Act, and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and the applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of Intermec with Merger Sub and the conversion of shares of Intermec common stock into the right to receive the merger consideration are subject to the provisions of the HSR Act. Under the HSR Act, the closing of the merger is conditional on the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by Honeywell and Intermec. Both Honeywell and Intermec filed the required HSR Act notification and report forms on January 7, 2013. As part of Intermec’s and Honeywell’s continuing cooperation with the Federal Trade Commission and in order to provide the Federal Trade Commission with additional time for review, Honeywell refiled its Hart-Scott-Rodino Notification and Report Form on February 8, 2013. Another 30 calendar day waiting period under the HSR Act restarted on the refiling. If the Federal Trade Commission requests additional information relevant to the merger prior to the expiration of the 30-day period, the waiting period will be extended until the 30th calendar day following the date of the parties’ substantial compliance with the request. In addition, the closing of the merger is conditioned on the expiration of the applicable waiting period or approvals under the competition, antitrust and investment laws of the United Kingdom and other jurisdictions. A foreign competition filing is required to be made to the European Commission, which will encompass the United Kingdom condition. A foreign competition filing is also required in Turkey. The foreign competition filings to the European Commission and in Turkey will be submitted as soon as reasonably practicable. The merger agreement generally provides that Honeywell and Intermec will use reasonable best efforts to obtain regulatory clearance, subject to the more specific provisions in the merger agreement addressing these matters. See “The Merger Agreement — Reasonable Best Efforts — HSR Act and Competition Laws; Filings and Notices.” There can be no assurance that Honeywell and Intermec will obtain the regulatory approvals necessary to consummate the merger.

Further, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement, but does not purport to describe all the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated in this proxy statement by reference in its entirety. Stockholders should read the merger agreement carefully for a more complete description of the provisions summarized below.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at http://www.sec.gov. See “Where You Can Find More Information.”

The merger agreement contains representations and warranties that we, on the one hand, and Honeywell and Merger Sub, on the other hand, have made to one another as of specific dates. These representations, warranties and covenants have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in our representations, warranties and covenants are qualified by information in confidential disclosure schedules provided by us to Honeywell and Merger Sub in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us or Honeywell.

Structure of the Merger

The merger agreement provides that Merger Sub will merge with and into us. We will survive the merger as a wholly owned subsidiary of Honeywell.

At the effective time, Intermec’s certificate of incorporation will be amended and restated as set forth on Exhibit A of the merger agreement and the bylaws of Merger Sub, as in effect at the effective time of the merger, will become the bylaws of the surviving corporation. Further, the directors and officers of Merger Sub will be the initial directors and officers of the surviving corporation.

Effective Time

The closing date for the merger will be, unless the parties otherwise agree, no later than two business days after the satisfaction or waiver of all conditions to closing in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing). We cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied or waived. See “The Merger Agreement — Conditions to Closing the Merger” beginning on page 80.

The merger will be effective on the date we file a certificate of merger relating to the merger with the Secretary of State of the State of Delaware, or at such later time as is specified in the certificate of merger.

Merger Consideration

Each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us as treasury stock and any shares owned by Honeywell or Merger Sub, or any of their wholly owned subsidiaries, or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive cash, without interest and subject to any required withholding of taxes, in the amount of $10.00 per share.

Each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation. Shares of Intermec common stock held by us as treasury stock or by Honeywell or Merger Sub, or any of their wholly owned subsidiaries, will be cancelled and cease to exist, and no consideration will be delivered in exchange for those shares.

If any of our stockholders perfect appraisal rights with respect to any of our shares, then those shares will be cancelled and each holder of those shares will be entitled to rights as described under “The Merger — Appraisal Rights” beginning on page 60.

Exchange and Payment Procedures

At or prior to the closing of the merger, Honeywell will deposit in trust to a paying agent reasonably acceptable to us, an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock. Within five business days after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each holder of record of shares of our common stock. The letter of transmittal and instructions will tell such stockholders how to surrender their common stock certificates or the shares they may hold as represented by book entry in exchange for payment of the merger consideration.

You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Registered stockholders will not receive the merger consideration until they surrender their book-entry shares or share certificates to the paying agent, together with a completed and signed letter of transmittal and any other documents as may be required by the letter of transmittal or accompanying instructions. If any merger consideration is to be paid to a person other than the person in whose name the surrendered book-entry share or share certificate is registered, the book-entry share or certificate must have been properly endorsed or otherwise be in proper form for transfer, as determined in the sole discretion of the paying agent, and the person requesting such exchange must either pay to the paying agent any transfer taxes or other taxes required as a result of the paying agent making payment of the merger consideration to a person other than the registered holder of the surrendered book-entry share or share certificate, or establish to the reasonable satisfaction of the paying agent that such tax has been paid or is not applicable.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, share certificates or book-entry shares are presented to the surviving corporation or the paying agent, they will be cancelled and exchanged for the merger consideration.

Any earnings made through the paying agent’s investment of the merger consideration prior to payment of such consideration to our stockholders will be the property of Honeywell and the surviving corporation. Any portion of the amount deposited with the paying agent for the payment of the merger consideration (together with any proceeds of investments made through the paying agent’s investment of such amount) that remains unclaimed by our stockholders one year after the effective time of the merger will be delivered to the surviving corporation. After that time, any stockholders who have not yet properly exchanged their share certificates or book-entry shares for the merger consideration may look only to the surviving corporation, which will remain liable for payment of the merger consideration.

None of the paying agent, or any party to the merger agreement will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation. Stockholders who have not properly exchanged their share certificates or book-entry shares for the merger consideration prior to such time may look only to the surviving corporation for the payment of the merger consideration.

If you have lost a share certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the fact, in a form reasonably satisfactory to Honeywell and the paying agent, and provide a customary indemnity and bond.

Each of Honeywell, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any stockholder or holder of options or company stock-based awards any amounts that are required to be deducted and withheld under applicable tax and other law. Any amounts so withheld will be remitted to the applicable governmental entity and treated as having been paid to such person.

Effect on Intermec’s Stock Options and Other Stock-Based Awards

Stock Options. Each option to purchase shares of our common stock outstanding immediately prior to the effective time of the merger will become fully vested and exercisable immediately prior the effective time of the merger and, if not exercised prior to such time, cancelled at the effective time. The holder of each such cancelled option will (if the per share merger consideration is greater than the per share exercise price of such option), in full settlement of such option, be entitled to receive an amount in cash, without interest and subject to any required tax withholding, equal to the product of (a) the per share merger consideration less the per share exercise price per share of such option, multiplied by (b) the number of shares subject to such option. Each option with an exercise price per share greater than the per share merger consideration will be cancelled without payment of any consideration.

Company Stock-Based Awards. Each right of any kind to receive shares of our common stock, or benefits measured by the value of a number of shares of common stock or Intermec’s performance, and each award of any kind consisting of shares of common stock, restricted stock units, performance share units or other stock-based awards (which we collectively refer to as company stock-based awards) that is outstanding (and deemed payable, with respect to performance share units) immediately prior to the effective time of the merger will become fully vested and payable, as applicable (and any applicable forfeiture or other restrictions will lapse). The holder of each such company stock-based award will, in full settlement of such company stock-based award, be entitled to receive an amount in cash, without interest and subject to any required tax withholding, equal to the product of (a) the per share merger consideration, multiplied by (b) the number of shares subject to or deemed payable under such company stock-based award immediately prior to the effective time of the merger.

Employee Stock Purchase Plan

We continued to operate the 2008 Employee Stock Purchase Plan until December 31, 2012, which was the end of the then current “offering period” under such plan at the time of the merger agreement. We have suspended the commencement of any future offering period under such plan and will terminate the plan as of the effective time of the merger.

Representations and Warranties

We have made a number of representations and warranties in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The representations and warranties are, in some cases, subject to a materiality or material adverse effect exception and other specified exceptions and qualifications. The topics covered by these representations and warranties include, among others, the following:

•	corporate organization, existence, good standing and powers, and qualifications to do business relating to us and our subsidiaries;

•

capitalization and related matters, including the number of authorized and outstanding shares of our common stock, options and company stock-based awards, qualifications of incentive stock options, capitalization of our subsidiaries and ownership of other equity or other ownership interests, and treatment of our options and company stock-based awards under the merger agreement;

•	authority to execute, deliver and perform the merger agreement and binding effect of the merger agreement;

•	recommendation of the special committee and our board of directors of the merger agreement, merger and transactions contemplated by the merger;

•	conflicts, consents, filings and approvals relating to the merger;

•	our SEC reports and financial statements contained therein and maintenance of internal controls and procedures;

•	absence of certain undisclosed liabilities;

•	absence of certain changes, including any “material adverse effect,” since December 31, 2011;

•	matters relating to material contracts, including performance and absence of violations;

•	matters relating to employee benefit plans;

•	legal proceedings and material judgments;

•	compliance with law;

•	possession and validity of permits;

•	tax matters;

•	matters related to our assets and real properties;

•	environmental matters;

•	labor and employment matters;

•	accuracy of disclosure in the proxy statement;

•	absence of undisclosed broker’s or finder’s fees;

•	receipt of an opinion from our financial advisor;

•	necessary action regarding inapplicability of state anti-takeover statute restrictions;

•	intellectual property and information technology;

•	insurance policies and related matters;

•	anti-corruption and government contracting matters;

•	absence of undisclosed related party transactions; and

•	key customers and suppliers.

For the purposes of the merger agreement, a “material adverse effect” with respect to us means any change, event, fact, circumstance, occurrence or effect (which are each referred to as a change) that has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, our business, financial condition, assets or the results of operations of Intermec and its subsidiaries, taken as a whole. Excluded from the determination of “material adverse effect” with respect to us, however, are the following (to the extent they do not have a disproportionate effect on us and our subsidiaries, taken as a whole, compared to other participants in the industries and markets in which we and our subsidiaries operate our business, in which case only the incremental disproportionate impact will be considered):

•	changes resulting from or generally affecting the industries and markets in which we and our subsidiaries operate;

•

changes resulting from or generally affecting economic, political, governmental, social or regulatory conditions, including those affecting the financial, securities, banking, credit or commodities markets, interest rates or currency exchange rates in the United States or elsewhere in the world; and

•	changes resulting from natural disasters, acts of war, terrorism or sabotage, military actions or the escalation of such events.

Also excluded from the determination of “material adverse effect” with respect to us is any change resulting from:

•

the negotiation, execution, announcement, pendency or performance of the merger agreement or the merger (including any cancellation, modification or delay of orders, contracts, or payment for our products or services, any reduction in sales, any loss of customers, suppliers, vendors, lenders, licensors or other partners, or the loss of employees, labor disputes, employee strikes, slowdowns or work stoppages), including any such changes caused by the identity of Honeywell as our acquiror;

•

changes in generally accepted accounting principles or changes in the interpretation of generally accepted accounting principles, or changes in the accounting rules and regulations of the SEC after the date of the merger agreement;

•	any action taken at the request, or with the written consent, of Honeywell or Merger Sub, or any action required to be taken under the merger agreement;

•

litigation brought or threatened by our stockholders or Honeywell’s stockholders, asserting allegations of breach of fiduciary duty or legal violations by us or Honeywell, in each case relating to the merger or the merger agreement (and, in the case of litigation against us, only to the extent covered by our insurance policies);

•	changes in law or the interpretation thereof after the date of the merger agreement;

•

in and of itself, any decrease in the market price or trading volume of our common stock, or any change in or credit rating or analyst’s recommendation with respect to us (excluding changes underlying or contributing to any such decrease or change);

•

in and of itself, any failure by us to meet any projections, budgets, plans, or forecasts of revenues, earnings or other financial performance or results of operations or financial condition, or any predictions or expectations of any analysts (excluding changes underlying or contributing to any such failure); or

•	any increase in the cost or change in the cost or change in the availability of financing to Honeywell or Merger Sub.

You should be aware that these representations and warranties as made by us to Honeywell and Merger Sub may be subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto and do not purport to be accurate as of the date of this proxy statement. See the introduction to the section, “The Merger Agreement.”

Honeywell and Merger Sub have made a number of representations to us regarding themselves as to various matters pertinent to the merger. The representations and warranties are, in some cases, subject to specified exceptions and qualifications. The topics covered by these representations and warranties include, among others, the following:

•	corporate organization, existence, good standing and powers, and qualifications to do business;

•	authority to execute, deliver and perform the merger agreement and binding effect of the merger agreement;

•	conflicts, consents, filings and approvals relating to the merger;

•	legal proceedings;

•	that neither Honeywell nor Merger Sub owns any of our capital stock or is a party to any agreement, arrangement or understanding relating to our capital stock (other than the merger agreement);

•	compliance with law;

•	Merger Sub’s capitalization and operations;

•	accuracy of information supplied by Honeywell and Merger Sub for inclusion in this proxy statement;

•	sufficiency of funds to pay the merger consideration;

•	solvency of Honeywell and Merger Sub;

•	absence of undisclosed broker’s or finder’s fees; and

•	independent investigation of Intermec by Honeywell and Merger Sub.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

We have agreed in the merger agreement, that until the effective time of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement (including the disclosure schedules), or required by law or consented to in writing by Honeywell (which consent will not be unreasonably withheld, delayed or conditioned), we will conduct business in the ordinary course of business in all material respects consistent with past practice and use our reasonable best efforts to preserve intact our current business organization and preserve our relationships with customers, distributors, suppliers, employees and other business partners.

In furtherance of the foregoing, under the merger agreement we have agreed that Intermec will not, and will not permit its subsidiaries to, except as otherwise contemplated by the merger agreement (including the disclosure schedules), or as required by law or unless Honeywell gives its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned) do the following:

•	amend or otherwise change its certificate of incorporation or bylaws (or equivalent organizational documents);

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issue, deliver, sell, dispose of, pledge or encumber any shares of capital stock, any other ownership interests, equity rights to purchase or convertible into capital stock or other specified equity-related rights (which we collectively refer to as equity rights) in us or our subsidiaries, other than for shares of common stock issued upon the exercise of options existing on the date of the merger agreement;

•	redeem, purchase or acquire any shares of our outstanding common stock or other equity rights of us or any of our subsidiaries, or propose to do any of the foregoing;

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split, combine, subdivide or reclassify any common stock or other equity rights, or declare, set aside, or pay any dividend or other distribution in respect of any common stock or other equity rights, or otherwise make any such payments to stockholders;

•	sell, lease, dispose of, pledge or encumber any assets, other than in the ordinary course of business consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries;

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acquire any corporation or other business entity (including any division), whether by merger, consolidation or other business combination, or acquisition of stock or assets, license, joint venture or similar transaction;

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incur or become liable for any new indebtedness, other than draws on an existing credit facility or line of credit, or on any credit facility or line of credit that replaces all or part of any existing credit facility or line of credit on terms that are at least as favorable to us and our subsidiaries, taken as a whole, than those of the replaced credit facility or line of credit and in a principal amount not greater than the principal amount of the existing credit facility or line of credit, or issue any debt securities or guarantee, assume or become liable for any such indebtedness or liabilities of another entity or person, or make any loans, advances, capital contributions to or investments in another entity or person;

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grant any increases in the compensation of directors, officers or key employees, other than increases required under offer letters, other employment agreements or employee benefit plans existing as of the date of the merger agreement, or enter into any material new employment or severance protection agreements with any such persons;

•	adopt or amend any employee benefit plans;

•	engage in a reduction of force or lay-off affecting more than 100 employees in the aggregate;

•	change any of our accounting methods, unless required by generally accepted accounting principles, the SEC or applicable law, or as formally recommended by our independent auditor;

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make or change any material tax election, settle or compromise any material tax liability, change any accounting method in respect of taxes, file any amendment to a material tax return, enter into any closing agreement with respect to material taxes, settle any claim or assessment in respect of material taxes, or consent to any extension or waiver of the period applicable to any claim or assessment in respect of material taxes, except in each case in the ordinary course of business consistent with past practice;

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waive, settle or compromise any pending or threatened legal proceeding, or institute any new legal proceeding, involving either (i) amounts in excess of $500,000 individually or $2 million in the aggregate or (ii) the incurrence of any other obligation or restriction on us and our subsidiaries after the effective time of the merger; or otherwise waive or settle any pending or threatened legal proceeding against us, or our directors, officers or representatives with respect to the merger or the merger agreement;

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assign, transfer, license, sublicense, grant any security interest in, or abandon any material intellectual property, except for non-exclusive licenses or sublicenses entered into in the ordinary course of business consistent with past practice, or fail to pay any fee or take any other action reasonably necessary to maintain ownership and protect our interest in our material intellectual property;

•	enter into any swap, cap, hedge, futures contract, option or other similar derivative transaction;

•	make or authorize capital expenditures except those contemplated by our 2012 or 2013 capital expenditure forecasts plus an additional $1 million in the aggregate;

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enter into, renew, terminate, waive or modify any material contract, other entry into certain customer, distributor, and supplier contracts entered into in the ordinary course consistent with past practice on terms not expected to be materially adverse to us, and the renewal of certain ordinary course licenses of our intellectual property;

•	fail to timely make any filings required to be filed by us under the Exchange Act or the Securities Act of 1933, as amended; or

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Access to Information

We have agreed to, and agreed to cause our subsidiaries to, provide to Honeywell’s representatives reasonable access, in a manner not unreasonably disruptive to the operations of our business, during normal business hours and upon reasonable notice throughout the period prior to the effective time of the merger, to our contracts, assets, properties, books, management and records. We will not, however, be required to disclose information to Honeywell or Merger Sub if such disclosure would, in our reasonable judgment (after consulting with outside legal counsel), violate applicable law, materially breach any contract or jeopardize any attorney-client or other legal privilege. Information provided to Honeywell or its representatives by us, our subsidiaries or our respective representatives would be subject to confidentiality restrictions.

No Solicitation of Transactions

We have agreed that we will not, will cause our subsidiaries not to and will not permit our respective officers, directors, employees, counsel, investment bankers, accountants and other representatives (which we collectively refer to as company representatives) to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate the submission, announcement or making of any acquisition proposal;

•	furnish or provide access to any non-public information regarding us or our subsidiaries to any person in connection with, or in response to, an acquisition proposal;

•	participate or engage in discussions or negotiations relating to any acquisition proposal (except to state that such discussions or negotiations are not permitted under the merger agreement); or

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grant any waiver, amendment or release under, or fail to enforce any standstill provision concerning an acquisition proposal or any confidentiality agreement entered into in connection with a transaction that would qualify as an acquisition proposal, except to the extent our board of directors determines in good faith that a grant or release would result in a superior proposal being made by the person or entity subject to such standstill or confidentiality provision.

For purposes of the merger agreement, an “acquisition proposal” is any offer or proposal made by any entity, person, persons or entities (other than Honeywell, Merger Sub or any of their affiliates) to acquire, in one or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the total voting power of our common stock or (ii) 15% or more of the net income, total revenue or consolidated total assets of us and our subsidiaries, taken as a whole, including, in either case, by merger, consolidation, tender offer, exchange offer, stock or asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction.

For purposes of the merger agreement, a “superior proposal” is a bona fide acquisition proposal (substituting all references of “15% or more” in the definition of “acquisition proposal” with “80% or more”) that our board determines in good faith (after consulting with its financial and outside legal advisors and taking into account any legal, financial regulatory or other aspects of the proposal, including any break-up fees and expenses, conditions and financing terms our board deems relevant) is reasonably likely to be consummated and would result in a transaction more favorable to our stockholders from a financial point of view than the merger.

However, if we receive a bona fide acquisition proposal prior to the time of our stockholders meeting called to adopt the merger, and our board determines in good faith, after consulting with its financial and outside legal advisors, that such proposal is or could reasonably be expected to result in a superior proposal, we may take any of the following actions with respect to such proposal provided that the proposal did not result from a breach of our non-solicitation and related obligations generally described in this section “No Solicitation of Transactions” and below in the section “Company Recommendation” (which we refer to as non-solicitation and related obligations):

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furnish information about us and our subsidiaries to the person or entity making such acquisition proposal pursuant to a customary confidentiality agreement on terms no less restrictive to the other party than those contained in Honeywell’s confidentiality agreement with us; and

•	engage or participate in discussions and negotiations regarding such acquisition proposal.

Prior to taking either of the above two actions, however, the following additional conditions must be satisfied:

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our board must have determined, after consulting with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the board’s fiduciary duties under applicable law;

•	we must provide Honeywell with at least 24 hours’ prior notice that we intend to take such action; and

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we must have otherwise complied in all material respects with our non-solicitation and related obligations under the merger agreement, as generally described in this section “No Solicitation of Transactions” and below in the section “Company Recommendation.”

In connection with our non-solicitation obligations, we agreed to cease, as of the date of the merger agreement, and terminate any solicitation, encouragement, knowing facilitation, discussion or negotiation conducted up to such time with any parties regarding a potential acquisition proposal. We are also obligated to keep Honeywell promptly and reasonably informed with respect to the status of, and any material changes to, any acquisition proposal, including providing Honeywell with copies of all material draft agreements within 24 hours of receipt. We also agreed that if we furnish material non-public information to any person or entity to the extent permitted as described above, we will concurrently furnish the information to Honeywell. In addition, we agreed to request that each person that executed a confidentiality agreement with us within the past year, in connection with a potential acquisition or similar transaction, return or destroy all non-public information furnished by us or our representatives.

Company Recommendation

Our board of directors has recommended that our stockholders adopt the merger agreement. This is referred to as the company recommendation. Except as described below, the merger agreement provides that our board may not:

•	withhold, withdraw, qualify or modify the company recommendation in a manner adverse to Honeywell, or publicly propose to do so (which we refer to as a change of recommendation);

•	approve or recommend any acquisition proposal (or publicly propose to do so);

•	cause or permit us to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding related to an acquisition proposal;

•

fail to publicly recommend against any acquisition proposal, fail to publicly reaffirm the company recommendation within two business days after a request by Honeywell, or make any public statement that conflicts with the company recommendation; or

•	fail to include the company recommendation in this proxy statement.

However, prior to adoption of the merger agreement by our stockholders at the special meeting, we or our board, as applicable, may take the following actions in response to a bona fide acquisition proposal (which has not been withdrawn) that our board determines in good faith to be a superior proposal:

•	our board may make a change of recommendation with respect to such superior proposal; and

•

we may terminate the merger agreement to enter into an acquisition agreement with respect to such superior proposal (in which case we must pay the company termination fee to Honeywell, discussed below in “The Merger Agreement — Termination Fees and Expenses” on page 82).

However, we may not effect a change of recommendation or validly terminate the merger agreement to enter into an acquisition agreement relating to a superior proposal, unless (i) we have not materially breached our non-solicitation and related obligations, and (ii) the following conditions are satisfied:

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our board has determined, after consulting with legal counsel in good faith, that the failure to make a change of recommendation or enter into such alternative acquisition proposal would be inconsistent with its fiduciary duties under applicable law;

•

we have notified Honeywell in writing that we intend to make a change in recommendation with respect to a superior proposal or enter into an acquisition agreement relating to a superior proposal, specifying the party making the superior proposal and the material terms and conditions of the superior proposal (and including a copy of the acquisition agreement and all other agreements and material documents related to the superior proposal); and

•

we have provided Honeywell with three business days to submit a subsequent proposal, during which time we and our representatives will meet with Honeywell and its representatives to negotiate in good faith a subsequent proposal, and Honeywell fails to make a subsequent proposal during such time that would cause such superior proposal to no longer constitute a superior proposal.

If, after Honeywell makes such a subsequent proposal, there are any material changes to the financial or other material terms of the superior proposal, then prior to making a change of recommendation or terminating the merger agreement, we must provide Honeywell a new notice and a new two business day period to make a subsequent proposal (during which time we must comply with our obligations described above). Each time there is such a material change to the material terms of the superior proposal, there will be a new two business day period for Honeywell to make a subsequent proposal.

We also agreed not to waive the Delaware anti-takeover statute or the Washington anti-takeover statute except in compliance with our obligations generally described in the section “No Solicitation of Transactions” and this section “Company Recommendation.”

Notwithstanding our non-solicitation and related obligations in the merger agreement, we may take and make any disclosure to our stockholders of positions contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or other applicable law (if our board of directors determines in good faith, after consulting with outside legal counsel, that failure to provide such disclosure would violate applicable law), if we provide Honeywell with a reasonable opportunity to comment on and review any such disclosure to the extent practicable. No such disclosure of a position will constitute a change of recommendation for purposes of the merger agreement as long as our board publicly reaffirms its approval and recommendation of the merger agreement within ten business days after a request by Honeywell. In addition, a factually accurate public statement by us that describes our receipt of an acquisition proposal and the operation of the non-solicitation and related provisions of the merger agreement, and that contains “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, will not be considered a change of recommendation.

The obligations of our board of directors described in the section “No Solicitation of Transactions” and this section “Company Recommendation” also apply to the special committee of our board.

Employee Matters

After the effective time of the merger and until December 31, 2013, Honeywell will provide, or cause its subsidiaries or affiliates to provide, to each employee that was employed by us or any of our subsidiaries immediately prior to the merger with the following compensation and benefits:

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base salary or wage rates, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such employees immediately prior to the merger; and

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employee benefits and perquisites (including retirement, health and life insurance benefits but excluding benefits under any defined benefit plans, equity compensation plans, or other plan or agreement terminated pursuant to, or in connection with, the merger agreement) that, in the aggregate, are no less favorable to such employee (and such employee’s spouse and dependents) than those in effect immediately prior to the merger.

In addition, Honeywell will, and will cause its applicable subsidiaries to, honor, pay, perform and satisfy all contractual liabilities to our current and former officers, employees and directors (or for their benefit) that arise under identified incentive, bonus, individual benefit, employment, termination, severance and other compensation agreements, plans and arrangements, including our change-in-control and general severance and retention plans, in each case existing immediately prior to the date of the merger agreement.

We have agreed to terminate our general severance plans, other than the COC Plan, effective upon the closing of the merger. After the merger, our United States employees not otherwise covered by the COC Plan will be entitled to severance only on the basis of the plans and policies generally applicable to similarly situated employees of Honeywell and its subsidiaries. For a period of twelve months after the effective time of the merger, however, (i) all such employees who were employed by us or our subsidiaries immediately prior to the effective time of the merger will be treated as “eligible employees” under the applicable Honeywell severance plans, (ii) the amount of severance each such employee receives under the applicable Honeywell severance plans and policies will be in the same amount as the total cash payments as such eligible employee would have received under our severance plans (as in effect immediately prior to the merger), and (iii) any eligible employee who receives severance benefits will be provided with outplacement assistance substantially similar to the assistance we would have provided under our severance plan (as in effect immediately prior to the merger).

Our employees will receive credit for their service with us and our subsidiaries prior to the effective time of the merger under applicable Honeywell employee benefit plans and policies in which such employees are entitled to participate after the completion of the merger for purposes of eligibility, vesting, the amount of severance, vacation, sick leave and other paid time off benefits (but not for purposes of benefit accruals under any other Honeywell benefit plans) and for purposes of paying, providing or satisfying when due vacation, sick pay and other paid time off benefits accrued but unused as of the merger. In addition, Honeywell has agreed to cause each applicable welfare benefit plan to: (i) waive any evidence of insurability requirements, pre-existing conditions, limitations, eligibility waiting periods and other exclusions and limitations to the extent such items were satisfied, waived or not included under our comparable benefit plans prior to completion of the merger and (ii) recognize and credit any deductibles, co-payments and out-of-pocket maximums paid by our employees or their eligible dependents under our comparable benefit plans for the plan year in which the merger occurs toward the deductibles, co-payments and out-of-pocket maximums under the applicable Honeywell benefit plan.

Director and Officer Indemnification

The merger agreement provides for certain indemnification and insurance rights in favor of our and our subsidiaries’ current and former directors and officers, who we refer to as indemnified persons. Specifically, all rights of indemnified persons (whether contractual or existing under our or our subsidiaries’ organizational documents) to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger will survive the merger, will be assumed by the surviving corporation and will generally continue in full force and effect in accordance with their terms for at least six years after completion of the merger.

For a period of six years after the effective time of the merger, Honeywell will cause to be maintained directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by us and our subsidiaries as of the date of the merger agreement for the benefit of the indemnified persons (and other persons covered by such policies) with respect to acts or omissions occurring or alleged to have occurred prior to the effective time of the merger. Honeywell may satisfy this obligation by providing substitute insurance policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than our existing policies. Honeywell will not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid by us. In lieu of the foregoing, we may purchase six year “tail” directors’ and officers’ liability and fiduciary liability insurance policies prior to the effective time of the merger.

Special Meeting and Proxy Statement

Under the merger agreement, so long as the merger agreement has not been terminated, we have agreed to (i) call, give notice of, convene and hold a meeting of Intermec stockholders as promptly as reasonably practicable for the purpose of adopting the merger agreement, and (ii) prepare and file with the SEC a proxy statement (including the company recommendation and the opinion of our financial advisor) relating to the merger and merger agreement by a specified date.

Once the stockholders meeting has been called and noticed, we may not postpone it without Honeywell’s consent.

Reasonable Best Efforts

We and Honeywell have each agreed to use our reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including:

•	obtaining from any governmental entities any actions, non-actions, clearances, waivers, consents, approvals, permits, orders and expirations or terminations of waiting periods;

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making all necessary registrations and filings, and taking all steps as may be necessary to obtain any requisite approvals, clearances or waivers of, or avoid any legal proceeding by, governmental entities;

•	obtaining consents, approvals or waivers from third parties;

•	preparing for the release of liens on our assets, obtaining payoff letters with respect to our indebtedness, preparing for title insurance and related endorsements for our properties; and

•	executing and delivering any additional instruments necessary to consummate the merger.

HSR Act and Competition Laws; Filings and Notices

We and Honeywell have each agreed to:

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promptly or reasonably promptly, as may be the case, file all required notifications or applications initially required to be filed under the HSR Act and under applicable foreign competition, antitrust and similar laws in connection with the merger, and use reasonable best efforts to cause the applicable waiting periods to expire or receive the applicable approval or termination; and

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furnish to governmental entities, as promptly as practicable, any additional documents and materials requested by such government entities pursuant to applicable law under the HSR Act or similar foreign laws.

Honeywell has further agreed to use its reasonable best efforts to take, or cause to be taken, steps necessary to avoid or eliminate any impediment under antitrust, competition and similar laws that may be asserted by a governmental entity in connection with the merger to enable the closing of the merger to occur as soon as reasonably practicable (and in any event prior to the outside date as described below in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 81).

Notwithstanding the foregoing, nothing in the merger agreement requires Honeywell or its subsidiaries or affiliates to do any of the following:

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propose, negotiate, commit to or effect the sale, divestiture, licensing or disposition of any assets or businesses of Honeywell or its subsidiaries or affiliates, or of Intermec or its subsidiaries, whether by consent decree, hold separate order or otherwise;

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take or commit to take any action that limits the freedom of action of Honeywell or its subsidiaries (including the surviving corporation or its subsidiaries) or affiliates, or Honeywell’s or its affiliates’ ability to retain any of their or our businesses, product lines or assets, in each case as may be required to avoid the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that would prevent or delay the closing of the merger; or

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defend any lawsuits or legal proceedings challenging the merger agreement or the consummation of the merger, except that Honeywell must use its reasonable best efforts to defend against any preliminary relief (but will not be required to appeal any order providing such relief).

Takeover Statutes

If any state anti-takeover law or regulation is or becomes applicable to the merger, we and our board of directors will use commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the merger may be consummated as promptly as practicable and will otherwise act to eliminate or minimize the effect of such law or regulation.

Other Covenants

The merger agreement contains other customary covenants, including, but not limited to, covenants relating to transfer taxes, providing information regarding the status of the merger or communications with governmental entities, public announcements and matters concerning Section 16(a) of the Exchange Act.

Conditions to Closing the Merger

Conditions to Each Party’s Obligations to Close the Merger

The obligations of Intermec, Honeywell and Merger Sub to complete the merger are subject to the satisfaction or, if permitted under applicable law, the waiver of the following mutual conditions:

•	our stockholders must have adopted the merger agreement, as required under Delaware law;

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no governmental entity having jurisdiction over us, Honeywell or Merger Sub has issued, enforced or entered any law, regulation, judgment, order or injunction (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement; and

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any applicable waiting period under the HSR Act has expired or been terminated, and any applicable waiting period or approvals under the competition, antitrust or similar laws of the United Kingdom and other foreign jurisdictions have expired, been terminated or obtained.

Conditions to Obligations of Honeywell and Merger Sub to Close the Merger

The obligations of Honeywell and Merger Sub to complete the merger include the satisfaction or waiver of the following additional conditions:

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(i) the representations and warranties of Intermec relating to organization and corporate authority to enter into the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the closing date; (ii) the representations and warranties of Intermec relating to capitalization (other than those relating to capitalization of subsidiaries and to certain matters relating to our options), absence of undisclosed brokers’ fees and state takeover statutes must be true and correct in all respects as of the date of the merger agreement and as of the closing date, other than de minimis exceptions (de minimis, with respect to certain capitalization representations, is considered to be reasonably likely to result in damages or increased payments by Honeywell of $150,000 or less in the aggregate); (iii) the representations and warranties of Intermec relating to capitalization of subsidiaries and certain matters relating to our options must be true and correct in all material respects as of the date of the merger agreement and as of the closing date; and (iv) the other representations and warranties of Intermec must be true and correct as of the date of the merger agreement and as of the closing date, except where the failure to be true and correct (disregarding qualifications or limitations as to materiality or material adverse effect) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Intermec; however, in each of the foregoing cases, representations and warranties that are made only as of a particular date only need to be true and correct as of such date;

•	the performance, in all material respects, by us of our covenants and obligations under the merger agreement required to be performed at or prior to the closing of the merger; and

•	the absence of any change, event, fact, circumstance, occurrence or effect since the date of the merger agreement that, individually or in the aggregate, has had a material adverse effect on Intermec.

Conditions to Obligations of Intermec to Close the Merger

Our obligation to complete the merger includes the satisfaction or waiver of the following additional conditions:

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(i) the representations and warranties of Honeywell and Merger Sub relating to organization and corporate authority to enter into the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the closing date; (ii) the representations and warranties of Honeywell and Merger Sub relating to absence of undisclosed brokers’ fees must be true and correct in all respects as of the date of the merger agreement and as of the closing date, other than de minimis exceptions; and (iii) the other representations and warranties of Honeywell and Merger Sub must be true and correct as of the date of the merger agreement and as of the closing date, except where the failure to be true and correct (disregarding qualifications or limitations as to materiality or material adverse effect) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Honeywell and Merger Sub to consummate the merger; however, in each of the foregoing cases, representations and warranties that are made only as of a particular date only need to be true and correct as of such date; and

•	the performance, in all material respects, by each of Honeywell and Merger Sub of their obligations under the merger agreement at or prior to the closing of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of us and Honeywell;

•	by action of our board or by Honeywell:

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if the merger has not occurred on or prior to June 10, 2013 (which we refer to as the outside date), except that this termination right may not be exercised by a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure of the merger to occur on or prior to the outside date. In addition, either we or Honeywell may extend the outside date to October 10, 2013 if, as of June 10, 2013, all conditions to closing have been met or waived other than the absence of any order or injunction by a governmental entity, the expiration or termination of the waiting period under the HSR Act and the expiration, termination or receipt of any applicable waiting period or approval under any U.K. or other foreign competition, antitrust or similar law (see the last two bullets in “The Merger Agreement — Conditions to Closing the Merger — Conditions to Each Party’s Obligations to Close the Merger” on page 80);

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if any law, regulation, judgment, order or injunction issued by any governmental entity that permanently restrains, enjoins or otherwise prohibits the consummation of the merger substantially as contemplated by the merger agreement has become final and non-appealable, except that this termination right may not be exercised by a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of such law, regulation, judgment, order or injunction; or

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if the special meeting concludes without obtaining adoption of the merger agreement by our stockholders, in accordance with Delaware law, except that this termination right may not be exercised by a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure to obtain the adoption of the merger agreement by our stockholders at the special meeting.

•	by us:

•	if Honeywell or Merger Sub breaches any covenant or agreement, or if any representation or warranty of Honeywell or Merger Sub is untrue, resulting in the failure to be satisfied of our conditions to complete the merger relating to the accuracy of Honeywell’s and Merger Sub’s representations and warranties and Honeywell’s and Merger Sub’s performance of their covenants (see the first two bullets in “The Merger Agreement — Conditions to Closing the Merger — Conditions to Obligations of Intermec to Close the Merger” on page 81), except that, if such breach is curable prior to the outside date through the exercise of Honeywell’s or Merger Sub’s reasonable best efforts and they continue to exercise such reasonable best efforts, we may not terminate the merger agreement unless such breach remains uncured for 20 days after we give notice of breach to Honeywell. In addition, our right to terminate the merger agreement under these circumstances will not be available to us if we have breached any of our representations and warranties or failed to perform our obligations under or in connection with the merger agreement, resulting in Honeywell’s or Merger Sub’s corresponding closing conditions not being satisfied;

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prior to the special meeting, if we execute an acquisition agreement in relation to a superior proposal in compliance with our non-solicitation and related obligations under the merger agreement and we pay the company termination fee to Honeywell substantially concurrently with the termination (see “The Merger Agreement — Termination Fees and Expenses — Company Termination Fee; Expenses” on page 82); or

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if the mutual closing conditions and all of Honeywell’s and Merger Sub’s closing conditions have been satisfied on the date the closing should have occurred under the merger agreement, we have confirmed the satisfaction of our conditions by notice to Honeywell (or otherwise indicated we are willing to waive any unsatisfied condition that we are permitted to waive), and the merger is not consummated within three business days of such notice.

•	by Honeywell:

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if we breach any covenant or agreement or if any of our representations or warranties is untrue, resulting in the failure to be satisfied of Honeywell’s and Merger Sub’s conditions to complete the merger relating to the accuracy of our representations and warranties and performance of our covenants (see first two bullet points in “The Merger Agreement — Conditions to Closing the Merger — Conditions to Obligations of Honeywell and Merger Sub to Close the Merger” on page 80), except that, if we can cure such breach prior to the outside date using our reasonable best efforts and we continue to exercise such reasonable best efforts, Honeywell may not terminate the merger agreement unless such breach remains uncured for 20 days after Honeywell gives notice of breach to us. In addition, Honeywell’s right to terminate the merger agreement under these circumstances will not be available to it if it or Merger Sub breached any of their representations and warranties or failed to perform their obligations under or in connection with the merger agreement, resulting in our corresponding closing conditions not being satisfied; or

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at any time prior to the stockholders meeting, if our board makes a change of recommendation or publicly approves, endorses or recommends an acquisition proposal to our stockholders, or we enter into an acquisition agreement related to an acquisition proposal (other than a permitted confidentiality agreement).

Termination Fees and Expenses

Company Termination Fee; Expenses

In the event that:

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we terminate the merger agreement prior to the special meeting in order to enter into an acquisition agreement in connection with a superior proposal in accordance with the terms of the merger agreement;

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Honeywell terminates the merger agreement prior to the special meeting due to our making a change of recommendation, our board publicly approving, endorsing or recommending an acquisition proposal, our entering into an acquisition agreement, or we materially breach our change of recommendation obligations; or

•

a bona fide written acquisition proposal has been made (or the intention to make one has been publicly announced) prior to the special meeting, and following the making of such acquisition proposal, we terminate or Honeywell terminates the merger agreement due to either the failure of our stockholders to adopt the merger agreement at the special meeting or the failure of the merger to occur on or prior to the outside date (unless, in such case, the primary reason for the failure of the merger to occur by the outside date is the issuance of any law, injunction or order by a governmental entity related to the HSR Act or foreign competition, antitrust or similar laws or the applicable waiting period or approval under the HSR Act or any foreign competition, antitrust or similar laws has not yet expired or been received), and within 12 months of such termination, we enter into a definitive agreement relating to, or otherwise consummate, any acquisition proposal (substituting references to “15%” in the definition of “acquisition proposal” for “50%” for these circumstances);

then we will pay to Honeywell (in immediately available funds) a termination fee of $24.0 million (less any expenses previously paid to Honeywell, as described below), which we refer to as the company termination fee. We will be required to pay the company termination fee (i) under the first bullet above, concurrently with the termination by us of the merger agreement, (ii) under the second bullet above, within three business days after such termination by Honeywell, and (iii) under the third bullet above, substantially concurrently with the earlier of entering into such definitive agreement with respect to, or the consummation of, such acquisition proposal.

In the event the merger agreement is terminated by Honeywell due to the failure of our stockholders to adopt the merger agreement at the stockholders meeting or due to a material breach by us of any of our representations, warranties, covenants or agreements, then we will pay to Honeywell (in immediately available funds) all out-of-pocket fees and expenses incurred by Honeywell, Merger Sub and their representatives in connection with the merger agreement, up to a maximum amount of $1.5 million.

Parent Termination Fee

In the event that the merger agreement is terminated by us or Honeywell due to a permanent law, order or injunction by a governmental entity related to the HSR Act or foreign competition, antitrust or similar laws, or due to the failure of the merger to occur on or prior to the outside date, and all other conditions of Honeywell and Merger Sub to the closing of the merger (other than those related to a law, order or injunction related to the HSR Act or foreign competition, antitrust or similar laws) have been satisfied at termination, then Honeywell will pay us a termination fee of $24.0 million, which fee we refer to as the parent termination fee. Honeywell will pay the parent termination fee substantially concurrently with termination of the merger agreement, in the case of a termination by Honeywell, or within three business days of such termination, in the case of a termination by Intermec.

Remedies

The payment of the company termination fee (or the out-of-pocket fees and expenses) is the sole and exclusive remedy of Honeywell and Merger Sub in the case of a termination giving rise to the company termination fee (or such fees and expenses) and, upon payment of the company termination fee, we and our affiliates will have no further liability to Honeywell or Merger Sub with respect to the merger agreement or the merger. Similarly, the payment of the parent termination fee is our sole and exclusive remedy in the case of a termination giving rise to the parent termination fee and, upon payment of the company termination fee, we and our affiliates will have no further liability to Honeywell or Merger Sub with respect to the merger agreement or the merger. If the merger agreement is otherwise terminated, there will be no liability of Intermec, Honeywell or Merger Sub under the merger agreement, other than pursuant to their respective confidentiality obligations. In the event of any termination, however, the parties are not released from liability for willful breach or fraud.

Specific Performance

Except where the company termination fee (or the out-of-pocket fees and expenses) or the parent termination fee is payable, Intermec, Honeywell and Merger Sub may be entitled to seek an injunction or other equitable relief to prevent breaches of the merger agreement by the other parties and seek specific performance, in addition to any other remedies that may be available to the parties under applicable law.

Amendment and Waiver

The merger agreement may be amended, modified and supplemented, whether before or after the adoption of the merger agreement by our stockholders, by written agreement by us, Honeywell and Merger Sub, by action taken by our and their respective boards of directors if required, at any time prior to the closing date. However, after the adoption of the merger agreement by our stockholders, no such amendment, modification or supplement may be made that requires further approval or authorization by our stockholders under applicable law without such approval or authorization.

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

In this proposal, we are asking you to authorize the holder of any proxy solicited on behalf of our board of directors to vote to adjourn the special meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Failure of this proposal to pass will not affect the ability of the holder of any proxy solicited on behalf of our board of directors to adjourn the special meeting in the event insufficient shares of our common stock are represented to establish a quorum. If we move to adjourn the meeting, we will ask our stockholders to vote only on the adjournment proposal, and not on the proposal regarding the adoption of the merger agreement.

Votes Required and Our Board of Directors’ Recommendation

Approval of this proposal to adjourn the special meeting would require a majority of the votes of the stockholders present, in person or by proxy, and entitled to vote on the matter. Abstentions would have the same effect as a vote “AGAINST” approval of adjournment as they are deemed present and entitled to vote. If you fail to submit a proxy and do not attend the special meeting in person, or if you do not provide your broker or other nominee with voting instructions on the proposal, your shares of Intermec common stock will have no effect on this proposal.

Our board of directors unanimously recommends by those voting on this matter that you vote “FOR” the adjournment proposal.

PROPOSAL 3

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

We are providing our stockholders with the opportunity to vote, on an advisory (non-binding) basis, to approve the agreements or understandings between our named executive officers and Intermec concerning any type of compensation that is based on or otherwise relates to the merger, as required by Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as the “say on golden parachute” vote, gives our stockholders the opportunity to vote on an advisory (non-binding) basis on such “golden parachute” agreements or understandings and the related compensation that will or may be paid by Intermec to our named executive officers in connection with the merger.

The “golden parachute” compensation payments that our named executive officers may be entitled to receive in connection with the merger are summarized in the table entitled “Golden Parachute Compensation” under “The Merger — Interests of Our Directors and Executive Officers in the Merger — Quantification of Potential Payments to Intermec Named Executive Officers in Connection with the Merger,” beginning on page 57 of this proxy statement.

Our board of directors encourages you to carefully review the “golden parachute” compensation information disclosed in this proxy statement, including in the table described above.

Our board of directors unanimously recommends by those voting on this matter that our stockholders approve the following resolution:

“RESOLVED, that the stockholders of Intermec approve, solely on an advisory (non-binding) basis, the agreements or understandings between Intermec’s named executive officers and Intermec and the related compensation that will or may be paid to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the “Golden Parachute Compensation” table and the related narrative disclosures in the section of the proxy statement entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Quantification of Potential Payments to Intermec Named Executive Officers in Connection with the Merger.”

The vote on “golden parachute” compensation payments is a vote separate and apart from the vote on the adoption of the merger agreement and is not a condition to completion of the merger. Accordingly, you may vote to adopt the merger agreement and vote not to approve the “golden parachute” compensation payments proposal and vice versa. This proposal is merely an advisory vote and will not be binding on Intermec or Honeywell or our board of directors regardless of whether the merger agreement is adopted. Further, the underlying agreements and understandings are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, our named executive officers will be eligible to receive the merger-related compensation payments and benefits in accordance with the terms and conditions applicable to those payments and benefits.

Votes Required and Our Board of Directors’ Recommendation

Approval of this advisory (non-binding) “golden parachute” compensation payments proposal would require a majority of the votes of the stockholders present, in person or by proxy, and entitled to vote on the matter. Abstentions would have the same effect as a vote “AGAINST” approval of the “golden parachute” compensation payments proposal. If you fail to submit a proxy and do not attend the special meeting in person, or if you do not provide your broker or other nominee with voting instructions on the proposal, your shares of Intermec common stock will have no effect on this proposal.

Our board of directors unanimously recommends by those voting on this matter that you vote “FOR” the approval of the “golden parachute” compensation payments proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND

EXECUTIVE OFFICERS

The following tables set forth the number of shares of common stock beneficially owned, directly or indirectly, by the parties that reported beneficial ownership of more than 5% of our outstanding common stock, as indicated in the applicable Schedule 13D or Schedule 13G, and by each director, each of our executive officers (as well as one former executive officer), and all of our directors and executive officers as a group, as of February 11, 2013, unless otherwise noted.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock that a person has a right to acquire within 60 days of February 11, 2013, or, with respect to 5% beneficial owners, as calculated in the applicable Schedule 13D or Schedule 13G, are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group, if applicable.

Beneficial Owners of More Than 5%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(d)

GAMCO Investors, Inc.	8,967,289	(a)	14.84%
One Corporate Center
Rye, NY 10580

Wells Fargo & Company	5,146,678	(b)	8.52%
420 Montgomery Street
San Francisco, CA 94104

BlackRock, Inc.	4,368,738	(c)	7.23%
40 East 52nd Street
New York, NY 10022

(a)

Information presented is based on a Schedule 13D/A, filed on January 7, 2013, by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., Teton Advisors, Inc., GGCP, Inc., GAMCO Investors, Inc. and Mario J. Gabelli. According to the Schedule 13D/A, as of January 7, 2013, Gabelli Funds, LLC reported that it beneficially owned and had sole power to vote and dispose of 1,854,572 Intermec shares; GAMCO Asset Management Inc. reported that it beneficially owned and had sole power to dispose of 6,528,406 Intermec shares, of which it had sole power to vote 6,148,506 shares; Gabelli Securities, Inc. reported that it beneficially owned and had sole power to vote and dispose of 496,311 Intermec shares; MJG Associates, Inc. reported that it beneficially owned and had sole power to vote and dispose of 10,000 Intermec shares; Teton Advisors, Inc. reported that it beneficially owned and had sole power to vote and dispose of 70,000 Intermec shares; GAMCO Investors, Inc. reported that it beneficially owned and had sole power to vote and dispose of 3,000 Intermec shares; Mario J. Gabelli reported that he beneficially owned and had sole power to vote and dispose of 5,000 Intermec shares; and GGCP, Inc. reported beneficial ownership of 0 Intermec shares. According to the Schedule 13D/A, Mr. Gabelli either directly or indirectly controls or acts as chief investment officer for the above entities.
(b)	Information presented is based on a Schedule 13G/A, filed on January 25, 2012, by Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. According to the Schedule 13G/A, as of December 31, 2011, Wells Fargo & Company reported that it beneficially owned 5,146,678 Intermec shares, of which it had sole power to vote 5,066,419 shares, sole power to dispose of 5,132,783 shares and shared power to dispose of 5,985 shares. Wells Capital Management Incorporated reported that it beneficially owned 5,051,602 Intermec shares, of which it had sole power to vote 1,154,270 shares and sole power to dispose of 5,051,602 shares. Wells Fargo Funds Management, LLC reported that it beneficially owned and had sole power to vote 3,882,187 Intermec shares, of which it had sole power to dispose of 67,370 shares.
(c)	Information presented is based on a Schedule 13G/A filed on February 8, 2013, by BlackRock, Inc. According to the Schedule 13G/A, as of December 31, 2012, BlackRock, Inc. reported that it was beneficial owner and had sole power to vote and dispose of 4,368,738 Intermec shares.
(d)	The percent of class outstanding reported on this table is based on 60,437,884 shares of our common stock outstanding as of February 11, 2013.

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common stock as of February 11, 2013, for each of our directors, our executive officers (including our former Chief Executive Officer, Patrick J. Byrne) and all of our directors and executive officers as a group. Except as otherwise indicated, and except to the extent that any transfers of shares of restricted stock and of restricted stock units are prohibited prior to the satisfaction of the terms of the award, each director and executive officer either has sole investment and voting power with respect to the securities shown or shares investment and/or voting power with that individual’s spouse.

Directors and Executive Officers	Amount and Nature of Beneficial Ownership		Percent of Class(h)
Keith L. Barnes	16,437		*
Patrick J. Byrne	95,069	(a)(b)	*
Eric J. Draut	87,918	(a)	*
Robert J. Driessnack	266,399	(a)(c)(d)	*
Dennis A. Faerber	214,819	(a)	*
Gregory K. Hinckley	102,427	(a)	*
Lydia H. Kennard	108,470	(a)	*
Allen J. Lauer	105,405	(a)(e)	*
James P. McDonnell	117,281	(a)	*
Yukio Morikubo	24,655	(a)	*
Stephen P. Reynolds	98,962	(a)	*
Steven B. Sample	114,905	(a)(f)	*
Oren G. Shaffer	77,556	(a)	*
Earl R. Thompson	145,499	(a)	*
Larry D. Yost	108,405	(a)	*
All directors and executive officers (15 persons)	1,684,207	(g)	2.73%

*	Less than 1%.

(a)	Includes the following shares of common stock subject to outstanding options that were exercisable as of February 11, 2013, or that become exercisable within 60 days thereafter, and other equity awards vesting within 60 days thereafter:

Board of Directors	Shares
Mr. Barnes	0
Mr. Draut	39,021
Mr. Hinckley	91,905
Ms. Kennard	101,905
Mr. Lauer	104,405
Mr. Reynolds	74,405
Dr. Sample	114,405
Mr. Shaffer	67,556
Mr. Yost	104,405

Executive Officers	Shares
Mr. Byrne	0
Mr. Driessnack	144,046
Mr. Faerber	174,046
Mr. McDonnell	98,721
Mr. Morikubo	19,800
Mr. Thompson	94,046

(b)	These shares are held by a family trust of which Mr. Byrne is a trustee.
(c)	Includes 48,500 shares held by The Intermec Foundation (which is referred to as the Foundation). Voting and investment power with respect to these shares is exercised by the Foundation’s officers, who are elected by the directors of the Foundation. Mr. Driessnack is a director of the Foundation, along with other employees of Intermec. By virtue of his ability to elect the officers of the Foundation, he may be deemed indirectly to beneficially own such shares for certain purposes within the meaning of the SEC regulations referred to above. These shares are included only once in the total of “All directors and executive officers.”
(d)	Includes 31,475 shares held by the Intermec Pension Plan. Voting and investment power with respect to these shares is exercised by the committee appointed by our board of directors comprising Mr. Driessnack and other employees of Intermec. These shares are included only once in the total of “All directors and executive officers.”
(e)	Includes 1,000 shares held by a family trust of which Mr. Lauer is a trustee.
(f)	Includes 500 shares held by a family trust of which Dr. Sample is a trustee.
(g)	Includes 1,228,666 shares subject to outstanding options that were exercisable as of February 11, 2013 or within 60 days thereafter, and other equity awards vesting within 60 days thereafter.
(h)	The percent of class outstanding reported in this table is based on 60,437,884 shares of our common stock outstanding as of February 11, 2013.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, Intermec will be a wholly owned subsidiary of Honeywell, and there will be no public participation in any future meetings of stockholders of Intermec. We intend to hold the 2013 annual meeting of stockholders only if the merger is not completed. If the merger is not completed, our stockholders will continue to be entitled to attend and participate in Intermec stockholders meetings and we will promptly hold a 2013 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2013 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Submission of Stockholder Proposals for Inclusion in Proxy Statement for 2013 Annual Meeting of Stockholders

We intend to hold the 2013 annual meeting of stockholders only if the merger is not completed. If the merger is not completed, stockholders that intend to submit a proposal considered for inclusion in our proxy materials for the 2013 annual meeting of stockholders will be given a reasonable amount of time to submit the proposal prior to when we begin to print and send proxy materials for the 2013 annual meeting of stockholders. Any such proposal must comply with applicable requirements of the SEC.

Advance Notice Procedures for Proposing Actions for Consideration at 2013 Annual Meeting of Stockholders

Although we intend to hold the 2013 annual meeting of stockholders only if the merger is not completed, stockholders that wish to propose business to be considered at the 2013 annual meeting of stockholders without having such proposal included in the proxy statement and proxy card must follow the requirements set forth in Intermec’s Amended and Restated By-Laws. Such business must be a proper matter for stockholder action, and the stockholder proposing it must comply with the applicable notice provisions of our By-Laws. Assuming the merger is not completed and we hold the 2013 annual meeting of stockholders around the same time we held the 2012 annual meeting of stockholders, then for the 2013 annual meeting of stockholders, notice of proposal must be delivered to our Corporate Secretary no earlier than January 22, 2013 and no later than February 21, 2013. If, however, the date of the 2013 annual meeting of stockholders ends up being held more than 30 days before or more than 60 days after the first anniversary of the 2012 annual meeting of stockholders, then notice must be delivered not earlier than 120 days before the 2013 annual meeting of stockholders and not later than 90 days before the 2013 annual meeting of stockholders or, if we provide less than 100 days’ advance notice of the date of the 2013 annual meeting of stockholders, then not later than ten days following the day on which public announcement of the date of the 2013 annual meeting of stockholders is first made.

OTHER BUSINESS

Our board of directors does not intend to present any business at the special meeting other than the proposals for (i) the adoption of the merger agreement, (ii) the approval of the adjournment of the special meeting, if determined necessary by Intermec, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, and (iii) the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payments that will or may be paid to Intermec’s named executive officers in connection with the merger. If, however, any other matters requiring the vote of stockholders are properly presented at the special meeting, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment and discretion as to such matters in the manner they believe to be in the best interests of the shares represented by those proxies.

It is important that your shares be represented at the special meeting, regardless of the number of shares that you hold. Accordingly, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid addressed envelope enclosed for that purpose or otherwise vote by Internet or by telephone (or if a beneficial holder, appropriately instruct the voting of your shares by the applicable record holder).

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for, among other things, proxy statements and related materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers and other relevant intermediaries household proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us or other relevant intermediary that your broker or we or other relevant intermediary will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our proxy materials, by sending a written request to Intermec, Inc., 6001 36th Avenue West, Everett, WA 98203, Attention: Investor Relations Department or calling us at 425-348-2600.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy materials or other relevant materials in the future, please notify your broker if your shares are held in a brokerage or similar account or us if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials or other relevant materials, please notify your broker or other relevant intermediary if your shares are held in a brokerage or similar account or us if you hold registered shares. You can notify us by sending a written request to Intermec, Inc., 6001 36th Avenue West, Everett, WA 98203, Attention: Investor Relations Department or calling us at 425-348-2600.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. In addition, stockholders and others will be able to obtain free copies of the documents filed with the SEC on our website at www.intermec.com (which website is not incorporated herein by reference).

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Intermec filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012;

•

Current Reports on Form 8-K filed on January 19, 2012, February 2, 2012, May 1, 2012 (as amended on May 25, 2012), May 16, 2012, May 22, 2012, June 1, 2012, June 12, 2012, August 2, 2012 (as amended on August 3, 2012), November 1, 2012, November 13, 2012, December 10, 2012 and December 12, 2012; and

•	Definitive Proxy Statement on Schedule 14A for our 2012 annual meeting of stockholders.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement. Statements contained in this proxy statement or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit or otherwise with the SEC.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing from us at the following address or by telephone:

Intermec Inc.

6001 36th Avenue West

Everett, Washington 98203-1264

Attention: Investor Relations Department

(425) 348-2600

If you would like to request documents from us, please do so by March 11, 2013, to receive them before the special meeting. If you request any documents from us, we expect to mail them to you promptly after we receive your request (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website, www.intermec.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact our Investor Relations Department at the address or telephone number provided above. You may also call our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 (toll free) or (212) 929-5500 (call collect).

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated February 14, 2013. Unless specified elsewhere in this proxy statement, you should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

HONEYWELL INTERNATIONAL INC.,

HAWKEYE MERGER SUB CORP.,

and

INTERMEC, INC.

December 9, 2012

Annex A

A-i

(continued)

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2012 (this “Agreement”), by and among Intermec, Inc., a Delaware corporation (the “Company”), Honeywell International Inc., a Delaware corporation (“Parent”), and Hawkeye Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used in this Agreement are defined in the sections listed opposite such terms in Article I.

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving such merger on the terms and subject to the conditions set forth in this Agreement and becoming a wholly-owned Subsidiary of Parent as a result of such merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has unanimously by those present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, including the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the board of directors of each of Parent and Merger Sub has approved this Agreement, including the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Acquisition Agreement” has the meaning set forth in Section 6.3(c).

“Acquisition Proposal” means any proposal or offer made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof regarding a transaction or a series of transactions, including by way of merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, to acquire (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of the total voting power of the Common Stock or (ii) fifteen percent (15%) or more of the net income, total revenue or consolidated total assets of the Company and its Subsidiaries, taken as a whole.

“Action” has the meaning set forth in Section 4.10.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Benefit Plan” means each pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, or survivor benefit, including any employee benefit plan within the meaning of Section 3(3) of ERISA, (i) sponsored or contributed to by the Company or any of its Subsidiaries and covering current or former employees or contractors of the Company or its Subsidiaries, or (ii) in respect of which the Company or its Subsidiaries has any liability or obligation, including by reason of being or having been treated as an ERISA Affiliate of any other Person.

“Book-Entry Shares” has the meaning set forth in Section 3.1(e).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(e).

“Change” has the meaning set forth in the definition of “Company Material Adverse Effect” in Section 1.1.

“Change of Recommendation” has the meaning set forth in Section 6.3(c).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Equity Plans” means the Company’s 2008 Omnibus Incentive Plan, 2004 Omnibus Incentive Compensation Plan, 2002 Director Stock Option and Fee Plan, 2001 Stock Incentive Plan, 1999 Stock Incentive Plan and 2008 Employee Stock Purchase Plan, each as amended from time to time, including the programs adopted thereunder.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IT Assets” has the meaning set forth in Section 4.21(i).

“Company Material Adverse Effect” means any change, event, fact, circumstance, occurrence or effect (a “Change”) that has had or would be reasonably expected to have a material adverse change in, or material adverse effect on, the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into consideration in determining whether there has occurred, and no Change resulting from, attributable to or arising out of any of the following shall constitute, alone or in combination, a Company Material Adverse Effect:

(a) Changes resulting from or generally affecting the industries and markets in which the Company and its Subsidiaries operate (other than to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to the other participants in the industries and markets in which the Company and its Subsidiaries operate their businesses, in which case only the incrementally disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(b) Changes resulting from or generally affecting economic, political, governmental, social or regulatory conditions, including those affecting the financial markets, banking markets, credit markets, securities markets, commodities markets, interest rates or currency exchange rates in the United States or elsewhere in the world (other than to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to the other participants in the industries and markets in which the Company and its Subsidiaries operate their businesses, in which case only the incrementally disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(c) Changes resulting from the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby (including any cancellation, modification or delay of orders, Contracts or payment for the Company’s products or services, any reduction in sales, any loss of customers, suppliers, vendors, lenders, licensors, or other partners, or disruption or changes in such relationships, or any loss of employees, labor disputes or employee strikes, slowdowns, work stoppages or labor union activities) (including those caused by the identity of the acquirer);

(d) Changes resulting from natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof (other than to the extent such events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to the other participants in the industries and markets in which the Company and its Subsidiaries operate their businesses, in which case only the incrementally disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(e) Changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules or regulations of the SEC, in each case after the date hereof;

(f) any action taken at the request of or with the written consent of Parent or Merger Sub, or otherwise required to be taken under this Agreement;

(g) any litigation brought or threatened by stockholders of either the Company or Parent (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty or violations by the Company or Parent of securities or other Laws, in each case (i) to the extent relating to this Agreement or the transactions contemplated hereby and (ii) with respect to litigation against the Company, to the extent fully covered by the Company’s insurance policies (acknowledging and notwithstanding any applicable deductible);

(h) any Changes in Law or the interpretation thereof after the date hereof;

(i) in and of itself, any decrease in the market price or trading volume of the Common Stock, or any change in the Company’s credit rating or analyst’s recommendation with respect to the Company (it being understood that the Changes underlying or contributing to such decrease or change shall be considered in determining whether a Company Material Adverse Effect has occurred or may occur);

(j) in and of itself, any failure by the Company to meet any internal, published or other projections, budgets, plans, or forecasts of its revenues, earnings or other financial performance or results of operations or financial condition, or any predictions or expectations of any analysts (it being understood that the Changes underlying or contributing to such failure shall be considered in determining whether a Company Material Adverse Effect has occurred or may occur); or

(k) any increase in the cost or change in the availability of financing to Parent or Merger Sub.

“Company Products” means any and all service offerings and products made commercially available or otherwise distributed by the Company or any of its Subsidiaries.

“Company Recommendation” has the meaning set forth in Section 4.3(b).

“Company Representative” means directors, officers, employees, counsel, investment bankers, accountants, advisors and other authorized representatives of the Company or any of its Subsidiaries.

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Stock-Based Awards” has the meaning set forth in Section 3.4(b).

“Company Stockholders Meeting” has the meaning set forth in Section 6.7(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Continuing Employees” has the meaning set forth in Section 6.4(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other legally binding obligation or arrangement.

“Delaware Takeover Statute” means Section 203 of the DGCL.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Environment” means soil, surface waters, groundwater, drinking water supply, stream, sediments, surface or subsurface strata, ambient or indoor air or natural resources.

“Environmental Laws” means the Resource Conservation and Recovery Act of 1976 (RCRA), 42 USC §§ 6901 et. seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) 42 USC §§ 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Hazardous Materials Transportation Authorization Act of 1994, 49 USC §§ 5101 et. seq., the Federal Water Pollution Control Act, 33 USC §§ 1251 et. seq., the Clean Air Act, 42 USC §§ 741 et. seq., the Clean Water Act, 33 USC § 7401, the Toxic Substances Control Act, 15 USC §§ 2601–2629, the Safe Drinking Water Act, 42 USC §§ 300f–300j, and all amendments thereto, and legally enforceable rules, regulations, orders, and decrees promulgated thereunder, and any other Laws that require or relate to the protection of human health, safety and the Environment, including Laws that require or relate to: (a) the existence, cleanup and/or remedy of Hazardous Substances; (b) preventing or reducing Releases to the Environment; (c) the control of Hazardous Substances; (d) the use, generation, transport, treatment, storage, removal or recovery of Hazardous Substances; (e) advising appropriate Governmental Entities, employees, and the public of intended or actual Releases, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (f) protecting resources, species, or ecological amenities; or (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, in each case as such Laws are currently in effect.

“Equity Rights” means shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any preemptive rights, conversion rights, redemption rights, repurchase rights, or other outstanding rights, warrants, options, calls, commitments or any other agreements or arrangements of any character to purchase or acquire any shares of capital stock or securities, any stock appreciation rights, phantom rights, stock units or other securities or rights that give any Person a right to receive any payment based on the value of any securities or performance of the Company or any of its Subsidiaries or any bonds, debentures, notes or other obligations the holders of which have the right (or convertible into or exercisable for securities having the right) to vote with the Company’s stockholders on any matter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, is treated as a single employer under Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“ESPP” has the meaning set forth in Section 3.4(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“FCPA” has the meaning set forth in Section 4.23.

“GAAP” has the meaning set forth in Section 4.5(b).

“Governmental Entity” has the meaning set forth in Section 4.4(b).

“Hazardous Substance” means: (a) any oil, petroleum products, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants that (i) pose a hazard to the Company’s or any of its Subsidiaries’ owned or leased real property or to persons on or about such real property or (ii) cause the Company’s or any of its Subsidiaries’ owned or leased real property to be in violation of any Environmental Laws; (b) asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, or radon gas; (c) any chemical, material or substance defined as or included in the definition of “toxic waste,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import under any Environmental Laws; (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity or may or could pose a hazard to the health and safety of the occupants of the Company’s owned or leased real property or the owners and occupants of property adjacent to or surrounding such real property or any other person coming upon such real property or adjacent property; and (e) any other chemical, materials or substance that may or could pose a hazard to the environment and are or become subject to regulation by any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Injunction” has the meaning set forth in Section 7.1(b).

“Insured Parties” has the meaning set forth in Section 6.6(b).

“Intellectual Property” means, in all jurisdictions throughout the world, all (i) trademarks, service marks, certification marks, Uniform Resource Locators (a.k.a. “URLs” or “domain names”), trade dress, logos, trade names, corporate names, and other indicia of origin, common law rights thereto, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, discoveries, whether patentable or unpatentable, whether or not reduced to practice, and all patents, invention disclosures, industrial designs, and applications therefor, including divisions, continuations, continuations-in-part and reissues, extensions and reexaminations thereof and all rights therein; (iii) confidential or proprietary information (including, without limitation, ideas, formulae, and compositions), trade secrets and know-how, invention rights, customer lists, supplier lists, technical information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, data, technology, specifications, designs, plans, drawings proposals, and blue prints, and all rights in any jurisdiction to limit the use or disclosure thereof; (iv) computer programs, applications, systems and code, websites, data bases, tools, library functions and compilers, and documentation thereof (collectively, “Software”); (v) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, registrations, applications, renewals and extensions therefor, and any and all rights associated therewith including all moral and common law rights therein; and (vi) all other similar or equivalent intellectual property or proprietary rights.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means Software, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Key Customers” has the meaning set forth in Section 4.25.

“Key Suppliers” has the meaning set forth in Section 4.25.

“knowledge” means the actual knowledge (after making reasonable inquiry) of (i) in the case of the Company, the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Senior Vice President, Global Operations, Senior Vice President, Mobile Business Solutions, Senior Vice President, Senior Vice President, Vocollect Business (solely with respect to the Company’s Vocollect business unit), Senior Vice President, Global Sales and Marketing, Vice President of Human Resources, Senior Vice President, General Counsel Corporate Secretary and Chief Intellectual Property Counsel and (ii) in the case of each of Parent and Merger Sub, the chief executive officer, chief operating officer, chief financial officer or general counsel of Parent.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, rule, judgment, order, decree, writ, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity or quasi-Governmental Entity.

“Leased Real Property” means any real property leased or subleased to or by the Company or any of its Subsidiaries.

“Licensed Intellectual Property” means all Intellectual Property owned by a Person (other than the Company or any of its Subsidiaries) and licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means any lien, claim, mortgage, encumbrance, easement, pledge, hypothecation, security interest, restriction or charge of any kind.

“Material Contract” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.9(d).

“NYSE” has the meaning set forth in Section 4.4(b).

“Option” has the meaning set forth in Section 3.4(a).

“Option Consideration” has the meaning set forth in Section 3.4(a).

“Other Payment Obligations” means all of the obligations of Parent (i) to pay, or cause to be paid, the aggregate Option Consideration; (ii) to pay, or cause to be paid, the aggregate Stock-Based Award Consideration; and (iii) with respect to repayment or refinancing of indebtedness for borrowed money of the Company or the Surviving Corporation to the extent disclosed in Section 4.8(a)(viii) of the Company Disclosure Schedule.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Outstanding Proposal” has the meaning set forth in Section 8.2(b)(i).

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 4.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Plans” has the meaning set forth in Section 6.4(e).

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement.

“Parent Material Adverse Effect” means any Change that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Termination Fee” has the meaning set forth in Section 8.2(c).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“PBGC” has the meaning set forth in Section 4.9(e).

“Permit” has the meaning set forth in Section 4.12.

“Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, which are payable without penalty or which are being contested in good faith and for which adequate reserves have been established, (ii) Liens of carriers, warehousemen, mechanics, materialmen, landlords and repairmen, and any other similar Lien arising in the ordinary course of business and not yet delinquent, (iii) in the case of Owned Real Property, zoning, building or other restrictions and variances, (iv) in the case of Leased Real Property, Liens created by, through or under the owner of the underlying real property or third party and which are limited to the owner’s or third party’s interest in that real property, (v) in the case of Intellectual Property, third party license agreements entered into in the ordinary course of business, or (vi) with respect to any tangible asset (excluding real property), any other Lien which was incurred in the ordinary course of business and is not reasonably likely to adversely interfere in any material respect with the use, or affect the value, of the property or assets subject to such Lien.

“Person” means any natural person or any corporation, partnership, limited liability company, association, joint venture, estate, trust or other entity or organization, including any Governmental Entity.

“Proposal Notice” has the meaning set forth in Section 6.3(d).

“Proxy Statement” has the meaning set forth in Section 6.7(a).

“Publicly Disclosed” has the meaning set forth in Article IV.

“Registered Intellectual Property” has the meaning set forth in Section 4.21(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Substance into the Environment, in an amount or quantity triggering a reporting obligation under Environmental Laws.

“Representatives” has the meaning set forth in Section 6.2.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Software” has the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Special Committee” means the committee of the Company Board, comprised of independent members and non-executive members of the Company Board and formed with responsibility to, among other things, evaluate and make a recommendation to the full Company Board with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal.

“Stockholder Approval” has the meaning set forth in Section 4.3(a).

“Stock-Based Award Consideration” has the meaning set forth in Section 3.4(b).

“Subsequent Parent Proposal” has the meaning set forth in Section 6.3(d).

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means a bona fide Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial and outside legal advisors (and taking into consideration any legal, financial, regulatory or other aspects of the proposal, including any break-up fee, expense reimbursement provisions, conditions and financing terms, which the Company Board deems relevant) is reasonably likely to be consummated and would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “eighty percent (80%) or more”.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments in the nature of a tax, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any taxing authority pursuant to applicable Law, and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Transfer Taxes” has the meaning set forth in Section 6.10.

“Underwater Option” has the meaning set forth in Section 3.4(a).

“United States” means the United States of America.

“Washington Takeover Statute” means Chapter 23B.19 of the Washington Business Corporation Act.

“WARN Act” has the meaning set forth in Section 4.16(b).

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and other entities and vice versa.

(d) When used in reference to information or documents, the phrases “provided to Parent” or “made available” means that the information or documents referred to have been so provided or made available if provided prior to 8:00 pm., Pacific Time, on the date of this Agreement in the virtual dataroom maintained by the Company through Merrill Corporation.

(e) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the corporate existence of the Company shall continue unaffected by the Merger. The Merger shall, from and after the Effective Time, have the effects set forth in the applicable provisions of the DGCL and other applicable Law.

Section 2.2 Effective Time. Parent, Merger Sub and the Company shall cause a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) to be delivered on or promptly after the Closing (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Delaware for filing as provided in the DGCL, and shall make all other deliveries, filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on the date on which the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or on such other later date as is agreed upon by the parties and specified in the Certificate of Merger, and at the time specified in the Certificate of Merger or, if not specified therein, by the DGCL, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit A and shall thereafter be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation. The bylaws of the Surviving Corporation shall, as of the Effective Time, be amended and restated in their entirety to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The initial officers of the Surviving Corporation shall be the officers of Merger Sub.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Conversion of Shares.

(a) Each share of the Company’s common stock, $.01 par value per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(d) and Dissenting Shares) shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $10.00 in cash without any interest thereon (the “Merger Consideration”).

(b) Each Dissenting Share shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be automatically cancelled and shall cease to exist, subject to any rights the holder thereof may have under
Section 3.3.

(c) Each share of common stock, $.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, $.001 par value per share, of the Surviving Corporation.

(d) Any shares of Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

(f) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change; provided that nothing in this Section 3.1(f) shall be construed to permit the Company to take any action with respect to the Common Stock that is prohibited by the terms of this Agreement.

Section 3.2 Exchange of Certificates and Book-Entry Shares.

(a) At or prior to the Closing, Parent shall deliver, in trust, to a paying agent reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in respect of Certificates and Book-Entry Shares, excluding the Dissenting Shares. In the event the Consideration Fund shall be insufficient to pay the aggregate amount of Merger Consideration payable under Section 3.1, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time (but in any event no later than five (5) Business Days after the Closing Date), Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially in the form as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Book-Entry Share or Certificate shall be properly endorsed or shall be otherwise in proper form for transfer, in the sole discretion of the Paying Agent, and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate with respect to its Book-Entry Shares to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in money market mutual or similar funds having assets in excess of $10 billion. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment or loss of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article III (or relieve Parent from fulfilling the Other Payment Obligations).

(d) Notwithstanding Section 3.2(b), at and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to Surviving Corporation, and Surviving Corporation shall remain liable, for payment of the Merger Consideration in respect thereof.

(f) Notwithstanding Section 3.2(e), neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to Surviving Corporation for payment of such holder’s claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed and (if required by Parent) providing a customary indemnity and bond, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a Person pursuant to this Agreement any amounts that are required to be deducted and withheld with respect to the making of any such payment under applicable Tax Law and with respect to any payment pursuant to Section 3.4 any applicable Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the applicable deduction and withholding was made.

Section 3.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement other than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who is entitled to demand and properly demands (and has not effectively withdrawn or lost such demand) appraisal rights under Section 262 of the DGCL (collectively, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration unless and until such stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under Section 262 of the DGCL, but shall instead be entitled only to such rights to receive payment with respect to such Dissenting Shares as may be granted to such stockholder under Section 262 of the DGCL.

(b) The Company shall promptly provide any written notices of dissent or demands for appraisal of any shares of Common Stock to Parent, and Parent shall have the right to participate in any negotiations and proceedings with respect to each such dissent or demand. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent or demand, or agree to do any of the foregoing.

(c) If any stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s shares of Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration set forth in Section 3.1(a), without interest, upon compliance with the exchange procedures set forth in Section 3.2.

Section 3.4 Treatment of Equity Awards; Company Equity Plans.

(a) Company Options. Each option to purchase Common Stock under a Company Equity Plan (an “Option”) that is outstanding immediately prior to the Effective Time shall become fully vested and exercisable immediately prior to the Effective Time and, if not exercised prior to the Effective Time, shall be cancelled at the Effective Time, and the holder of such Option will, in full settlement of such Option, be entitled to receive from Parent an amount, subject to any required withholding of Taxes and without interest, in cash equal to the product of (x) the Merger Consideration less the exercise price per share of such Option multiplied by (y) the number of shares of Common Stock subject to such Option (such product, the “Option Consideration”); provided, however, that if the per share exercise price payable with respect to an Option exceeds the Merger Consideration (an “Underwater Option”), then such Underwater Option shall be cancelled without payment of any consideration with respect thereto.

(b) Company Stock-Based Awards. Each right of any kind, contingent or accrued, to receive shares of Common Stock or benefits measured by the value of a number of shares of Common Stock or the performance of the Company, and each award of any kind consisting of shares of Common Stock, granted or payable under any of the Company Equity Plans, including restricted stock, restricted stock units, performance share units or other stock-based awards (each, a “Company Stock-Based Award”), that is outstanding and, with respect to performance share units, is deemed payable, immediately prior to the Effective Time, shall become fully vested and payable, as applicable, and all applicable forfeiture or other restrictions thereon shall lapse, immediately prior to the Effective Time, and the holder of such Company Stock-Based Award will, in full settlement thereof, be entitled to receive from Parent an amount, subject to any required withholding of Taxes and without interest, in cash equal to the product of (x) the Merger Consideration multiplied by (y) the number of shares of Common Stock subject to such Company Stock-Based Award immediately prior to the Effective Time (such product, the “Stock-Based Award Consideration”).

(c) Employee Stock Purchase Plan. With respect to the 2008 Employee Stock Purchase Plan (the “ESPP”), the Company shall (i) continue to operate the ESPP in accordance with its material terms during the current “Offering Period” (as defined in the ESPP) in progress as of the date hereof, (ii) suspend the commencement of any future “Offering Period” (as defined in the ESPP) after the date of this Agreement, and (iii) terminate the ESPP as of the Effective Time.

(d) Certain Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other actions as may be necessary or desirable to effect the provisions of this Section 3.4 and to terminate all of the Company Equity Plans as of the Effective Time. The Company shall also amend, as of the Effective Time, the provisions of any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any of its Subsidiaries or any Equity Rights to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any of its Subsidiaries or any Equity Rights. Except as otherwise contemplated herein, any such then outstanding rights or other Equity Rights shall be canceled immediately prior to the Effective Time without any payment therefor, and the Company shall take all steps to ensure that neither it nor any of its Subsidiaries is or will be bound by any options, warrants, rights or agreements which would entitle any Person, other than Parent or its Affiliates, to own any capital stock of the Company or any of its Subsidiaries or any Equity Rights or to receive any payment in respect of the foregoing.

(e) Payment for Equity Awards. Parent shall cause the Surviving Corporation to pay through its payroll system or otherwise to each holder of Options or Company Stock-Based Awards, the Option Consideration or Stock-Based Award Consideration, respectively, subject to and in accordance with this Section 3.4 as soon as reasonably practicable after the Effective Time (but in any event no later than five (5) Business Days after the Effective Time).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer, any predictive, cautionary or forward-looking statements in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and or any other statements that are similarly predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein and excluding any Benefit Plans filed as an exhibit to such SEC Reports) (such disclosure exception, “Publicly Disclosed”) (to the extent the applicability of such matter to such section or subsection of this Article IV is reasonably apparent) or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows in this Article IV.

Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing in all material respects under the laws of the jurisdiction of its incorporation or organization. The Company and each of its Subsidiaries has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted in all material respects. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of its certificate of incorporation and bylaws, as currently in effect, and is not in violation other than immaterial violations of any provision of its certificate of incorporation or bylaws.

Section 4.2 Capitalization.

(a) As of the close of business on December 7, 2012, the authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock, $.01 par value per share, 60,344,569 of which were issued and outstanding as of such date, and (ii) 50,000,000 shares of preferred stock, $.01 par value per share, none of which were issued or outstanding as of such date. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since December 7, 2012, there have been no issuances of any Common Stock other than pursuant to the exercise of the Options set forth on Section 4.2(b) of the Company Disclosure Schedule, the settlement or payment of Company Stock-Based Awards set forth on Section 4.2(b) of the Company Disclosure Schedule or purchases under the ESPP pursuant to contributions under the “Offering Period” (as defined in the ESPP) in process as set forth on Section 4.2(b) of the Company Disclosure Schedule. There are no declared or unpaid dividends or accrued dividends with respect to any shares of capital stock of the Company.

(b) Other than those shares of Common Stock reserved for issuance under the Company Equity Plans, the amount of which is set forth on Section 4.2(b) of the Company Disclosure Schedule, the Company has no shares of capital stock reserved for issuance. Section 4.2(b) of the Company Disclosure Schedule contains a complete and accurate list of all Options and Company Stock-Based Awards issued and outstanding under the Company Equity Plans as of the date hereof, including the holder, date of grant, number of shares of Common Stock to which such Option or Company Stock-Based Award is subject and, where applicable, exercise price and vesting schedule. Except for the Options or Company Stock Based Awards set forth on Section 4.2(b) of the Company Disclosure Schedule, there are no Options, Company Stock-Based Awards or other Equity Rights of the Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any shares of Common Stock in accordance with the terms of the Company Equity Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of preemptive rights.

(c) Each Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each Option was, on the date of grant of such Option, not less than the fair market value of a share of Common Stock on such date of grant and no such Option has had its exercise price decreased since its date of grant. Each Option: (i) has been granted in compliance with the terms of the applicable Company Equity Plans, (ii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date such Option was granted (and as of any later modification thereof within the meaning of Section 409A of the Code), (iii) has a grant date identical to the date on which the Company Board or the authorized committee of the Company Board actually awarded such Option (unless the such board or committee authorized a later grant date), and (iv) each Option grant date listed on Section 4.2(b) of the Company Disclosure Schedule is the grant date of the respective Option for corporate, Tax and all other pertinent purposes. Each Company Stock-Based Award has been granted in compliance with the terms of the applicable Company Equity Plans.

(d) Section 4.2(d) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership of the Company in each Subsidiary, as well as the ownership interest of any other Person in each such Subsidiary, and (ii) the Company’s and its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such Person. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens, other than any transfer restrictions of general applicability as may be provided under the federal securities Laws the “blue sky” Laws of the various states of the United States. There are no outstanding Equity Rights of any Subsidiary (other than any Equity Rights held by the Company or its other wholly-owned Subsidiaries). There are no declared or unpaid dividends or accrued dividends with respect to any shares of capital stock of any Subsidiary.

(e) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, that is material to the Company and its Subsidiaries, taken as a whole.

(f) The treatment of the Options and Stock-Based Awards in this Agreement complies in each instance with the terms of the applicable Company Equity Plan and award agreement.

Section 4.3 Authorization; Validity of Agreement; Company Action.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of holders of a majority of the outstanding shares of Common Stock in favor of adoption of this Agreement (“Stockholder Approval”), to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board (acting upon the unanimous recommendation of the Special Committee), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for Stockholder Approval, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by each of Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Special Committee has determined that the transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its stockholders and has unanimously recommended that the full Company Board approve this Agreement and the transactions contemplated hereby. The Company Board, at a meeting duly called and held (and acting upon the unanimous recommendation of the Special Committee), unanimously by those present adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement, including the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) recommending adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”).

Section 4.4 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and, subject to Stockholder Approval, the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) result in a material violation or breach of, or constitute (with or without due notice or the lapse of time, or both) a default (or give rise to any right of termination, cancellation, acceleration or diminution of rights or benefits) under, any Material Contract, (iii) result in Lien on any asset or (iv) assuming compliance with the filings and other requirements described in Section 4.4(b), violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations, accelerations, diminutions, or Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect or would be reasonably likely to prevent, materially delay or materially impair the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement (and assuming the accuracy in all material respects of Parent’s and Merger Sub’s representations in Section 5.3).

(b) Other than the filings or notices required to be made pursuant to (i) the DGCL, (ii) the HSR Act and any applicable competition, antitrust, merger control or investment Laws of foreign jurisdictions, (iii) New York Stock Exchange (“NYSE”) rules and listing standards, (iv) the Exchange Act and (v) the matters set forth on Section 4.4(b) of the Company Disclosure Schedule, the Company is not required to make any notices, reports or other filings, or obtain any authorization, consent or approval required to be obtained by the Company from, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”) in connection with the Company’s execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except for such notices, reports, filings, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, have a Company Material Adverse Effect or would be reasonably likely to prevent, materially delay or materially impair the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement (and assuming the accuracy in all material respects of Parent’s and Merger Sub’s representations in Section 5.3).

Section 4.5 SEC Reports; Disclosure Controls.

(a) The Company has timely filed all reports, certificates and other documents required to be filed or furnished by the Company with the SEC under the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (including through incorporation by reference) since January 1, 2011 (such documents, together with amendments and supplements thereto and any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective dates, or, if amended or superseded by information in a subsequent filing or submission, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, including the rules and regulations promulgated thereunder, as the case may be and in each case as in effect on the date so filed or furnished. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such Company SEC Report has been amended or superseded by a later Company SEC Report filed prior to the date hereof. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2011 relating to the Company SEC Reports, together with all written responses of the Company thereto sent to the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC. To the knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, as applicable, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments that are not material in amount or nature as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses within their knowledge in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud within their knowledge, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls with respect to financial reporting. Since January 1, 2011, no material complaints regarding accounting, internal accounting controls or auditing matters, and no material concerns from employees of the Company or its Subsidiaries that are reasonably credible and allege any questionable accounting or auditing matters, have been received by the Company that are unresolved. The Company has made available to Parent all material written disclosures made by management to the Company’s auditors and audit committee of the Company Board since December 31, 2010. For purposes of this Section 4.5, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement. For purposes of this Section 4.5, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable listing and rules and regulations of the NYSE.

Section 4.6 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent that, individually or in the aggregate, would have a Company Material Adverse Effect, except for (a) liabilities and obligations incurred in the ordinary course of business since September 30, 2012, (b) liabilities and obligations disclosed or provided for in the Company’s consolidated balance sheet as of September 30, 2012, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, and (d) other liabilities and obligations that are otherwise expressly the subject of any other representation or warranty contained in this Article IV. Neither the Company nor any of its Subsidiaries has any material liabilities or obligations that would be classified as an off-balance sheet arrangement within the meaning of Item 303(a)(4) of Regulation S-K under the Securities Act.

Section 4.7 Absence of Certain Changes. From December 31, 2011, except as contemplated or required by this Agreement, (i) the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice, (ii) there has not been any Change that, individually or in the aggregate, has had a Company Material Adverse Effect or would be reasonably likely to prevent, materially delay or materially impair the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement (and assuming the accuracy in all material respects of Parent’s and Merger Sub’s representations in Section 5.3), and (iii) neither the Company nor any of its Subsidiaries has taken any action which, if taken between the date of this Agreement and the Effective Time, would require the prior consent of Parent pursuant to Section 6.1 (provided that with respect to clauses (f), (h), (j), (l), (n), (o) and (r) of Section 6.1, this clause (iii) of Section 4.7 shall only apply to actions taken after September 30, 2012).

Section 4.8 Material Contracts.

(a) As of the date hereof and other than as filed as an exhibit in a Company SEC Report or set forth on Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item
601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract containing covenants binding upon the Company or its Subsidiaries that prohibits the Company and its Subsidiaries, taken as a whole, from competing (and which, following the consummation of the Merger, would prohibit the Surviving Corporation or its Affiliates from competing) in any line of business or geographic area, and which is not terminable by the Company or such Subsidiary upon 60 days’ notice or any shorter period without any material penalty, payment or other material charges and excluding, in the case of any Intellectual Property licensed to the Company or any of its Subsidiaries, any ordinary course of business limitations of use of such Intellectual Property being licensed;

(iii) any Contract containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person that would apply to the Company, Parent or any of their Subsidiaries following the Effective Time;

(iv) any Contract entered into after December 31, 2011 for the acquisition or disposition, directly or indirectly, of any material assets or any capital stock or other equity interests of any Person (excluding any Contracts entered into pursuant to the Company Equity Plans) or any Contract pursuant to which the Company or any of its Subsidiaries has any material indemnification, earn-out or other material payment obligation, other than acquisitions or dispositions of inventory or products made in the ordinary course of business consistent with past practice;

(v) any Contract, other than Contracts for the sale of Company Products in the ordinary course of business containing a non-exclusive end-user license for the use of such Products (and no other license), (A) granting a license, or any comparable right, title or interest, in or to any material Owned Intellectual Property by the Company or any of its Subsidiaries to any third party (except for Intellectual Property developed or customized for a particular customer); (B) involving the joint development or joint ownership of any material Owned Intellectual Property; or (C) creating a Lien (other than Permitted Liens, and for the avoidance of doubt, excluding rights of third parties pursuant to non-exclusive licenses) in any material Owned Intellectual Property;

(vi) any Contract, other than Contracts for the sale of Company Products in the ordinary course of business containing a non-exclusive end user license for the use of such Products (and no other license), (A) granting a license, or any comparable right, title or interest, in or to any material Licensed Intellectual Property by the Company or any of its Subsidiaries to any third party, or by any third party to the Company or any of its Subsidiaries, excluding in each case licenses for software that is commercially available without customization; or (B) creating a Lien (other than Permitted Liens, and for the avoidance of doubt, excluding rights of third parties pursuant to non-exclusive licenses) in any material Licensed Intellectual Property;

(vii) any Contract with any Governmental Entity pursuant to which the Company or any of its Subsidiaries in the last twelve-month period has recognized revenue in excess of $1,000,000;

(viii) any Contract committing to or otherwise relating to indebtedness for borrowed money or the deferred purchase price of property or relating to any capitalized lease, hedging, swap, derivative transactions, off balance sheet financing arrangements or guarantees of the liabilities of any Person, in each case in excess of $500,000;

(ix) any Contract with a customer, third party distributor, value added reseller, channel partner or similar Contract pursuant to which the Company or any of its Subsidiaries in the last twelve-month period has recognized revenue in excess of $2,000,000;

(x) any Contract with a third party contract manufacturer, supplier, third-party logistics provider or similar Contract pursuant to which the Company or any of its Subsidiaries in the last twelve-month period has made payments in excess of $2,000,000;

(xi) any Contract pursuant to which the Company or its Subsidiaries grants any one Person and/or such Person’s Affiliates the exclusive right to be the sole acquirer or sole distributor of a Company Product (except for any Company Product developed specifically for such Person or its Affiliates), or the sole supplier or sole manufacturer of a Company Product or any component of a Company Product, which Contract is not terminable by the Company or such Subsidiary upon 60 days notice or any shorter period without any material penalty, payment or other material charges;

(xii) any Contract containing minimum purchase conditions for the Company or its Subsidiaries in excess of $1,000,000 or requirements or other terms that materially restrict or limit the purchasing relationships of the Company or its Subsidiaries, or obligate the Company or its Subsidiaries to comply with a most-favored-nation or similar provision (other than a license fee paid under, or ordinary course of business limitations of Intellectual Property being licensed with respect to, a Contract described in clause (vi)(A) of this Section 4.8(a));

(xiii) any Contract involving the lease of real property with payments in excess of $100,000 in any fiscal year;

(xiv) any partnership, joint venture, profit sharing or similar Contract; or

(xv) any Contract with an Affiliate (excluding any Contract between the Company and a wholly-owned Subsidiary of the Company or a Contract between wholly-owned Subsidiaries of the Company) or any director or officer of the Company or any of its Subsidiaries.

Each such Contract described in the foregoing clauses (i) through (xv) to which the Company or any of its Subsidiaries is a party is referred to herein as a “Material Contract.”

(b) Each Material Contract is a valid and binding obligation of the Company or its Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as applicable, in accordance with its terms and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company or such Subsidiary, as applicable, has performed all obligations required to be performed by it under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract in all material respects. The Company has not received notice, nor does it have knowledge, of any material violation of or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or default under) any Material Contract or notice of termination or cancellation of any Material Contract. The Company has in all material respects made available to Parent a copy of each Material Contract, including all amendments with respect thereto.

Section 4.9 Benefit Plans.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Benefit Plans. The Company has delivered or made available to Parent, with respect to each such Benefit Plan (to the extent applicable thereto) copies of (i) the plan document, as currently in effect, or, if such Benefit Plan is not in writing, a written description of such Benefit Plan; (ii) the most recent annual report (Form 5500 series and all schedules thereto) filed with respect to such Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Benefit Plan; (iv) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Benefit Plan; and (v) any governmental advisory opinions, rulings, compliance statements and closing agreements (other than determination, opinion or advisory letters issued by the IRS) issued during the last three (3) years with respect to such Benefit Plan, and pending requests related to any such advisory opinion, rulings, compliance statements or closing agreements.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each Benefit Plan has been maintained and administered in accordance with its terms and in compliance with applicable Law; (ii) to the knowledge of Company, none of the Company, any of its Subsidiaries or any other Person has engaged in a prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, for which an exemption is not available with respect to any Benefit Plan; (iii) all contributions due from the Company or any of its Subsidiaries to the Benefit Plans on or before the Closing Date have been timely paid or properly accrued for on the Company’s financial statements; and (iv) neither the Company nor any of its Subsidiaries has incurred a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(c) Each Benefit Plan that is intended to be qualified under section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS, (ii) has a request for such a letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the knowledge of the Company, nothing has occurred which has resulted or which could reasonably be expected to result in the loss of the qualification of any such Benefit Plan under Section 401(a) of the Code or which requires or would reasonably be expected to require action under the employee plans compliance resolution programs of the IRS to preserve such qualification.

(d) No Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has any material liability with respect to any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. No Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and neither the Company nor any ERISA Affiliate has any material liability with respect to any Multiemployer Plan.

(e) With respect to each Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code: (i) no application for a funding waiver or an extension of any amortization period pursuant to Section 412, Section 430 or Section 431 of the Code has been made with respect to such Benefit Plan; (ii) the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings nor, to the knowledge of the Company, is there a reasonable basis for the commencement of any such proceeding by the PBGC; and (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC that will not be satisfied prior to the Effective Time, other than required premium payments to the PBGC that are not yet due.

(f) There is no pending or, to the knowledge of the Company, threatened Action relating to the Benefit Plans which is reasonably likely to result in material liability, and, to the knowledge of the Company, there is no reasonable basis for any such Action. Neither the Company nor any of its Subsidiaries has any material obligations for medical or life insurance benefits subsequent to termination of employment to employees or their beneficiaries under any Benefit Plan or collective bargaining agreement except (i) as required by applicable Laws, (ii) the continuation of coverage through the month of termination if required pursuant to such Benefit Plan, (iii) disability benefits attributable to disabilities occurring prior to termination of employment with the Company and its Subsidiaries, and (iv) conversion rights.

(g) Neither the execution of this Agreement, the adoption of this Agreement by the Company’s stockholders, nor the consummation of the transactions contemplated hereby, whether individually or in combination with any other event (regardless of whether that other event has occurred or will occur), will (i) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of or increase in compensation or benefits under any of the Benefit Plans, (iii) result in payments under any of the Benefit Plans or any Contract or arrangement that would not be deductible or which deduction will be deferred under Section 162, Section 404 or

Section 280G of the Code or would reimburse any Person for any excise or additional Taxes under Section 4999 or (iv) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exception set forth in Section 280G(b)(4) of the Code).

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Benefit Plan subject to the laws of any jurisdiction outside of the United States (i) if intended to qualify for special tax treatment, meets all requirements for such treatment, (ii) does not have any unfunded liabilities determined in accordance with GAAP that have not been properly accrued on the Company’s financial statements or that will not be offset by insurance, and (iii) if required to be registered, has been registered with the appropriate regulatory authorities and has been maintained in good standing with the appropriate regulatory authorities.

(i) Each Employee Benefit Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been timely amended to comply with Section 409A of the Code and applicable guidance thereunder, including but not limited the final regulations promulgated thereunder.

(j) None of the assets of any Benefit Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate.

Section 4.10 Litigation. There is no action, claim, suit, audit, investigation, arbitration, mediation or proceeding (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties that would, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, there are no material Actions that the Company or any of its Subsidiaries have initiated against other parties. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are a party to or subject to the provisions of any material judgment, order, writ, injunction, decree, settlement, stipulation or award issued or entered into by or with any Governmental Entity that has limited or impaired, or would reasonably be expected to limit or impair, to any material extent the conduct of business by the Company or its Subsidiaries.

Section 4.11 Compliance with Law. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is or since January 1, 2010 was in violation of, or in default under, any Law applicable to it or any of its assets and properties. Notwithstanding the foregoing, this Section 4.11 shall not apply to Benefit Plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.13, Section 4.15 and Section 4.16, respectively.

Section 4.12 Permits. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries possesses all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Permits”) necessary to conduct their respective businesses as presently conducted. Each such Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Company, threatened Proceeding to revoke, cancel or suspend any such Permit and neither the Company nor its Subsidiaries are in breach or default of any such Permit (with or without notice or lapse of time), except in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Taxes.

(a) The Company and its Subsidiaries have timely filed (taking into account any valid extensions of time) all material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries. All such Tax Returns were correct and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes due and payable by or with respect to the Company or any of its Subsidiaries (whether or not reflected on any Tax Return), except any such Taxes for which adequate reserves have been established in accordance with GAAP on the most recent financial statements of the Company. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or its Subsidiaries.

(b) There are no outstanding waivers or extensions with respect to the Company or any of its Subsidiaries of any statute of limitations for the assessment or collection of a material Tax.

(c) The Company and its Subsidiaries have timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) To the Company’s knowledge, no disputes, claims, proceedings, proposed adjustments or assessments are pending or have been threatened in writing concerning any material Tax liability of the Company or its Subsidiaries.

(e) With the exception of any affiliated, consolidated, combined or unitary group of which the Company is the common parent, neither the Company nor any of its Subsidiaries (i) has been a member of any affiliated, consolidated, combined or unitary group filing a consolidated, combined or unitary income Tax Return or (ii) has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of other Law), as a transferee or successor, by contract, or otherwise.

(f) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of other applicable Law.

(g) Neither the Company nor any of its Subsidiaries has distributed stock of another corporation, nor had its stock distributed by another corporation, within the last five (5) years, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 4.14 Assets and Properties.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the personal properties and tangible assets necessary and adequate for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, and (ii) such properties and assets are in reasonably good repair and operating condition, ordinary wear and tear excepted.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth the address and description of each real property currently owned by the Company or any of its Subsidiaries (with all easements and other rights appurtenant to such real property, collectively, the “Owned Real Property”). With respect to each Owned Real Property, the Company or one of its Subsidiaries has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, other than for such customary easements, covenants and restrictions recorded in the public records in the county and state where such Owned Real Property located that would not, individually or in the aggregate, have a Company Material Adverse Effect, and for Permitted Liens.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have a valid leasehold interest in all of the Leased Real Property free and clear of all Liens (except for Permitted Liens) on the leasehold estate.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

Section 4.15 Environmental. Since January 1, 2009 , except as did not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries were compliant with all applicable Environmental Laws, (ii) the Company and its Subsidiaries had all required material federal, state, provincial, and local Permits required by Environmental Laws applicable to the Company and its Subsidiaries, (iii) except in accordance with a valid Permit, there was no Release into the Environment or into the sewer, septic system or waste treatment, storage, or disposal system servicing any property owned, operated or leased by the Company or any of its Subsidiaries, and (iv) neither the Company nor any of its Subsidiaries received any notice, demand, letter, claim or request for information from any Governmental Entity or third party alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 4.15 are the only representations and warranties applicable to Environmental Laws.

Section 4.16 Labor and Employment Matters.

(a) As of the date of this Agreement, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or any labor union contract with any labor organization, works council or other representative of any Company employees. There are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, labor arbitrations, material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, nor has there been for the past three (3) years, any such activity. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable labor and employment laws respecting employment and employment practices, including relating to wage and hour (including the payment of compensation for minimum wage, hours worked, meal periods, and overtime), collective bargaining, discrimination, civil rights, equal employment opportunity, affirmative action, the proper classification of employees (exempt, non-exempt or temporary) and independent contractors, immigration, pay equity, safety and health, workers’ compensation, the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), the collection and payment of employment related Taxes, and all obligations imposed by any employment contracts. There are no material investigations, administrative proceedings, charges or formal complaints pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries involving any of the foregoing matters. All Persons performing services for the Company or any of its Subsidiaries have been properly classified as employees or independent contractors, as the case may be, for purposes of federal and applicable state Tax Laws and other Laws. For the past three (3) years, there has not been any “mass layoff” or “plant closing” as defined by the WARN Act or any similar state or foreign law, collective redundancy or similar action with respect to the Company or any of its Subsidiaries, and the transactions contemplated hereby will not cause the Company to implement a “mass layoff” or a “plant closing” under the WARN Act or any similar state or foreign law prior to or at the Effective Time.

Section 4.17 Proxy Statement. The Proxy Statement will not, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.18 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Merrill, Lynch, Pierce, Fenner & Smith Incorporated (the “Financial Advisor”), is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a copy of the engagement letter of the Financial Advisor.

Section 4.19 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company Board its written opinion to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is, from a financial point of view, fair to the Company’s stockholders, and such opinion has not been withdrawn or modified.

Section 4.20 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article V, (i) the Company Board has unanimously by those present approved the terms of this Agreement and the consummation of the transactions contemplated hereby, and such approval represents all the actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, the restrictions on “business combinations” set forth in the Delaware Takeover Statute or the restrictions on “significant business transactions” set forth in the Washington Takeover Statute, to the extent such restrictions would otherwise be applicable to this Agreement and the transactions contemplated hereby, and (ii) no other state takeover statute or similar state statute or regulation (including any business combination, fair price, moratorium or control share acquisition statute) applies to this Agreement or the transactions contemplated hereby.

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Schedule is a true, correct and complete list, in all material respects, setting forth all Intellectual Property that is owned by the Company or any of its Subsidiaries that is necessary for or material to the conduct of the respective businesses of the Company and its Subsidiaries, and which is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity or similar private organization at any time (“Registered Intellectual Property”), the application or registration number for such Registered Intellectual Property, and the jurisdiction of each item of Registered Intellectual Property.

(b) All of the Owned Intellectual Property is valid, enforceable and in full force and effect, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company or its Subsidiaries owns or has the right to use all material Company Intellectual Property, free and clear of all Liens other than Permitted Liens. The Company and its Subsidiaries take and have taken commercially reasonable measures to protect and maintain the confidentiality of all trade secrets and other confidential or proprietary information (including any personally identifiable information of users of websites of the Company or any of its Subsidiaries) used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(d) There is no Action pending or asserted by Company or its Subsidiaries against any Person concerning infringement of the Registered Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Person has violated, misappropriated or infringed, or is violating, misappropriating or infringing, any Registered Intellectual Property. The conduct of the respective businesses of the Company and its Subsidiaries as presently conducted does not violate, misappropriate or infringe the Intellectual Property of any Person, except as has not had, individually or in the aggregate, a Company Material Adverse Effect, and the Company has not received any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement by Company or its Subsidiaries of the Intellectual Property of any other Person.

(e) Neither the Company nor any of its Subsidiaries has received any written notice or written claim challenging the validity, registerability, enforceability, ownership or use of any Registered Intellectual Property. There is no Action pending, asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries concerning, contesting or seeking to deny the ownership, validity, registerability, enforceability of, or use of the Company’s or any of its Subsidiaries’ right to use, any Company Intellectual Property.

(f) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company Intellectual Property includes all Intellectual Property required to operate the businesses of, or material to the operations of, the Company and its Subsidiaries as currently conducted.

(g) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, neither the execution of this Agreement nor the consummation of any transactions contemplated hereby shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any of its Subsidiaries under, any Company Intellectual Property.

(h) No Governmental Entity, university or educational institution has sponsored research and development in connection with the business of the Company and its Subsidiaries as currently conducted under an agreement or arrangement that would provide such Governmental Entity, university or educational institution with any claim of ownership to any Owned Intellectual Property that is necessary for or material to the conduct of the respective businesses of the Company and its Subsidiaries.

(i) The Company and its Subsidiaries own, free and clear of all Liens (other than Permitted Liens), or have the right to use the material IT Assets owned or used by the Company or its Subsidiaries (the “Company IT Assets”). The Company IT Assets constitute all of the IT Assets necessary for or material to the conduct of the respective businesses of the Company and its Subsidiaries as presently conducted. The Company IT Assets operate and perform as required for the Company and its Subsidiaries to conduct their respective businesses as of the Closing Date, and have not malfunctioned or failed in the conduct thereof, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology, and, to the knowledge of the Company, no Person has gained unauthorized access to any Company IT Assets.

Section 4.22 Insurance. (i) The Company and its Subsidiaries own, maintain or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries in all material respects and (ii) all such material insurance policies are in full force and effect, no notice of cancellation or modification has been received, and to the knowledge of the Company there is no existing default or event which, with the giving of notice or the lapse of time, or both, would constitute a material default by any insured thereunder.

Section 4.23 Anti-Corruption Matters.

(a) None of the Company, any of its Subsidiaries, any of their respective directors, officers or employees, or, to the Company’s knowledge, any agents or other representatives of the Company or any of its Subsidiaries, has directly or indirectly, in violation of any applicable Law (including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries for the purposes of taking any of the actions in clause (a) above. The Company and each of its Subsidiaries and, to the Company’s knowledge, their Affiliates have at all times in the past five (5) years conducted their respective businesses in compliance in all material respects with the FCPA and all similar anti-corruption Laws applicable to the Company and its Subsidiaries, and the Company and each of its Subsidiaries have instituted and maintained policies, procedures, and controls designed to ensure continued compliance therewith and with all similar Legal Requirements, domestic and foreign).

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is or since January 1, 2010 was in violation of, or in default under, any Law relating to or governing Contracts or bids with a Governmental Entity. In the past five (5) years, (i) neither the Company nor its Subsidiaries has been suspended or debarred and (ii) has not been notified in writing that it has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity or has been the subject of a finding of non-responsibility, and, to the knowledge of the Company, no such suspension or debarment has been threatened.

Section 4.24 Related Party Transactions. There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director thereof (other than the Company and its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item  404 of Regulation S-K promulgated under the Exchange Act.

Section 4.25 Key Customers and Suppliers. Section 4.25(a) of the Company Disclosure Schedule sets forth a list of the three (3) largest customers (including distributors) (the “Key Customers”) of the Company and its Subsidiaries on a consolidated basis based on total revenue generated for such customer for the twelve-month period ending September 30, 2012. Section 4.25(b) of the Company Disclosure Schedule sets forth a list of the three (3) largest suppliers (the “Key Suppliers”) for the Company and its Subsidiaries on a consolidated basis, based on total amount paid to such supplier for the twelve-month period ending September 30, 2012. Since January 1, 2012, none of the Key Customers or Key Suppliers has cancelled, or otherwise modified in any adverse manner in any material respect or has delivered written notice or, to the knowledge of the Company, has otherwise expressly stated its intent to cancel or materially reduce its business with the Company and its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing or in good standing, or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, as currently in effect, and neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws or other equivalent organizational documents.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Parent or any of its Subsidiaries is a party, or (iii) assuming compliance with the matters set forth in Section 5.3(b) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Other than the filings or notices required to be made pursuant to (i) the DGCL, (ii) requirements under other state corporation Laws or any similar Laws of any foreign jurisdiction, and (iii) the HSR Act and any applicable competition, antitrust, merger control or investment Laws of foreign jurisdictions, there are no notices, reports or other filings required to be made on the part of Parent or Merger Sub with, nor is any authorization, consent or approval required to be obtained by the Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except for such notices, reports, filings, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.4 Litigation. There are no Actions pending or, to the knowledge of Parent and Merger Sub, threatened, that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Ownership of Capital Stock. Except as a result of this Agreement and the transactions contemplated hereby, none of Parent, Merger Sub, or their respective Affiliates are or in the past five (5) years have been, with respect to the Company, an “interested stockholder” as such term is defined in the Delaware Takeover Statute or an “acquiring person” as such term is defined in the Washington Takeover Statute, and neither of them have taken any action that would cause any anti-takeover statute to apply to the transactions contemplated hereby. None of Parent, Merger Sub, or their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is a party to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company.

Section 5.6 Compliance with Law. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

Section 5.7 Merger Sub’s Capitalization and Operations. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, $.001 par value per share, 100 of which are validly issued and outstanding. All of the issued and outstanding common stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.8 Proxy Statement. None of the information provided by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.9 Sufficient Funds. Parent has access to, and as of the Closing will have, sufficient immediately available funds in cash (through existing credit arrangements or otherwise) to pay or satisfy, as applicable, when due (i) the aggregate Merger Consideration, (ii) the Other Payment Obligations and (iii) all of its fees and expenses related to the transactions contemplated by this Agreement.

Section 5.10 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the Merger, the payment of the aggregate Merger Consideration, the satisfaction of the Other Payment Obligations and the payment of all related fees and expenses, none of Parent, the Surviving Corporation or any of their respective Subsidiaries, taken as a whole, will (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.11 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Deutsche Bank is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.12 Investigation by Parent and Merger Sub.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided certain access to the properties, premises and records of the Company and its Subsidiaries for this purpose. Each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub or any other Person with respect to any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

(b) In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub has received from the Company and its Representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts, plans and information, and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts, plans and information so furnished to it, and that each of Parent and Merger Sub and its Representatives shall have no claim against any Person with respect thereto, except, only to the extent any claim is not prohibited to be made against the Company hereunder, as expressly and specifically covered by a representation or warranty set forth in Article IV. Accordingly, each of Parent and Merger Sub acknowledges that, without limiting the generality of this Section 5.12(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts, plans and information, except, only to the extent any claim is not prohibited to be made against the Company hereunder, as expressly and specifically covered by a representation or warranty set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company. Except (w) as may be required by applicable Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as permitted or otherwise expressly contemplated by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use reasonable best efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, distributors, suppliers, employees and other business partners; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(b) except for (x) Common Stock to be issued or delivered pursuant to the exercise of Options outstanding as of the date hereof and (y) the issuance or transfer by a wholly-owned Subsidiary of the Company of capital stock or other equity interests to the Company or another wholly-owned Subsidiary, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any Equity Rights, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock or any other Equity Rights;

(c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock (except for withholding of shares subject to Options or Company Stock-Based Awards for tax withholding purposes) or any Equity Rights of the Company or its Subsidiaries;

(d) split, combine, subdivide or reclassify any Common Stock or any Equity Rights of the Company or its Subsidiaries or declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or any Equity Rights of the Company or its Subsidiaries or otherwise make any payments to stockholders in their capacity as such (excluding dividends made by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(e) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (including any segment or business thereof);

(f) other than in the ordinary course of business consistent with past practice, sell, lease, dispose of, pledge or encumber (other than the imposition of any Permitted Lien) any assets;

(g) acquire any corporation, partnership or other business organization or entity (including any division or unit thereof), whether by merger, consolidation or other business combination, or acquisition of stock or assets, license, joint venture or similar transaction;

(h) other than draws on any existing credit facility or line of credit of the Company or any of its Subsidiaries, or on any credit facility or line of credit that replaces all or part of any existing credit facility or line of credit on material terms that are the same or more favorable to the Company and its Subsidiaries, taken as a whole, than those of the replaced credit facility or line of credit and in a principal amount not greater than the principal amount of the existing credit facility or line of credit (or on any other credit facility or line of credit the entry into which is approved by Parent pursuant to this Section 6.1), in the ordinary course of business consistent with past practice, incur or become liable for any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement, issue any debt securities or rights with respect thereof or guarantee, assume or become liable for any such indebtedness or liabilities of another Person or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly-owned Subsidiary of the Company;

(i) grant any increases in the compensation of its directors, officers or key employees, except for increases required under offer letters, other employment agreements or Benefit Plans existing on the date hereof, or enter into any material new employment or severance protection agreements with any such directors, officers or key employees;

(j) except as may be contemplated by this Agreement or required by applicable Law (including as necessary to comply with or conform to applicable Laws), adopt or amend any Benefit Plans;

(k) engage in a reduction of force or lay-off affecting more than 100 employees, in the aggregate, of the Company and its Subsidiaries;

(l) change any of the accounting methods used by the Company, unless required by GAAP, the SEC or applicable Law or as formally recommended by the Company’s independent registered public accounting firm;

(m) make or change any material Tax election, settle or compromise any material Tax liability, change in any respect any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement with respect to material Taxes, settle any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, except, in each case, in the ordinary course of business consistent with past practice;

(n) waive, settle, satisfy or compromise (i) any pending or threatened Action against the Company or brought by the Company or any of its Subsidiaries or institute any new Action (x) involving amounts that exceed $500,000 individually or $2,000,000, in the aggregate, or (y) involving the incurrence of any obligation or restriction (other than the payment of money) on the Company and its Subsidiaries following the Effective Time or (ii) any pending or threatened Action against the Company or any of its Company Representatives with respect to this Agreement or the transactions contemplated by this Agreement;

(o)(i) assign, transfer, license or sublicense, grant any security interest in, to or under, abandon, disclaim or dedicate to the public any material Company Intellectual Property, except for non-exclusive licenses or sublicenses entered into in the ordinary course of business consistent with past practice, or (ii) fail to pay any fee, take any action or make any filing in each case reasonably necessary to maintain the ownership of or protect its interest in any material Company Intellectual Property;

(p) enter into any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other similar derivative financial instrument, other than currency hedges entered into in the ordinary course of business consistent with past practice;

(q) make or authorize capital expenditures, other than in respect of those capital expenditure projects that (i) are contemplated by the Company’s fiscal year 2012 or 2013 forecast that is set forth in Section 6.1 of the Company Disclosure Schedule or (ii) otherwise up to $1,000,000 in the aggregate;

(r) renew, terminate (including by failing to renew), amend, modify or waive any Material Contract or enter into any new Material Contract (except as permitted by Section 6.1(h)), except for (i) with respect to Material Contracts described in clause (vii), (ix), or (x) of Section 4.8 (a), new customer or supplier Material Contracts entered into in the ordinary course of business consistent with past practice and on terms that in the discretion of the Company are not reasonably expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, and (ii) renewal of any ordinary course license of Company Intellectual Property which, by its terms, renews automatically unless terminated by either party thereto; provided that, with respect to entering into a new Material Contract, for purposes of determining whether the dollar thresholds in clause (vii), (ix) or (x) of Section 4.8 (a) are satisfied, the revenues recognized or payments made shall be deemed to be amounts reasonably expected to be recognized or paid over the twelve-month period starting on the effective date of such Contract;

(s) fail to timely make any filings required to be filed by the Company under the Exchange Act or the Securities Act; or

(t) enter into any contract, agreement, binding commitment or arrangement to do any of the foregoing.

Section 6.2 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants, advisors and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the Contracts, assets, properties, books, management and records of the Company and its Subsidiaries, and, in support thereof, the Company shall reasonably promptly comply with reasonable information requests of Parent regarding the Company; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub to the extent such disclosure would, in the reasonable judgment of the Company after taking into account the advice of outside counsel, (a) violate applicable Law or materially breach the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (b) jeopardize any attorney-client or other legal privilege (provided that the Company shall enter into a joint defense agreement or other agreement with the Parent to enable preservation of such attorney-client or other legal privilege). The Company agrees to use reasonable efforts to allow the Parent or its Representatives, upon reasonable advance notice and during normal business hours, to enter upon the properties owned, operated, or leased by the Company or its Subsidiaries for the purpose of conducting qualitative and non-intrusive environmental assessments and related work. Parent agrees that the confidentiality letter, dated August 15, 2012 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, and other Representatives hereunder.

Section 6.3 Acquisition Proposals.

(a) Subject to Section 6.3(b), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not and shall cause its Subsidiaries not to, nor shall it permit its or its Subsidiaries’ Company Representatives to, and shall use reasonable best efforts to cause such Company Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage or knowingly facilitate the submission, announcement or making of, any Acquisition Proposal by any Person; (ii) furnish or otherwise provide access to any non-public information regarding any of the Company or its Subsidiaries to any Person in connection with, or in response to, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, except to state that such discussions or negotiations are not permitted pursuant to these provisions; or (iv) grant any waiver, amendment or release under, or fail to enforce any standstill provision concerning an Acquisition Proposal or any confidentiality provision of a confidentiality agreement entered into in connection with a transaction that would qualify as an Acquisition Proposal, except to the extent that the Company Board determines in good faith that such grant or release would result in a Superior Proposal being made by the Person subject to such standstill or confidentiality provision. Subject to Section 6.3(b), promptly after the date hereof the Company shall cease and cause to be terminated any solicitation, encouragement, knowing facilitation, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any of their respective Company Representatives with respect to any Acquisition Proposal. Within two (2) Business Days of the date hereof, the Company shall request each Person that executed a confidentiality agreement within the past year in connection with any transaction that would qualify as an Acquisition Proposal if proposed after the date hereof to return or destroy all non-public information furnished by or on behalf of the Company, its Subsidiaries or its Company Representatives.

(b) Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time prior to the Company Stockholders Meeting, the Company receives a bona fide Acquisition Proposal which the Company Board determines in good faith (after consultation with its financial and outside legal advisors) constitutes or could reasonably be expected to result in a Superior Proposal, the Company may, in response to such Acquisition Proposal (provided such Acquisition Proposal did not result from a breach by the Company of Section 6.3(a), this Section 6.3(b) or Section 6.3(c)), (A) furnish information (including non-public information) with respect to it and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (an “Acceptable Confidentiality Agreement”), the terms of which shall not be less restrictive to the other party than the Confidentiality Agreement is to Parent, and (B) engage or participate in discussions and negotiations regarding such Acquisition Proposal; provided, however, that prior to taking any action described in the foregoing clauses (A) or (B), (x) the Company Board shall have also determined, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (y) the Company shall have provided at least 24 hours prior notice to the Parent that it intends to take any of the actions described in the foregoing clauses (A) or (B) and (z) the Company shall have complied in all material respects with all of its obligations in Section 6.3(a), this Section 6.3(b) and Section 6.3(c). From and after the date hereof, if the Company receives an Acquisition Proposal, it shall promptly (and in any event within 24 hours of receipt thereof) (i) advise Parent in writing of such Acquisition Proposal and all of the material terms and conditions thereof and shall disclose the identity of the Person making the Acquisition Proposal and (ii) keep Parent promptly and reasonably informed with respect to the status of any such Acquisition Proposal and any material changes thereto, including providing Parent copies of all material draft agreements with respect thereto, in each case within 24 hours of receipt by the Company, Subsidiaries or its Company Representatives. In connection with furnishing or otherwise permitting the transmittal of any material non-public information to any Person pursuant to this Section 6.3(b), the Company shall (as a condition to furnishing or otherwise permitting the transmittal of such non-public information to such Person) concurrently furnish such non-public information to Parent to the extent it has not been previously furnished or made available by the Company to Parent.

(c) Except as expressly permitted by this Section 6.3, neither the Company Board, nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation (a “Change of Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (an “Acquisition Agreement”) related to any Acquisition Proposal, other than any Acceptable Confidentiality Agreement entered into pursuant to Section 6.3(b), (iv) fail to publicly recommend against any Acquisition Proposal or fail to publicly reaffirm the Company Recommendation within two Business Days after request by Parent or make any public statement that conflicts with the Company Recommendation, or (v) fail to include the Company Recommendation in the Proxy Statement; provided, however, that if the Board effects a Change of Recommendation pursuant to Section 6.3(d), then the requirements set forth in the foregoing clauses (ii)-(v) of this Section 6.3(c) shall not apply with respect to such Superior Proposal after such Change of Recommendation.

(d) Notwithstanding the immediately preceding sentence, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders Meeting, if the Company receives a bona fide written Acquisition Proposal from any Person that has not been withdrawn and that the Company Board determines in good faith is a Superior Proposal, then (x) the Company Board may effect a Change of Recommendation with respect to such Superior Proposal and (if desired) (y) the Company may terminate this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal (subject to Article VIII), but only if: (1) the Company has not materially breached its obligations under
Section 6.3(a), Section 6.3(b),and Section 6.3(c), (2) the Company Board shall have determined, after good faith consultation with its legal counsel, that its failure to effect a Change of Recommendation or to enter into such Acquisition Agreement would be inconsistent with its fiduciary duties under applicable Law, (3) the Company shall have notified Parent in writing that it intends to effect a Change of Recommendation with respect to a Superior Proposal or that it intends to enter into an Acquisition Agreement to effect such Superior Proposal (a “Proposal Notice”), with such notice specifying, the party making the Superior Proposal, a description of the material terms and conditions of such Superior Proposal, including a copy of the Acquisition Agreement and all other agreements and material documents related thereto, and (4) the Company shall have allowed Parent three (3) Business Days following receipt of the Proposal Notice to submit a proposal (a “Subsequent Parent Proposal”) that the Company Board determines in good faith, after consultation with its financial advisor and legal counsel, to cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal and during such three Business Day period the Company and its Company Representatives shall meet with the Parent and its Representatives and negotiate in good faith during such period with respect to a Subsequent Parent Proposal (provided that if Parent makes a Subsequent Parent Proposal and there is subsequently any material change to the financial or other material terms of the Superior Proposal prior to the Company’s effecting a Change of Recommendation or terminating this Agreement, such proposal shall be considered a new Superior Proposal for purposes of this Section 6.3(d) and the Company shall comply with its obligations under this Section 6.3(d) with respect to such new Superior Proposal, including providing Parent a new Proposal Notice and providing Parent with a period of two (2) Business Days after the receipt of such new Proposal Notice to make another Subsequent Parent Proposal, which will be otherwise subject to the provisions of this Section 6.3(d)). Except immediately prior to the entry into an Acquisition Agreement in compliance with the terms of this Section 6.3 and Section 8.1(c)(ii) or as otherwise required by Section 6.12, the Company shall not waive the Delaware Takeover Statue or the Washington Takeover Statute.

(e) Nothing in this Section 6.3 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law; provided that the Company shall to the extent practicable provide Parent with a reasonable opportunity to comment on and review any such disclosure. Provided the Company Board publicly reaffirms its approval and recommendation of this Agreement within ten (10) Business Days after a request by Parent to do so, no such disclosure of a position shall constitute a Change of Recommendation for the purposes of this Section 6.3. In addition, it is understood and agreed that, for purposes of this Section 6.3, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of Section 6.3 of the Agreement with respect thereto, and contains “stop-look-and-listen” or similar communication shall not constitute a Change of Recommendation.

(f) For purposes of this Section 6.3 and all of the defined terms in this Section 6.3, the term “Company Board” shall be deemed to mean the Company Board and/or the Special Committee, as applicable.

Section 6.4 Employee Benefits.

(a) As of the Effective Time, and for a period through December 31, 2013, Parent agrees to provide or cause its Subsidiaries or Affiliates (including the Surviving Corporation) to provide each of the employees of the Parent or any of its Subsidiaries or Affiliates (including the Surviving Corporation) who were employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”) with base salary or wage rates, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such Continuing Employee immediately prior to the Effective Time and with employee benefits and perquisites (including retirement, health and life insurance benefits but excluding benefits under any defined benefit plans, equity compensation plans, or any other plan or agreement terminated pursuant to, or in connection with, this Agreement) that, in the aggregate, are no less favorable to each Continuing Employee (and such Continuing Employee’s spouse and dependents) than those in effect under Benefit Plans for such Continuing Employee (and his or her spouse and dependents) immediately prior to the Closing Date.

(b) As of the Effective Time, except as to those severance arrangements described in Section 6.4(c), Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, honor, pay, perform and satisfy any and all contractual liabilities arising under the terms of all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s change-in-control and general severance and retention plans, in each case existing immediately prior to the execution of this Agreement and all of which are identified on Section 6.4(b) of the Company Disclosure Schedule, that are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee.

(c) Prior to the Effective Time, the Company shall terminate, effective no later than the Effective Time, (i) each of the nonqualified deferred compensation arrangements listed on Section 6.4(c)(i) of the Disclosure Schedule; provided, however, that distributions on account of such termination need not occur until after the Effective Time; and provided further that the Company shall not be required to terminate any such plans or programs or distribute payments in connection with any such termination if such termination or payment would reasonably be expected to result in a violation of Section 409A of the Code or any other applicable Law; and (ii) each of the severance programs listed in Section 6.4(c)(ii) of the Disclosure Schedule.

(d) On and after the Closing Date, no employee shall be entitled to severance except on the basis of the plans and policies generally applicable to similarly situated employees of Parent and its Subsidiaries (taking into account the recognition of prior service if relevant which is required by Section 6.4(e) below); provided, however, that for a period of twelve (12) months following the Effective Time (x) all Continuing Employees in the United States shall be treated as “Eligible Employees” under the applicable severance plans of Parent or its Subsidiaries, (y) the amount of severance of any such Eligible Employee who receives severance benefits under the applicable plan or policy of Parent and its Subsidiaries will be in the same amount as the total cash payments such Eligible Employee would have received under the applicable Company severance plan as such plan existed immediately prior to the Effective Time and (z) any such Eligible Employee who receives severance benefits will be provided with outplacement assistance substantially similar to that which would have been provided under the applicable severance plan of Company, as such plan existed immediately prior to the Effective Time. Except as provided in the preceding sentence, severance for Continuing Employees in the United States will be provided only on and subject to the conditions of the applicable plan or policy of Parent and its Subsidiaries. This Section 6.4(d) shall not apply in the case of any employee covered by or entitled to the benefits of any severance arrangement described in Section 6.4(b) which is not otherwise to be terminated by the Company pursuant to Section 6.4(c).

(e) Parent shall treat, and shall cause each benefit plan, program, practice, policy and arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Continuing Employees participate or are eligible to participate (the “Parent Plans”) to treat, for purposes of determining eligibility to participate, vesting, and the amount of severance, vacation, sick leave and other paid time off benefits (but not for purposes of benefit accruals under any other Parent Plans), and for purposes of paying, providing or satisfying when due all vacation, sick pay and other paid time off benefits accrued but unused as of the Effective Time, all service with the Company and its Subsidiaries (or predecessor employers to the extent the Company, any Subsidiary or any Benefit Plan provides past service credit) as service with Parent and its Subsidiaries (including, without limitation, the Surviving Corporation). Parent shall cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Continuing Employees and their spouses and dependents to the extent waived, satisfied or not included under the analogous Benefit Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse and dependents under the analogous Benefit Plan during the plan year of such Benefit Plan in which occurs the later of the Effective Time and the date on which the Continuing Employee begins participating in such Parent Plan.

(f) Prior to the Effective Time, the Company in consultation with Parent shall comply with all obligations under applicable Law to provide information to any foreign employees or their representatives and otherwise comply with all obligations under applicable Law to inform or consult trade unions, works councils or other employee representative bodies in connection with the matters contemplated by this Agreement.

(g) Nothing in this Agreement, whether express or implied, shall: (i) confer upon any employee of the Company or any of its Subsidiaries, or any representative of any such employee, or any Governmental Entity or other third party any rights, claims, benefits, causes of actions or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, (ii) except with respect to the obligations of Parent expressly set forth in Section 6.4(b) and Section 6.4(d), be interpreted to prevent or restrict Parent or the Surviving Corporation or their Affiliates from modifying or terminating the employment or terms of employment of any Continuing Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Effective Time or (iii) be treated as an amendment or other modification of any Benefit Plan or other employee benefit plan or arrangement.

Section 6.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcement; provided, however, that neither the Company nor Parent will be required to obtain the prior agreement of or consult with the other party in connection with any such press release or public announcement (a) if the Company Board has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(d) or (b) if the information and other content contained therein has been previously included in any press release or public announcement after compliance with the terms of this Section 6.5.

Section 6.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time until the six year anniversary of the Closing, the Surviving Corporation shall (and if the Surviving Corporation for any reason cannot, the Parent shall) indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, settlements, damages or liabilities in connection with actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement) and advance expenses with respect thereto, in each case as provided, as applicable, in the certificates of incorporation and bylaws (or comparable organizational documents) of the Company and its Subsidiaries, and in any indemnification agreements between the Company and any Indemnified Party entered into prior to the date hereof and a copy of which has been provided to Parent. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company as amended, restated and in effect on the date of this Agreement, and any indemnification agreements between the Company and any Indemnified Party shall survive the Merger and shall continue in full force and effect in accordance with their terms, and such provisions and agreements shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or such other insurance policy with the same coverage and amounts with terms and conditions that are not less advantageous than the Company’s existing policies) for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring or alleged to have occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided, however, that in lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may at its option prior to the Effective Time purchase a six-year run-off program for directors’ and officers’ liability insurance and fiduciary liability insurance providing at least the same coverage with respect to matters occurring at or prior to the Effective Time; provided, further that in no event shall Parent be required to pay annually in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date hereof.

(c) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation, and shall be enforceable by each Indemnified Party and Insured Party and his or her heirs and representatives. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the certificate of incorporation and bylaws of the Surviving Corporation. Notwithstanding anything herein to the contrary, if any action (whether arising before, at or after the Effective Time) with respect to which an Indemnified Party is entitled to indemnification is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 6.6 shall continue in full force and effect until the final disposition of such action.

(d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7 Stockholders Meeting; Proxy Statement.

(a) As promptly as reasonably practicable following the date hereof, the Company shall (i) take all action necessary to call, give notice of, convene and hold a meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) for the purpose of adopting this Agreement, and (ii) in connection with the Company Stockholders Meeting, by January 8, 2013 prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and the Exchange Act. Parent will provide the Company with any information concerning Parent or Merger Sub as may be reasonably requested by the Company in order to effectuate the preparation and filing of the Proxy Statement, and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments from the SEC referred to below. Promptly after its preparation and prior to its filing with the SEC, the Company shall provide a copy of the Proxy Statement to Parent and shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement, and will consider for inclusion into the Proxy Statement reasonable comments timely received from Parent or its legal counsel. The Company shall give Parent notice of any comments on the Proxy Statement received from the SEC or other communications from the SEC relating to the Proxy Statement, and the Company will provide Parent a reasonable opportunity to review and comment on any response to such comments or any amendment to the Proxy Statement, and, subject to such review and comment by Parent, shall reasonably promptly respond to SEC comments, if any. If (i) at any time prior to the Company Stockholders Meeting, any event should occur relating to the Company or any of the Subsidiaries that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly inform Parent, and (ii) if at any time prior to the Company Stockholders Meeting, any event should occur relating to Parent or Merger Sub that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall file with the SEC and, if required, mail such amendment or supplement to the Company’s stockholders; provided, prior to such filing, the Company and Parent shall consult with each other with respect to such amendment or supplement. So long as the Company Board shall not have effected a Change of Recommendation, the Proxy Statement shall include the Company Recommendation and the opinion of the Financial Advisor referred to in
Section 4.19. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the resolution of any comments from the SEC. The Company shall use commercially reasonable efforts to solicit proxies from the Company’s stockholders for adoption of this Agreement.

(b) Once the Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Stockholders Meeting without consent of Parent. At the Company Stockholders Meeting, or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the shares of Common Stock then owned of record by Parent or Merger Sub or any of their Subsidiaries in favor of the adoption of this Agreement and approval of the Merger, and Parent shall use its reasonable best efforts to deliver or provide (or cause to be delivered or provided), in its capacity as a stockholder of the Company, if applicable, any other approvals that are required by applicable Law to effect the Merger.

Section 6.8 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits, orders and expirations or terminations of waiting periods, (ii) making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) obtaining all necessary or reasonably requested consents, approvals or waivers from third parties, (iv) preparing for release of Liens on reasonably requested assets of the Company or its Subsidiaries and obtaining payoff letters with respect to any indebtedness of the Company or its Subsidiaries, (v) preparing for title insurance and endorsements thereto with coverage as may be required by Parent for the Owned Real Property and certain of the Leased Real Property as identified by Parent, including provision of owner’s affidavits in favor of the title insurer in customary form, and

(vi) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, the Company and Parent agree not to extend (or take any action that would have the effect of extending) any waiting period under the HSR Act or any other applicable foreign or domestic competition, merger control, antitrust or similar Law, or enter into any agreement with any Governmental Entity an effect of which would be to delay or not consummate the Merger or the transactions contemplated by this Agreement, except with the prior written consent of the other party.

(b) Without limiting the generality of the foregoing, the Company and Parent shall (i) promptly on a date to be mutually agreed upon, but in no event later than January 8, 2013, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable, (ii) reasonably promptly file any and all required notifications or applications under any other applicable foreign or domestic competition, merger control, antitrust, trade regulation or similar Law with respect to the Merger and the other transactions contemplated by this Agreement, and use reasonable best efforts to receive required approvals or clearances and cause the expiration or termination of any applicable waiting period under such Laws, and (iii) furnish to any Governmental Entity, as promptly as practicable, any additional documents that may be requested by such Governmental Entity pursuant to applicable Law under the HSR Act or similar foreign Laws. Parent hereby further agrees to use reasonable best efforts to take, or cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law (whether foreign or domestic) that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date); provided that nothing in this Agreement shall require Parent, Merger Sub or their Affiliates to (x) propose, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent or its Subsidiaries and Affiliates, or of the Company or its Subsidiaries, (y) otherwise take or commit to take any actions that limit the freedom of action of Parent, its Subsidiaries (including the Surviving Corporation, as well as the Company or its Subsidiaries) or Affiliates with respect to, or Parent’s or its Affiliates’ ability to retain, any of the businesses, product lines or assets of Parent or its Subsidiaries (including the Surviving Corporation, as well as the Company and its Subsidiaries) or Affiliates, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing or (z) defend any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby (provided that the Parent shall use reasonable best efforts to defend against any request for preliminary relief, but shall not be required to appeal any order providing such relief). Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable best efforts or take any action as may be required by this Section 6.8(b) if the effectiveness of any such action is not conditioned on the occurrence of the Closing.

(c) The Company and Parent shall keep each other informed in all material respects as to the status of matters relating to the completion of the Merger and the other transactions contemplated hereby, including by (i) giving prompt notice to the other of any written notice or other communication from any Governmental Entity in connection with the Merger, and (ii) promptly furnishing the other party with copies of any material communications received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement. In addition, the Company and Parent shall, as circumstances reasonably permit, (x) allow counsel for the other party reasonable opportunity to review in advance, and consider in good faith, the views of the other party in connection with any proposed written material communication to any Governmental Entity, and (y) consult with the other party in advance of any meeting or conference with any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto and give the other party the opportunity to attend and participate in such meetings and conferences.

(d) Parent shall pay all filing fees, and the Company shall not be required to pay any fees or make any other payments to any Governmental Entity in connection with any filings or the obtaining of any approvals or authorizations, under the HSR Act or such other filings, approvals or authorizations as may be required to be made or obtained under applicable foreign or domestic competition, merger control, antitrust, trade regulation or similar Laws (other than normal filing fees that are imposed by Law on the Company).

Section 6.9 No Control of Other Party’s Business. Without prejudice to Section 6.1, nothing contained in this Agreement shall give Parent or its Subsidiaries, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.10 Transfer Taxes. Parent, Merger Sub, the Company and the Surviving Corporation shall cooperate in the preparation, execution and filing of all Tax Returns relating to any stock transfer, real estate transfer, real estate excise, sales, use, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement; provided that Parent and Merger Sub shall not be required to file such tax returns prior to the Closing. Any such Transfer Taxes shall be paid by the Company or the Surviving Corporation without deduction or withholding of any amount from the consideration required to be paid pursuant to Article III of this Agreement. None of Parent, Merger Sub, the Company or the Surviving Corporation shall take any action inconsistent with the provisions of this Section 6.10.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company and the Company Board shall take all such steps as may reasonably be necessary and permitted to cause any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) pursuant to this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Takeover Statutes. If any anti-takeover Law is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement after the date of this Agreement, the Company and the Company Board shall use commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated hereby substantially on the terms contemplated by this Agreement (collectively, an “Injunction”); and

(c) any applicable waiting period under the HSR Act shall have expired or been terminated and any applicable waiting period or approvals under the competition, antitrust or investment Laws of the United Kingdom and other jurisdictions (other than the United States) shall have expired, been terminated or obtained.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following further conditions:

(a) each of the representations and warranties of the Company set forth in Article IV shall be true and accurate as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (disregarding any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect; provided that the representations and warranties of the Company set forth in Section 4.1 and Section 4.3 shall be true and accurate in all respects, the representations and warranties of the Company set forth in Section 4.2 (other than Section 4.2(c) and Section 4.2(d)), Section 4.18 and Section 4.20 shall be true and accurate in all respects (other than de minimis exceptions, provided, that for the purposes of this Section 7.2(a), if one or more inaccuracies in the representations or warranties set forth in Section 4.2(a), Section 4.2(b), Section 4.2(e) or Section 4.2(f) would not reasonably be likely to result in any damages, including any increase in the amounts payable by Parent pursuant Section 3.1(a), Section 3.2(a), Section 3.4(a), Section 3.4(b) or Section 3.4(c) of more than $150,000 in the aggregate, such inaccuracies will be deemed de minimis for purposes of this Section 7.2(a)), and the representations and warranties of the Company set forth in Section 4.2(c) and Section 4.2(d) shall be true and accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be so true and accurate or true and accurate in all material respects, as applicable, as of such date or with respect to such period);

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) since the date of this Agreement, there has not been any Change that, individually or in the aggregate, has had a Company Material Adverse Effect; and

(d) Parent shall have received a certificate on behalf of the Company signed by an authorized executive officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and Merger Sub set forth in Article V shall be true and accurate as of the date of the Agreement and as of Closing Date as if made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (disregarding any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect; provided that the representations and warranties of the Parent and Merger Sub set forth in Section 5.1 and Section 5.2 shall be true and accurate in all respects, and the representations and warranties of Parent and Merger Sub set forth in Section 5.11 shall be true and accurate in all respects (other than de minimis exceptions), in each case as of the date of this Agreement and as of the Closing Date as if made on an as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate or true and accurate in all material respects, as applicable, as of such date or with respect to such period);

(b) each of Parent and Merger Sub shall have performed in all material respects the respective obligations hereunder required to be performed by Parent or Merger Sub, as the case may be, at or prior to the Closing; and

(c) the Company shall have received a certificate on behalf of Parent signed by an authorized executive officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.8.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company stockholders:

(a) by the mutual written consent of the Company and Parent;

(b) by action of the board of directors of the Company or by Parent:

(i) if the Merger shall not have occurred on or prior to June 10, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Merger to occur on or prior to such date; provided further, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), other than the conditions set forth in Section 7.1(b) and Section 7.1(c), then either the Company or Parent may extend the Outside Date to October 10, 2013 (in which case such date would be deemed the “Outside Date” for all purposes of this Agreement);

(ii) if any Injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the institution of such Injunction; or

(iii) if the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded without the adoption of this Agreement by the Company’s stockholders in accordance with the DGCL; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure to obtain the adoption of this Agreement by the Company’s stockholders at such Company Stockholders Meeting;

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; provided, however, that if such breach or untruthfulness is capable of being cured prior to the Outside Date by Parent and Merger Sub through the exercise of their reasonable best efforts and Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i)) on account of such breach or untruthfulness unless such breach or untruthfulness remains uncured for a period of twenty (20) days commencing on the date that the Company gives notice to Parent of such breach or untruthfulness; provided further, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has breached any of its representations and warranties or failed to perform any of its obligations under or in connection with this Agreement that would result in any closing conditions set forth in Section 7.2(a) and Section 7.2(b) not being satisfied;

(ii) prior to the Company Stockholders Meeting, if the Company in accordance with the provisions of
Section 6.3(d) executes an Acquisition Agreement with respect to such Superior Proposal and pays to Parent the Termination Fee substantially concurrently with the termination of this Agreement pursuant to Section 8.2(b)(ii) ; or

(iii) if (A) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied on the date the Closing should have taken place pursuant to the terms of this Agreement, (B) the Company has confirmed by notice to Parent that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3 and (C) the Merger shall not have been consummated within three (3) Business Days after the delivery of such notice; or

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided, however, that if such breach or untruthfulness is capable of being cured prior to the Outside Date by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i) on account of such breach or untruthfulness unless such breach or untruthfulness remains uncured for a period of twenty (20) days commencing on the date that Parent gives notice to the Company of such breach or untruthfulness; provided further, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub has breached any of its representations and warranties or failed to perform its obligations under or in connection with this Agreement that would result in any closing condition set forth in Section 7.3(a) and Section 7.3(b) not being satisfied; or

(ii) at any time prior to the vote of the Company’s stockholders at the Company Stockholders Meeting with respect to the Merger, if (A) the Company Board or any committee thereof shall have effected a Change of Recommendation, (B) the Company’s board of directors publicly approves, endorses or recommends to the Company’s stockholders an Acquisition Proposal or (C) the Company enters into an Acquisition Agreement related to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 8.2, Article IX and the last sentence of Section 6.2), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2, Article IX, and the last sentence of Section 6.2. Nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for fraud or willful breach of this Agreement or the Confidentiality Agreement.

(b) In the event that:

(i)(A) a bona fide written Acquisition Proposal shall have been made or a Person shall have publicly announced an Acquisition Proposal or intention to make an Acquisition Proposal prior to the Company Stockholders Meeting (each, an “Outstanding Proposal”), (B) following the making of such Outstanding Proposal, this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.1(b)(i) (unless the primary reason for the failure of the Merger to occur on or prior to the Outside Date was due to the failure of the condition set forth in Section 7.1(b) due to an Injunction related to the HSR Act or the competition, antitrust or investment Laws of the United Kingdom or other jurisdictions (other than the United States) or Section 7.1(c) to be satisfied on or prior to the Outside Date) or (ii) by the Company or Parent pursuant to Section 8.1(b)(iii), and (C) prior to or within twelve (12) months following the date this Agreement is so terminated, the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal; provided, however, that for purposes of clause (C) of this Section 8.2(b)(i), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this agreement is terminated by Parent (A) pursuant to Section 8.1(d)(ii) or (B) pursuant to Section 8.1(d)(i) due to a breach of Section 6.3(c);

then the Company shall pay or cause to be paid to Parent the Termination Fee. Any Termination Fee required to be paid to Parent pursuant to Section 8.2(b)(i) shall be paid by the Company substantially concurrently with the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal. Any fee required to be paid to Parent pursuant to Section 8.2(b)(ii) shall be paid by the Company substantially concurrently with termination of this Agreement. Any fee required to be paid to Parent pursuant to Section 8.2(b)(iii) shall be paid by the Company within three (3) Business Days after such termination. “Termination Fee” shall mean $24,000,000 less any amounts previously paid to Parent by or on behalf of the Company pursuant to Section 8.2(e). The payment of any Termination Fee shall be by wire transfer of same day funds to an account designated by Parent.

(c) In the event that (i) this Agreement is terminated by the Company or Parent (A) pursuant to Section 8.1(b)(ii) due to an Injunction related to the HSR Act or the competition, antitrust or investment Laws of the United Kingdom or other jurisdictions (other than the United States) or (B) pursuant to Section 8.1(b)(i), and (ii) the conditions set forth in Section 7.1(a), Section 7.1(b) (other than with respect to an Injunction related to the HSR Act or the competition, antitrust or investment Laws of the United Kingdom or other jurisdictions (other than the United States)) and Section 7.2 are satisfied as of the date of such termination (treating such date of termination as the Closing Date for purposes of determining whether such conditions are satisfied), then the Parent shall pay or cause to be paid to the Company the Parent Termination Fee; Any Parent Termination Fee required to be paid pursuant to Section 8.2(c) shall be paid to the Company, in the case of termination of this Agreement by Parent, substantially concurrently with such termination of this Agreement and, in the case of such termination of this Agreement by the Company, within three (3) Business Days after such termination. “Parent Termination Fee” shall mean $24,000,000. The payment of any Parent Termination Fee shall be by wire transfer of same day funds to an account designated by the Company.

(d) Each of the parties hereto acknowledges that the agreements contained in Section 8.2(b) and 8.2(c) are an integral part of the transactions contemplated by this Agreement, that without these agreements, the other parties would not enter into this Agreement, and that the Termination Fee and the Parent Termination Fee are not

penalties but rather constitute liquidated damages for losses or damages suffered or incurred by the Company or Parent and Merger Sub, as applicable, in connection with this Agreement and the termination thereof, which amount would otherwise be impossible to calculate with precision.

(e) In the event this Agreement is terminated by Parent pursuant to Section 8.1(b)(iii) or Section 8.1(d)(i), then the Company shall pay Parent by wire transfer of same day funds all out-of-pocket fees and expenses incurred by Parent, Merger Sub and their Representatives in connection with the transactions contemplated by this Agreement within two (2) Business Days following delivery by Parent of reasonable documentation of such fees and expenses; provided that the Company shall not be required to pay more than $1,500,000 pursuant to this Section 8.2(e).

(f) Notwithstanding anything to the contrary in this Agreement (including Section 9.2) but subject to the last sentence of Section 8.2(a), (x) each of Parent and Merger Sub acknowledges and agrees that, in the event that the Termination Fee or fees and expenses shall become payable pursuant to Section 8.2(b) or (e) and Parent shall receive payment as required by Section 8.2(b) or (e), the right to receive the Termination Fee pursuant to Section 8.2(b) or such fees and expenses pursuant to Section 8.2(e), as applicable, shall constitute each of Parent’s, Merger Sub’s, and each of their Affiliates’ and Representatives, sole and exclusive remedy under this Agreement (provided that if Parent receives payment of fees and expenses pursuant to Section 8.2(e) it shall retain the right to receive a Termination Fee pursuant to Section 8.2(b)(i) in accordance with the terms thereof) and (y) the Company acknowledges and agrees that, in the event that the Parent Termination Fee shall become payable pursuant to Section 8.2(c) and the Company shall receive payment as required by Section 8.2(c), the right to receive the Parent Termination Fee pursuant to Section 8.2(c) shall constitute the Company’s and each of its Affiliates’ and Company Representatives’, sole and exclusive remedy under this Agreement. For the avoidance of doubt, any payment by the Company under Section 8.2(b) or by the Parent under Section 8.2(c), shall be payable only once with respect to such section, even though such payment may be payable under one or more provisions of such section.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto (by action taken or authorized by their respective board of directors, if required) at any time prior to the Closing Date, whether before or after the adoption of this Agreement by the stockholders of the Company; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall be made that requires under applicable Law further approval or authorization by the stockholders of the Company without such further approval or authorization.

Section 9.2 Nonsurvival of Representations and Warranties. Subject to Section 8.2, none of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time, or any covenant or agreement contained in Section 8.2, Article IX, or the last sentence of Section 6.2.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	if to Parent or Merger Sub, to:

Honeywell International Inc.
101 Columbia Road
P.O. Box 4000
Morristown, New Jersey 07962
	Facsimile:	(973) 455-4217
	Attention:	General Counsel, Senior Vice President

with a copy (which shall not constitute notice hereunder) to:

Bingham McCutchen LLP
355 S. Grand Avenue, Suite 4400
Los Angeles, California 90071
	Facsimile:	(213) 680-6499
	Attention:	David Robbins, Esq.

(b)	if to the Company, to:

Intermec, Inc.
6001 36th Ave. West
Everett, Washington 98203
	Facsimile:	(425) 265-2425
	Attention:	Senior Vice President, General Counsel

with a copy (which shall not constitute notice hereunder) to:

Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, Washington 98101
	Facsimile:	(206) 359-9000
	Attention:	Stewart M. Landefeld, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided, however, that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further, that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information provided in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any section of Article IV calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties to the extent the applicability of such disclosure is reasonably apparent. The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile and pdf), each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement to the extent incorporated herein (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for from and after the Effective Time, (i) the provisions set forth in Section 6.6 of this Agreement, (ii) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time, and (iii) the right of the holders of Options or Company Stock-Based Awards to receive the Option Consideration or Stock-Based Award Consideration, respectively, as set forth in Section 3.4(e), are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, void, unenforceable or against regulatory policy, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State in Delaware or, if that court does not have jurisdiction, a United States federal court sitting in Wilmington, Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery in the State of Delaware or a United States federal court sitting in Wilmington, Delaware; provided, however, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Chancery Court in the State of Delaware or any United States federal court located in Wilmington, Delaware in any other court or jurisdiction.

Section 9.10 Specific Performance. Other than as specifically described in Section 8.2, each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to seek to compel specific performance of this Agreement in any action instituted hereunder without bond or other security being required.

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment hereof not in compliance with this Section 9.11 shall be null and void.

Section 9.12 Expenses. Except as otherwise set forth herein (including Section 6.8(d) and Section 8.2(e)), all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

Section 9.13 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.14 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.15 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INTERMEC, INC.

By:	/s/ Allen J. Lauer
	Name:	Allen J. Lauer
	Title:	Interim President and Chief Executive Officer

HONEYWELL INTERNATIONAL INC.

By:	/s/ Brian S. Cook
	Name:	Brian S. Cook
	Title:	Vice President, Corporate Development

HAWKEYE MERGER SUB CORP.

By:	/s/ John J. Tus
	Name:	John J. Tus
	Title:	President and Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Amended and Restated

Certificate of Incorporation

of

HAWKEYE MERGER SUB CORP.

Pursuant to Section 102 of the General Corporation Law

of the State of Delaware

The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of Delaware, does hereby certify:

FIRST: The name of the Corporation is:

HAWKEYE MERGER SUB CORP.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.

FIFTH: The Board of Directors is expressly authorized to adopt, alter, amend, change, add to or repeal the by-laws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the by-laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may indemnify other persons as provided in the by-laws, and the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article SEVENTH. Any amendment or repeal of this Article SEVENTH shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to either the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

WITNESS WHEREOF, I have hereunto set my hand this     th day of              and I affirm that the foregoing certificate is my act and deed and that the facts stated therein are true.

Name:
Title:

Annex B

December 9, 2012

The Board of Directors

Intermec, Inc.

6001 36th Avenue West

Everett, Washington 98203-1264

Members of the Board of Directors:

We understand that Intermec, Inc. (“Intermec”) proposes to enter into an Agreement and Plan of Merger, dated as of December 9, 2012 (the “Agreement”), among Intermec, Honeywell International Inc. (“Honeywell”) and Hawkeye Merger Sub Corp., a wholly owned subsidiary of Honeywell (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Intermec (the “Merger”) and each outstanding share of the common stock, par value $.01 per share, of Intermec (“Intermec Common Stock”) will be converted into the right to receive $10.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Intermec Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Intermec;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Intermec furnished to or discussed with us by the management of Intermec, including certain financial forecasts relating to Intermec prepared by the management of Intermec (such forecasts, “Intermec Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of Intermec with members of senior management of Intermec;

(4)	reviewed the trading history for Intermec Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(5)	compared certain financial and stock market information of Intermec with similar information of other companies we deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)	considered the fact that Intermec publicly announced that it was evaluating strategic alternatives and the results of our efforts on behalf of Intermec to solicit, at the direction of Intermec, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of Intermec;

(8)	reviewed the Agreement; and

(9)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Intermec that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Intermec Forecasts, we have been advised by Intermec, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Intermec as to the future financial performance of Intermec. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Intermec, nor have we made any physical inspection of the properties or assets of Intermec. We have not evaluated the solvency or fair value of Intermec or Honeywell under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Intermec, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Intermec or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Intermec Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Intermec or in which Intermec might engage or as to the underlying business decision of Intermec to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Intermec in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Intermec has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Intermec, Honeywell and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Intermec and have received or in the

B-2

future may receive compensation for the rendering of these services, including having provided or providing certain treasury and trade management services and products to Intermec.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Honeywell and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under Honeywell’s $3.0 billion amended and restated five year credit agreement; (ii) having acted in 2011 as joint book-running manager for Honeywell’s $1.4 billion senior notes offerings and as a dealer manager in connection with a concurrent tender offer for certain outstanding notes; (iii) having provided or providing certain derivatives and foreign exchange trading services to Honeywell; and (iv) having provided or providing certain treasury and trade management services and products to Honeywell.

It is understood that this letter is for the benefit and use of the Board of Directors of Intermec (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Intermec Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

                                   INCORPORATED

B-3

Annex C

General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

Annex C-1

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

HEADQUARTERS OFFICE OF INTERMEC, INC. 6001 38TH AVENUE WEST EVERETT, WA 98203

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, March 18, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, March 18, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERMEC, INC. The Board of Directors unanimously recommends by those voting on these matters that you vote FOR the following:
			For	Against	Abstain

1. TO CONSIDER AND VOTE UPON A PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 9, 2012 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “MERGER AGREEMENT”), BY AND AMONG INTERMEC, INC., HONEYWELL INTERNATIONAL INC., AND HAWKEYE MERGER SUB CORP., A WHOLLY OWNED SUBSIDIARY OF HONEYWELL INTERNATIONAL INC.			☐	☐	☐

2. TO CONSIDER AND VOTE UPON ANY PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF DETERMINED NECESSARY BY INTERMEC, INC., TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT.			☐	☐	☐

3. TO CONSIDER AND VOTE ON A PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE “GOLDEN PARACHUTE” COMPENSATION PAYMENTS THAT WILL OR MAY BE PAID BY INTERMEC, INC. TO ITS NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

For address changes – please contact the transfer agent, Computershare at 1-888-216-7265.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

INTERMEC, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS MARCH 19, 2013

The undersigned stockholder(s) hereby appoint(s) Allen Lauer, Robert J. Driessnack and Yukio Morikubo, and each of them with power to act without the other and with power of substitution, as proxies, and hereby authorize(s) them to represent to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Intermec, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on March 19, 2013, at Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, Wilmington, DE 19801, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Special Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF THIS PROXY CARD IS SIGNED AND NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL THE PROPOSALS REFERRED TO ON THE REVERSE SIDE. THE PERSONS NAMED IN THIS PROXY ARE AUTHORIZED TO VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side